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As filed with the Securities and Exchange Commission on June 17, 2004.

Registration No. 333-114612

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMC GLOBAL INC.
(Exact name of registrant as specified in its charter)

Delaware	2874	36-3492467
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 South Saunders Road
Suite 300
Lake Forest, Illinois 60045
Telephone: (847) 739-1200
(Address, including ZIP Code, and telephone number,
including area code, of registrant's principal executive offices)

Mr. J. Reid Porter
Mary Ann Hynes, Esq.
Robert J. Pence, Esq.
100 South Saunders Road
Suite 300
Lake Forest, Illinois 60045
Telephone: (847) 739-1200
(Name, address, including ZIP Code, and telephone
number, including area code, of agent for service)

Copies to:

Mike Rosenwasser Vinson & Elkins L.L.P. 666 Fifth Avenue 26th Floor New York, New York 10103-0400 (212) 237-0019	Lawrence R. Samuels McGuireWoods LLP 150 North Michigan Avenue Suite 2500 Chicago, Illinois 60601-7567 (312) 750-8693

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective and the conditions to the merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated June 17, 2004

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP

100 South Saunders Road
Suite 300
Lake Forest, Illinois 60045

Dear unitholders of Phosphate Resource Partners Limited Partnership:

        We at Phosphate Resource Partners Limited Partnership, which we call the Partnership, invite you to attend the special meeting of partners described below. The special meeting will be held on                , 2004, at                        , at the Partnership's headquarters offices, 100 South Saunders Road, Lake Forest, Illinois 60045. The purpose of the special meeting is for you to vote on the merger of the Partnership with and into a subsidiary of IMC Global Inc., a Delaware corporation which we call IMC, that, if completed, will result in (i) your being entitled to receive 0.2 shares of common stock of IMC for each Partnership unit you hold and (ii) the Partnership being wholly-owned by IMC. We refer to this transaction as the merger. IMC's common stock is currently traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "IGL."

        In addition, IMC has agreed with Cargill, Incorporated to combine IMC with the fertilizer businesses of Cargill, Incorporated, a transaction we refer to as the Cargill combination, to create a new, publicly traded company which we refer to as Newco. Under the terms of the Cargill combination agreement, holders of IMC common stock will have the right to receive one share of Newco's newly issued common stock for each share of IMC common stock. Thus, if the Cargill combination is consummated following completion of the merger, you will be entitled to receive one share of Newco common stock for each share of IMC common stock that you receive in the merger. There is currently no market for shares of Newco common stock.

        We are 51.6% owned by IMC through two of its 100% owned subsidiaries. IMC now desires to acquire 100% of the units representing partnership interests in the Partnership. After careful consideration, the board of directors of the General Partner has approved the merger and the merger agreement and determined that the merger is advisable and in the best interests of the unitholders unaffiliated with IMC, and recommends that you vote for the merger.

        The board of directors of the General Partner designated a special committee for the purpose of considering the merger. The special committee retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we call Houlihan Lokey, to assist in its evaluation of the merger and the shares to be received by unitholders in the merger. The special committee also considered the fact that, following completion of the merger, the shares of IMC common stock to be received by the unitholders in the merger might be converted into shares of Newco common stock if the Cargill combination is consummated following the merger. The special committee recommended the merger to the board of directors based in part on the opinion of Houlihan Lokey that (i) the exchange ratio of 0.2 shares of IMC common stock per unit to be received by unitholders not affiliated with IMC in connection with the merger is fair from a financial point of view to such unitholders and (ii) the consideration to be received by the unaffiliated unitholders (in their capacity as IMC common stockholders) in connection with the Cargill combination, if the Cargill combination is consummated following completion of the merger, is fair from a financial point of view to such unitholders. Houlihan Lokey's opinion is dated as of February 26, 2004 and its determination is subject to the qualifications stated in that opinion, a summary of which is provided in the proxy statement/prospectus. A copy of the opinion of Houlihan Lokey is attached as Appendix A to this document. Please read all of it carefully.

        Since IMC and its affiliates control interests representing 81.3% of the Partnership, which consists of all of the general partner interest as well as a majority in interest of limited partner interests, approval of the merger by the holders of the requisite partnership interests is assured. This document provides information about the merger, the Cargill combination and related matters. It attaches a copy of the merger agreement as an appendix. This document also constitutes a prospectus by IMC for up to an aggregate of 10,016,129 shares of IMC common stock issuable pursuant to the merger. In addition, we have attached as an appendix the proxy statement/prospectus relating to the Cargill combination for you to read. However, we do not currently expect that the merger will be completed in time for you to vote on the Cargill combination as an IMC common stockholder.

        Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card. This will not prevent you from revoking your proxy at any time prior to the special meeting or from voting your units in person if you later choose to attend the special meeting.

        Promptly after completing the merger, we intend to mail to you a letter of transmittal detailing the process for surrendering your certificates or depositary units representing limited partner interests in the Partnership and receiving new certificates representing shares of IMC common stock. You will be entitled to receive cash in lieu of any fractional shares. In the event that the Cargill combination is consummated following completion of the merger but prior to mailing your IMC common stock certificates, your shares of IMC common stock would be converted into the right to receive shares of Newco common stock such that you would receive Newco common stock certificates.

Sincerely,
J. Reid Porter Chairman and Chief Executive Officer of PRP-GP LLC

        Please carefully consider the risks relating to the merger described in "Risk Factors" beginning on page 21 of this proxy statement/prospectus.

        Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of the IMC common stock to be issued pursuant to the merger under this proxy statement/prospectus or has determined whether the information contained in this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated            , 2004. It is first being mailed to the unitholders on or about            , 2004.

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about IMC and the Partnership from other documents filed with the Securities and Exchange Commission, referred to as the SEC, that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, please read "Where You Can Find More Information" beginning on page 87 of this proxy statement/prospectus.

        Copies of the information that is incorporated by reference is available on the SEC's Internet website found at http://www.sec.gov. IMC will provide you with copies of the information that is incorporated by reference into this proxy statement/prospectus, without charge, upon your written or oral request to:

Corporate Secretary
IMC Global Inc.
100 South Saunders Road, Suite 300
Lake Forest, Illinois 60045
Telephone: (847) 739-1200

        Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

        If you would like to request documents from IMC, please do so by                , 2004, in order to ensure that you will receive them before the special meeting.

Phosphate Resource Partners Limited Partnership
100 South Saunders Road
Suite 300
Lake Forest, Illinois 60045

NOTICE OF SPECIAL MEETING OF PARTNERS
TO BE HELD ON            , 2004

To the unitholders of
Phosphate Resource Partners Limited Partnership:

        This is a notice that a special meeting of the partners of Phosphate Resource Partners Limited Partnership, which we call the Partnership, will be held on                            , 2004, at                        , at the Partnership's headquarters offices, 100 South Saunders Road, Lake Forest, Illinois 60045.

        PRP-GP LLC, a Delaware limited liability company which we call the General Partner, is the administrative managing general partner of the Partnership. The General Partner is a direct 100% owned subsidiary of IMC Global Inc., a Delaware corporation which we call IMC, and owns 51.58% of the partnership interests in the Partnership. FMRP Inc., a Delaware corporation which we call the Special General Partner, is the special general partner of the Partnership. The Special General Partner is a direct 100% owned subsidiary of IMC and owns .02% of the partnership interests in the Partnership. Together, the General Partner and Special General Partner as IMC affiliates, which we refer to as the affiliates, collectively own a 51.6% interest in the Partnership.

        The purpose of the special meeting is for you to consider and vote on the following matters:

        1.     A proposal to approve a merger and an Agreement and Plan of Merger dated as of March 17, 2004, among IMC, the General Partner, the Special General Partner, Phosphate Acquisition Partners L.P. and the Partnership, which we refer to as the merger agreement. Phosphate Acquisition Partners L.P., which we call Merger Sub, is a newly formed Delaware limited partnership and wholly-owned subsidiary of IMC, created solely for the purpose of the merger. If this proposal is approved, the Partnership will merge with and into Merger Sub, with Merger Sub surviving the merger, and each unit representing a limited partner interest in the Partnership, other than the units representing limited partner interests held by the affiliates, will be converted into the right to receive 0.2 shares of common stock, par value $1.00 per share, of IMC. This exchange ratio was proposed by IMC and agreed to by the special committee of the board of directors of the General Partner. IMC will not issue fractional shares to any unitholder upon completion of the merger. Instead, unitholders will be entitled to receive cash in lieu of any fractional shares. The affiliates will not receive any shares of IMC common stock for their units. Upon approval of the merger proposal and satisfaction of the other conditions set forth in the merger agreement, the Partnership will complete the merger. We refer to the transactions contemplated by the merger and merger agreement as the merger.

        In addition, IMC has agreed with Cargill, Incorporated to combine IMC with the fertilizer businesses of Cargill, Incorporated, which transaction we call the Cargill combination, to create a new, publicly traded company. Under the terms of the Cargill combination agreement, holders of IMC common stock would have the right to receive one common share of the new company's newly issued stock for each share of IMC common stock. Thus, if the Cargill combination is consummated following completion of the merger, the one share of IMC common stock that you receive in the merger for each five units of the Partnership will be converted into the right to receive one share of common stock of the new company. Completion of the merger is a condition to the Cargill combination, although completion of the merger is not dependent upon completion of the Cargill combination.

        2.     Other business that properly comes before the special meeting or any adjournments or postponements of the special meeting. We are not aware of any other business for the special meeting.

        You are urged to carefully read the accompanying proxy statement/prospectus which contains information about the merger, the Cargill combination and related matters and includes a copy of the merger agreement.

        The General Partner has set the close of business on            , 2004, as the record date to identify the partners who are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

        If you do not send in your proxy card or vote at the special meeting, it will have the same effect as if you voted against the merger.

        You are requested to sign, vote and date the enclosed proxy card and return it promptly in the enclosed, self-addressed, postage prepaid envelope, even if you expect to be present at the special meeting, so that your units representing partnership interests may be represented at the meeting. You can revoke your proxy or change your vote at any time before or at the special meeting as described in the accompanying proxy statement/prospectus. If your units are held in an account at a brokerage firm or bank, you must instruct the firm or bank how to vote your units. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the approval of the merger.

By order of the board of directors of the General Partner of Phosphate Resource Partners Limited Partnership,
, 2004
Robert J. Pence Secretary

TABLE OF CONTENTS

Questions and Answers About the Merger and the Cargill Combination	iii
Summary of the Proxy Statement/Prospectus	1
Selected Historical Financial Data of IMC	12
Selected Historical Financial Data of the Partnership	14
Selected Unaudited Pro Forma Condensed Consolidated Financial Data of IMC	16
Comparative Per Share and Per Unit Data	20
Risk Factors	21
Risk Factors Relating To the Merger	21
Risk Factors Associated With An Investment In IMC	23
Risk Factors Relating to IMC's Business	24
Risks Related to IMC's Indebtedness Following Completion of the Merger	27
Special Factors	29
Background of the Merger	29
Purposes, Alternatives, Reasons and Effects of the Merger	36
Benefits, Plans for the Partnership, Partner Approval and Appraisal Rights	38
Agreement with Alpine	38
Registration Rights Agreement	39
Recommendation of General Partner	39
Recommendation of the Special Committee	40
Fairness Opinion of Houlihan Lokey	43
Forward-Looking Statements	55
The Merger	56
General	56
Distribution of IMC Common Stock	56
Procedures for Exchange of Certificates or Depositary Receipts Representing Units	56
Certain Litigation Related to the Merger	57
Fractional Shares	58
Material U.S. Federal Income Tax Consequences	58
Tax Consequences of the Merger	59
Tax Consequences of the Cargill Combination	60
Accounting Treatment	60
Effect of the Merger on Unitholders Who Do Not Vote in Favor of the Merger; No Appraisal or Dissenters' Rights	60
Termination of Registration and Reporting Requirements	61
Source of Funds	61
The Merger Agreement	62
Structure; Effective Time	62
Effects of the Merger	62
Conduct of Business Prior to the Merger	62
Other Agreements	62
Representations and Warranties of IMC, the General Partner, the Special General Partner and the Partnership	63
Conditions to the Merger	63
Termination of the Merger Agreement and the Merger	64
Amendments; Waivers	65
The Cargill Combination	66
The Special Meeting	67
Date, Time and Place	67
Purpose	67
Record Date; Voting Rights and Proxies	67
Revocation of Proxies	68
Solicitation of Proxies	68
Unit Exchange; Cancellation of Units	69
Quorum	69
Required Vote; Broker Non-Votes	70
Local Laws	70
Broker Instructions	70
No Appraisal or Dissenters' Rights	70
Comparative Per Share Market Price and Dividend Information	71
Interests of IMC, the Partnership, the General Partner and Their Directors and Officers	72
Conflicting Duties of the General Partner, Individually and as General Partner	72
Financial Interests of Directors and Officers	72
Resolution of Conflicts of Interest	72
Ownership of Units	73

i

Transactions and Agreements Among IMC, the Partnership, the General Partner and Their Directors and Officers	75
IMC	76
IMC PhosFeed	76
IMC Potash	77
Newco	78
The Partnership	78
Comparison of Rights of Stockholders and Partners	79
Legal Matters	87
Independent Auditors	87
Where You Can Find More Information	87
Appendix A—Fairness Opinion of Houlihan Lokey	A-1
Appendix B—Agreement and Plan of Merger	B-1
Appendix C—Proxy Statement/ Prospectus Relating to the Cargill Combination	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE CARGILL COMBINATION

        The following are some questions you, as a unitholder of the Partnership, may have regarding the merger and the Cargill combination, and answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus and the appendices, because they contain additional information not contained in this summary.

Q:    What is the merger?

A:    IMC is proposing a merger pursuant to an Agreement and Plan of Merger, dated as of March 17, 2004, to which IMC, PRP-GP LLC, our administrative managing general partner owning a 51.58% interest in the Partnership which we refer to as the General Partner, FMRP Inc., our special general partner owning a .02% interest in the Partnership which we refer to as the Special General Partner, a newly formed subsidiary of IMC which we call Merger Sub, and the Partnership are parties. In connection with the merger, the Partnership will be merged with and into Merger Sub, which will result in the Partnership becoming part of Merger Sub, which is and will be following the merger a wholly-owned subsidiary of IMC.

Q:    What is the Cargill combination?

A:    Pursuant to the Cargill combination agreement, IMC has agreed with Cargill, Incorporated, which we refer to as Cargill, to combine IMC with the fertilizer businesses of Cargill to create a new, publicly traded company which we call Newco. If the Cargill combination is consummated, the Partnership will become an indirect, wholly-owned subsidiary of Newco.

Q:    What are the classes and amounts of securities sought in connection with the merger?

A:    IMC is seeking to purchase by means of the merger all of the outstanding units representing limited partner interests in the Partnership that are not currently owned by the General Partner or the Special General Partner, which we refer to as the affiliates.

Q:    Can the number of shares of IMC common stock to be issued for each unit of the Partnership pursuant to the merger change between now and the time the merger is completed?

A:    No. The exchange ratio is a fixed ratio, which means that it will not change even if the trading price of the Partnership units or IMC common stock changes between now and the time the merger is completed.

Q:    What is the purpose of the merger?

A:    The purpose of the merger is to enable IMC to acquire the entire equity interest in the Partnership.

Q:    What are the conditions for completing the Cargill combination?

A:    The following conditions, among others, need to be met in order to complete the Cargill combination: (1) regulatory approval in the United States, Brazil, and Canada (with other required foreign regulatory consents or waiting periods having been obtained or expired, respectively, in each of Austria, China, Germany, Italy and South Korea as of the date of this document); (2) the approval of IMC's common stockholders; (3) completion of the merger; and (4) satisfaction of other customary closing conditions. Thus, completion of the merger is a condition to completion of the Cargill combination, although completion of the merger is not dependent on completion of the Cargill combination.

Q:    When do you expect the merger to be completed?

A:    The Partnership and IMC are working to complete the merger as soon as possible after the special meeting and after receipt of regulatory approvals. The Partnership hopes to complete the merger in the summer of 2004.

Q:    Will I have the right to vote for or against the Cargill combination?

A:    No. Only common stockholders of IMC who hold their shares as of the record date for the special meeting of IMC will have the right to vote for or against the Cargill combination. IMC does not currently expect that the merger will be completed before the record date for the special meeting of IMC.

Q:    What is the market value of my units as of a recent date?

A:    On June     •    , 2004, the last full trading day before the date this proxy statement/prospectus was filed, the closing price of the units reported on the New York Stock Exchange was $    •    per unit.

Q:    Should I send in my certificates representing units now?

A:    No. After the completion of the merger, you will receive a letter explaining what to do with your certificates, depositary receipts or other indications of ownership of units in the Partnership in order to receive the applicable number of shares of IMC common stock. In the event that the Cargill combination is consummated following the merger but prior to mailing of the certificates representing your shares of IMC common stock, your shares of IMC common stock would be converted into the right to receive shares of Newco common stock and you would be entitled to receive certificates representing shares of Newco common stock.

Q:    What if I cannot find my certificate or depositary receipt representing units?

A:    There will be a procedure for you to receive shares of IMC common stock pursuant to the merger, even if you have lost one or more of your certificates or depositary receipts representing units. This procedure, however, may take time to complete. In order to ensure that you will be able to receive your shares of IMC common stock promptly after the transaction is completed, if you cannot locate your certificates or depositary receipts representing units after looking for them carefully, we urge you to contact Mellon Investor Services, the Partnership's transfer agent, as soon as possible and follow the procedure for replacing your certificate or depositary receipt representing units. Mellon Investor Services can be reached at 1-800-851-9677, or you can write to Mellon Investor Services at the following address:

  85 Challenger Road
  Ridgefield Park, New Jersey 07660
  www.melloninvestor.com

Q:    How do I vote?

A:    After reading this document, please fill out and sign your proxy card. You are requested to then mail your signed proxy card in the enclosed return envelope as soon as possible so that your units will be represented at the special meeting.

Q:    What happens if I return a proxy card without indicating my vote?

A:    Returning your proxy card without indicating your vote will have the same effect as voting for the merger.

Q:    May I vote in person?

A:    Yes. You may attend the special meeting and vote your units in person, rather than signing and mailing your proxy card.

Q:    May I change my vote after I have mailed my signed proxy card?

A:    Yes. You may revoke your vote at any time before your proxy is voted at the special meeting by following the instructions beginning on page 67. You may also change your vote by sending in a new proxy card or by attending the special meeting and voting in person.

Q:    What happens to my future cash distributions following the merger?

A:    Once the merger is completed and you are entitled to receive shares of IMC common stock, you will not receive any future distributions on your units, although as a stockholder of IMC, you will receive your proportionate share of any dividend declared by IMC's board of directors. The amount of dividends, if any, paid by IMC in the future will depend on general business conditions, IMC's financial condition and earnings, and other factors. IMC's board of directors has not declared dividends to the holders of IMC common stock since the quarter ended September 30, 2003.

Q:    Who can help answer my questions?

A:    If you have any questions about the merger, please call David A. Prichard, IMC's Vice President, Investor and Corporate Relations, at (847) 739-1810.

v

The Partnership and the Merger — set forth below is a diagram that illustrates the ownership of the Partnership and the parties to the merger prior to the effectiveness of the merger.

THE MERGER

Post-Merger — set forth below is a diagram that illustrates the effect of the merger (without taking into account the Cargill combination).

POST-MERGER STRUCTURE

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

        This summary and the preceding questions and answers highlight the material information in this proxy statement/prospectus, but may not contain all of the information that is important to you. To understand the merger and the Cargill combination and to obtain a more detailed description of the legal terms of the merger and the Cargill combination, you are urged to carefully read this entire document, including the proxy statement/prospectus relating to the Cargill combination included as Appendix C to this proxy statement/prospectus, and the documents described in "Where You Can Find More Information" beginning on page 87 of this proxy statement/prospectus.

        Throughout this proxy statement/prospectus, we use a number of terms for convenience of the reader, as follows. When we use the term:

  •
  the "Partnership," "we," "us," or "our," we are referring to Phosphate Resource Partners Limited Partnership, including its predecessors, unless the context otherwise requires;

  •
  "IMC," we are referring to IMC Global Inc.;

  •
  "General Partner," we are referring to PRP-GP LLC, the administrative managing general partner of the Partnership;

  •
  "Special General Partner," we are referring to FMRP Inc., the special general partner of the Partnership;

  •
  "affiliates," we are referring to the General Partner and the Special General Partner;

  •
  "units," we are referring to units representing limited partner interests in the Partnership;

  •
  "partnership interests," we are referring to units and to general partner interests, collectively, in the Partnership;

  •
  "merger," we are referring to the merger of the Partnership with and into Merger Sub;

  •
  "merger agreement," we are referring to the Agreement and Plan of Merger among IMC, the General Partner, the Special General Partner, Merger Sub and the Partnership;

  •
  "Merger Sub," we are referring to Phosphate Acquisition Partners L.P., a newly formed Delaware limited partnership and wholly-owned subsidiary of IMC created solely for the purpose of the merger;

  •
  "Cargill," we are referring to Cargill, Incorporated;

  •
  "Cargill combination," we are referring to the transactions described in the proxy statement/prospectus attached to this document as Appendix C, whereby IMC will combine with the fertilizer businesses of Cargill;

  •
  "Cargill Fertilizer Businesses," we are referring to the fertilizer businesses of Cargill; and

  •
  "Newco," we are referring to the new, publicly-traded company that will be created as a result of the Cargill combination. Prior to the completion of the Cargill combination, Newco's corporate name is expected to be changed from Global Nutrition Solutions, Inc., to a name that has yet to be determined.

        This summary and the balance of this proxy statement/prospectus contain forward-looking statements about events that are not certain to occur as described or at all, and you are cautioned not to place undue reliance on those statements. Please carefully read "Forward-Looking Statements" beginning on page 55 of this proxy statement/prospectus.

Summary of the Merger
and the Cargill Combination

        As described below, IMC is offering to purchase all of the outstanding units representing limited partner interests of the Partnership (other than units representing interests held by IMC affiliates) by means of the merger. In addition, IMC has agreed with Cargill to combine IMC with the fertilizer businesses of Cargill to form a new, publicly traded company which we call Newco. If the Cargill combination is consummated following completion of the merger, each share of IMC common stock that you receive pursuant to the merger would be converted into the right to receive one share of Newco common stock. IMC is hopeful that the Cargill combination, if it is to occur, will take place immediately after the merger. However, it is possible that the Cargill combination may occur some time after the merger, or may not occur at all. If the Cargill combination does not occur, you will not receive any shares of Newco common stock. The merger, once the vote is obtained at the special meeting and all conditions are satisfied or waived, will occur irrespective of whether the Cargill combination occurs.

The Merger

        IMC proposes to acquire us by merging the Partnership with and into a newly-formed subsidiary, Phosphate Acquisition Partners L.P., which we call Merger Sub. Merger Sub will be the survivor of the merger. All of the units representing limited partner interests of the Partnership, other than any interests held by the General Partner and the Special General Partner, which we refer to as the affiliates, will be converted into the right to receive shares of IMC common stock.

        The number of shares of IMC common stock that IMC will issue for all outstanding units not held by the affiliates, if the merger is approved and completed, will be based on an exchange ratio of 0.2 shares of IMC common stock for each unit, which we call the merger exchange ratio, as described below. The merger exchange ratio was proposed by IMC and agreed to by the special committee of the board of directors of the General Partner. The special committee recommended that the board of directors of the General Partner approve the merger after consultation with its own legal and financial advisors. The financial advisor to the special committee rendered an opinion that the merger consideration is fair from a financial point of view to the unitholders unaffiliated with IMC.

The Cargill Combination

        Under the terms of the agreement governing the Cargill combination, which we refer to as the Cargill combination agreement, IMC will merge with GNS Acquisition Corp., a wholly owned subsidiary of Newco. In that merger, IMC stockholders will be entitled to receive one share of Newco common stock for each share of IMC common stock owned. In addition, holders of shares of IMC's 7.50% mandatory convertible preferred stock will be entitled to receive one share of 7.50% mandatory convertible preferred stock of Newco for each share they hold. The Cargill combination agreement also provides for Cargill and its affiliates to contribute equity interests in entities owning Cargill's fertilizer businesses, referred to as the Cargill Fertilizer Businesses, to Newco immediately prior to the merger between IMC and GNS Acquisition Corp. In consideration for the contribution, Cargill and its affiliates will receive shares of Newco common stock, plus shares of Newco's Class B common stock. After completion of the transactions contemplated by the Cargill combination agreement:

  (i)
  IMC's common stockholders will own 33.5% of the outstanding shares of Newco common stock;

  (ii)
  Cargill and its affiliates will own 66.5% of the outstanding shares of Newco common stock;

  (iii)
  Cargill and its affiliates will own 5,458,955 shares of Newco Class B common stock; and

  (iv)
  IMC's preferred stockholders will own all 2,750,000 shares of Newco's 7.50% preferred stock.

The Companies Party to the Merger

        IMC, the General Partner and the Partnership are the principal parties to the merger. Below is a brief description of each.

IMC Global Inc.
100 South Saunders Road
Suite 300
Lake Forest, Illinois 60045
Telephone: (847) 739-1200

        IMC, a Delaware corporation incorporated in 1987, is one of the world's leading producers and distributors of crop nutrients to the domestic and international agricultural communities, and one of the foremost manufacturers and distributors of animal feed ingredients worldwide. In 1997, IMC merged with Freeport-McMoRan, Inc., with IMC surviving, and IMC became the administrative managing general partner of the Partnership. IMC mines, processes and distributes potash in the United States and Canada and is the majority joint venture partner in IMC Phosphates Company, which we refer to as IMC Phosphates, a leading producer, marketer and distributor of phosphate crop nutrients and animal feed ingredients.

        IMC's current operational structure consists of two continuing operating business units which correspond to its major product lines and reportable business segments: IMC PhosFeed and IMC Potash. IMC PhosFeed is a leading United States miner of phosphate rock, one of the primary raw materials used in the production of concentrated phosphates, as well as a leading United States producer of concentrated phosphates. IMC Potash mines, processes and distributes potash in the United States and Canada. IMC's continuing operations are located in North America.

        IMC's common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "IGL." In addition, shares of IMC 7.50% preferred stock are also listed on the New York Stock Exchange under the symbol "IGLPRM." IMC prepared this proxy statement/prospectus to register with the SEC the shares of IMC common stock that unitholders will receive upon completion of the merger. Please read "IMC" on page 76 of this proxy statement/prospectus for more information about IMC.

        IMC files annual, quarterly and special reports, proxy statements and other information with the SEC. Those SEC filings are available to you. Please read "Where You Can Find More Information" on page 87 of this proxy statement/prospectus.

PRP-GP LLC
100 South Saunders Road
Suite 300
Lake Forest, Illinois 60045
Telephone: (847) 739-1200

        The General Partner is a 100% owned subsidiary of IMC and serves as the administrative managing general partner of the Partnership. The General Partner owns a 51.58% interest in the Partnership. Of the seven members of the board of directors of the General Partner, four are officers of IMC or its subsidiaries. The three members of the board of directors of the General Partner independent of the interests of IMC comprise the special committee.

Phosphate Resource Partners Limited Partnership
100 South Saunders Road
Suite 300
Lake Forest, Illinois 60045
Telephone: (847) 739-1200

        The Partnership, through our joint venture investment in IMC Phosphates, is one of the world's largest and lowest cost producers, marketers and distributors of phosphate crop nutrients and animal feed ingredients, with operations in central Florida and on the Mississippi River in Louisiana.

        IMC Phosphate's business includes the mining and sale of phosphate rock and the production, marketing and distribution of phosphate crop nutrients and animal feed ingredients. IMC Phosphates was formed as a joint venture partnership in July 1993 when the Partnership and IMC contributed their respective phosphate crop nutrients businesses to IMC Phosphates. IMC Phosphates is 41.5% owned by the Partnership and 58.5% owned by IMC. As a result of IMC's 51.6% indirect ownership interest in the Partnership, IMC's total interest in IMC Phosphates is 79.9%.

        The Partnership's units are publicly traded on the New York Stock Exchange under the symbol "PLP." The Partnership has not paid any distributions to its unitholders since the quarter ended December 31, 1999. As referred to in the Partnership's Annual Reports on Form 10-K for the years ended December 31, 2003 and December 31, 2002, the Partnership anticipates that for the foreseeable future any available cash will be used to reduce outstanding debt owed to IMC.

Newco

Global Nutrition Solutions, Inc.
c/o Cargill, Incorporated
15615 McGinty Road West
Wayzata, MN 55391
(952) 742-7575

        Newco is a Delaware corporation which was formed under the name Global Nutrition Solutions, Inc. on January 23, 2004 for the purpose of effecting the Cargill combination. Prior to the completion of the Cargill combination, Newco's corporate name is expected to be changed to a name that has yet to be determined. Newco is currently owned 66.5% by Cargill and 33.5% by IMC. Upon completion of the Cargill combination, it is expected that shares of Newco common stock and Newco 7.50% preferred stock will be listed on the New York Stock Exchange. To date, Newco has not conducted any activities other than those incident to its formation, the execution of the Cargill combination agreement and preparation of the proxy statement/prospectus related to the Cargill combination that appears as Appendix C to this proxy statement/prospectus.

Benefits and Disadvantages to the Unitholders

        We believe the merger and, if it is consummated thereafter, the Cargill combination, provide the following benefits to unitholders:

  •
  Liquidity. Although the units are listed on the New York Stock Exchange, the trading volume is relatively low. We believe the potential buyers of units are few.

    The receipt by unitholders of IMC common stock pursuant to the merger or Newco common stock in exchange for such shares of IMC common stock if the Cargill combination is consummated following completion of the merger will provide greater liquidity to the unitholders due to the greater float and greater trading volume that currently exist for the shares of IMC common stock or that are expected to exist for the shares of Newco common stock. For example, following the merger, the unitholders unaffiliated with IMC will own, in the aggregate, only 7.1% of the shares of IMC common stock, and if the Cargill combination is consummated, only 2.4% of the shares of Newco common stock. All unitholders will be entitled to receive IMC common stock in exchange for their units shortly after completion of the merger. If the Cargill combination is consummated following the merger, such shares of IMC common stock would be converted into the right to receive shares of Newco common stock. Shares of IMC common stock issued pursuant to the merger, or shares of Newco common stock issued pursuant to the Cargill combination if the Cargill combination is consummated, will be freely transferable and listed on the New York Stock Exchange.

  •
  Continued Opportunity to Participate in Phosphates Recovery. The merger and, if consummated thereafter, the Cargill combination, through IMC's and Newco's participation in the phosphate business, will permit unitholders to continue to participate in the upside potential of any future recovery of the phosphate industry.

  •
  Expanded Operations Base. The merger will provide the unitholders with an asset base, through ownership of shares of IMC common stock, which is substantially larger and more geographically diversified than that of the Partnership. The Partnership's operations, through IMC Phosphates, are located in central Florida and in Louisiana whereas IMC's operations span the United States and Canada. If the Cargill combination is consummated, the combination of IMC's phosphate, feed phosphates and potash businesses with Cargill's phosphate, feed phosphates and nitrogen production and global distribution operations will create a full service global fertilizer company. Newco will operate phosphate production facilities in Florida and Louisiana in the United

    States, and potash production facilities in Saskatchewan, Canada, as well as in New Mexico and Michigan in the United States. It also will be a 50% owner in Saskatchewan-based Saskferco Products, Inc., one of the world's most efficient nitrogen production facilities, have equity interests and phosphate production facilities in Brazil and China, and operate key distribution facilities in 11 countries serving customers in 33 countries.

  •
  Elimination of Partnership Tax Reports. The merger will eliminate the unitholders' Schedule K-1 tax reports for the Partnership for tax years after the merger occurs. This is expected to simplify the unitholders individual tax return preparation and reduce preparation costs.

        We also considered the following disadvantages of the merger and, if it is consummated thereafter, the Cargill combination to the unitholders:

  •
  Double-Taxation as a Corporation. Under Federal income tax law, a corporation's stockholders are subject to federal income tax on the corporation's taxable income that is distributed to them in addition to the taxes the corporation must pay on its taxable income. As a result, your investment in IMC will be subject to taxation at both the corporate and stockholder levels (i.e., "double taxation").

  •
  Potential Tax Gain or Loss. Once you are entitled to receive shares of IMC common stock and cash in lieu of any fractional shares in the merger, you will recognize gain or loss equal to the difference between the value of the IMC common stock plus any cash you are entitled to receive, and your tax basis in the units of the Partnership. Prior distributions in excess of the total net taxable income you were allocated with respect to your units in the Partnership, which decreased your tax basis in those units, will, in effect, become taxable income to you if the value of the common stock plus cash received is greater than your tax basis in your Partnership units, even if the value of such common stock is less than the original cost of your Partnership units. Any gain will be subject to tax, which tax will likely exceed any cash you will be entitled to receive pursuant to the merger. Any loss will likely be a capital loss and capital losses of individuals can only be used to offset capital gains and $3,000 per year of ordinary income.

Fractional Shares

        IMC will not issue fractional shares to any unitholder upon completion of the merger. Instead, each holder entitled to receive a fractional share will be entitled to receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the exchange agent on behalf of all such holders of the aggregate of the fractional shares of IMC common stock that would otherwise be issued.

Risk Factors

        Please carefully consider the risks relating to the merger described in "Risk Factors" on page 21 of this proxy statement/prospectus. These include, among others:

  •
  IMC, the General Partner and their directors and officers may have interests that differ from your interests and these interests may have influenced their decision to approve and recommend the merger.

  •
  The General Partner believes it is not subject to a duty of fairness in submitting the merger for partner approval.

  •
  Litigation challenging the merger may delay or block the merger.

  •
  There is a fixed exchange ratio for IMC common stock and thus a potential loss of the premium estimated at the time the merger agreement was executed.

  •
  Dividends, if any, paid to IMC stockholders are taxed at two levels.

  •
  IMC's operating results are highly dependent and fluctuate upon conditions in agriculture and international markets which are outside of IMC's control. This may hurt IMC's common stock price.

  •
  IMC's crop nutrients and other products are subject to price volatility resulting from periodic imbalances of supply and demand, which may cause IMC's future results of operations to fluctuate and hurt IMC's common stock price.

  •
  IMC may be adversely affected by the environmental regulations to which IMC is subject. In addition, IMC has potential environmental liabilities that may have a material adverse effect on its business, financial condition and results of operations.

        You may also want to read and carefully consider the risk factors related to the Cargill combination described in the proxy statement/prospectus relating to the Cargill combination that appears as Appendix C to this proxy statement/prospectus.

Recommendation to Unitholders

        On February 23, 2004, a special committee of the board of directors of the General Partner, comprised of Messrs. John F. Chlebowski, Raymond M. Neihengen and James W. Goodrich, each with interests independent of IMC, unanimously recommended that the board of directors of the General Partner and the unitholders unaffiliated with IMC should vote to approve the merger. That determination was made irrespective of whether (i) you receive shares of IMC common stock for your units, or (ii) following the merger the Cargill combination is consummated and you receive shares of Newco common stock in exchange for the shares of IMC common stock that you received in the merger. The board of directors of the General Partner, in part based on the recommendation of the special committee, determined that the merger and the merger agreement are fair to you and in your best interests, and recommends that you, as an unaffiliated unitholder, vote for the merger.

Conflicts of Interest

        Although the board of directors of the General Partner has attempted to fulfill its fiduciary duties to you, the board of directors may have had conflicting interests in evaluating the merger. We therefore encourage you not to rely solely on the recommendation of the board of directors in determining whether to approve the merger proposal, but rather to independently consider the information included herein as well as other information about the Partnership.

No Duty of Fairness

        The General Partner believes that the merger is fair to unitholders. The General Partner utilized the special committee that, in turn, engaged independent legal and financial advisors, to act on behalf of the unaffiliated unitholders primarily (i) to mitigate the potential conflict of interest between the General Partner and the unitholders in determining the appropriate amount of consideration that would be received pursuant to the merger and (ii) to assist the General Partner in determining whether to recommend approval of the merger to unitholders. However, in using the special committee, the General Partner did not intend to undertake, and the disclosures in this proxy statement/prospectus should not be read to create, a voluntary duty to ensure on behalf of the unitholders that the terms of the merger are fair to unitholders. Delaware law provides that a partnership agreement can limit the nature, scope and applicability of fiduciary duties that would otherwise apply. Here, the Partnership's partnership agreement provides that in the absence of bad faith by the General Partner, any action taken by the General Partner shall not constitute a breach of the partnership agreement or a breach of any standard of care or duty otherwise imposed by Delaware law.

        Federal securities rules require full and accurate disclosure of the merger. The Partnership, the General Partner and their respective officers and directors do not disclaim any duties imposed upon them under the Federal securities laws.

        One Delaware court has ruled that misleading disclosure concerning the role of an independent counsel and assurance of fairness can result in the voluntary assumption of a duty to ensure the fairness of the transaction under state law. For this reason, the General Partner is affirmatively disclosing that it is assuming no such duty. The General Partner's belief that it has not undertaken a voluntary duty to ensure on behalf of the unitholders that the terms of the merger are fair to unitholders is based upon its understanding of Delaware law.

Fairness

        In deciding to approve the merger, the board of directors of the General Partner decided that the merger and the merger agreement are advisable, fair to you as a unitholder unaffiliated with IMC, and in your best interests based on a variety of factors. These factors include:

  •
  The terms of the merger as set forth in the merger agreement, including the merger exchange ratio;

  •
  The comparison of the value of shares of IMC common stock offered pursuant to the merger, or if the Cargill combination is consummated following the completion of the merger, the value of shares of Newco common stock to be issued in exchange for shares of IMC common stock, to the anticipated market price of the units for the foreseeable future, particularly given the constraints on the Partnership's ability to generate sufficient cash to make distributions to unitholders, and the contemplated revision, including an increase to the interest rate, to the terms of the loans from IMC to the Partnership. For more information on contemplated revisions to the terms of the loans from IMC to the Partnership, please read "Special Factors—Background of the Merger—Historical Developments—Affiliated Loans to the Partnership" on page 30 of this proxy statement/prospectus.

  •
  The belief that the price offered by IMC is a fair price because of:

•
the premium associated with the merger consideration over the undisturbed price of the units prior to the December 23, 2003 disclosure that IMC was considering making a proposal to merge an affiliate with the Partnership, with each unit being converted into the right to receive 0.2 shares of IMC common stock;

•
the approval by Keystone, Inc., Alpine Capital, L.P., and the Anne T. and Robert M. Bass Foundation, which we call collectively the Alpine unitholders or Alpine—the dominant unitholder, unaffiliated with IMC and under no compulsion to sell—of the merger consideration;

•
the enhanced premium available to unitholders associated with the increase in value of the IMC common stock following the announcement of the Cargill combination;

•
the fairness of the process by which the board of directors of the General Partner determined that the merger is advisable, fair to you as a unitholder unaffiliated with IMC and in your best interest, irrespective of whether the Cargill combination is consummated following completion of the merger, including the establishment of and authority given to the special committee of the board of directors, and its engagement of independent financial and legal advisors; and

•
the recommendation of the special committee, which was based, in part, on the fairness opinion from Houlihan Lokey.

Fairness Opinion of Financial Advisor

        On February 26, 2004, Houlihan Lokey provided an opinion to the board of directors of the General Partner that (i) the consideration to be received by the unaffiliated unitholders in connection with the merger is fair to them from a financial point of view and (ii) the consideration to be received by the unaffiliated unitholders (in their capacity as IMC common stockholders) in connection with the Cargill combination, if the Cargill combination is consummated following completion of the merger, is fair to them from a financial point of view. These conclusions are subject to the assumptions, conditions, limitations and other matters that are set forth in the summary of the opinion beginning on page 44 of this proxy statement/prospectus, the full text of which is included as Appendix A to this proxy statement/prospectus and is incorporated into this document by reference. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. You are urged to read the full opinion carefully and in its entirety. At the direction of the special committee, the opinion of Houlihan Lokey was addressed to the entire board of directors of the General Partner. It is not a recommendation to you about how you should vote on matters relating to the proposed merger.

Material U.S. Federal Income
Tax Consequences

        Your receipt of shares of IMC common stock, together with any cash for fractional shares, will be a taxable event to you for United States federal income tax purposes and, in all likelihood, for state and local income tax purposes. That is true even if your shares of IMC common stock are immediately converted into shares of Newco common stock in the event the Cargill combination is consummated immediately following the merger. To the extent that the value of shares of IMC common stock and cash that you are entitled to receive pursuant to the merger exceeds your basis in your units, you will recognize a gain. Any such gain will be capital or ordinary depending on the nature of the assets owned by the Partnership. If your basis in the Partnership units exceeds the value of the shares of IMC common stock and any cash in lieu of fractional shares of IMC common stock that you are entitled to receive in the merger, then you will recognize a capital loss and, in some instances, ordinary income. The deductibility of capital losses is subject to certain limitations.

        Tax matters are very complicated. The tax consequences of the merger will depend on the facts of your own situation. We urge you to seek tax advice for a full understanding of all particular tax consequences to you.

Record Date; Voting Power

        You may vote at the special meeting for the Partnership if you owned units and are a partner in the Partnership as of the close of business on            , 2004. We call this date the record date. Your vote will represent all your percentage interest in the Partnership being voted for or against the merger proposal with one vote per unit.

        Whether or not you plan to attend the special meeting for the Partnership, please take the time to vote by completing and mailing to us the enclosed proxy card. This will not prevent you from revoking your proxy at any time prior to the special meeting or from voting your units in person if you later choose to attend the special meeting.

        We have attached as Appendix C to this proxy statement/prospectus the proxy statement/prospectus relating to the Cargill combination for your information. However, we do not currently expect that the merger will be completed in time for you to vote on the Cargill combination as an IMC common stockholder.

Vote Required to Approve the Merger

        Under the Delaware Revised Uniform Limited Partnership Act, unless a partnership agreement provides otherwise, a merger of a Delaware limited partnership requires the approval of (1) all general partners, and (2) limited partners owning more than 50% of the then-current percentage or other interest in the profits of the partnership owned by all limited partners. The Partnership's partnership agreement does not expressly address mergers, but generally requires a favorable vote of the partners holding a majority of the Partnership's outstanding partnership interests to approve matters requiring approval by partners.

        Under either standard, IMC and the affiliates have the interest necessary to approve the merger proposal even if all other unaffiliated unitholders vote against the merger because (i) the affiliates are all of the general partners of the Partnership, (ii) the affiliates control partnership interests representing more than a majority of the Partnership's outstanding partnership interests, and (iii) pursuant to an agreement dated December 19, 2003 between IMC and Alpine, the Alpine unitholders granted an irrevocable proxy to IMC to vote all of Alpine's units, which represent more than 50% of the interest in the profits of the Partnership owned by the only class of limited partners of the Partnership. IMC intends to vote the proxy from Alpine for approval of the merger. IMC also intends to direct the affiliates, and the affiliates intend, to vote their partnership interests for approval of the merger.

        Except as set forth above and in "Ownership of Units" on page 73 of this proxy statement/prospectus, none of IMC, the General Partner, the Special General Partner or, to the knowledge of the General Partner, any of their directors or executive officers, or any associate or subsidiary of IMC, the General Partner or the Special General Partner or any of their directors or officers beneficially owns any partnership interests of the Partnership or is otherwise entitled to vote any partnership interests.

Conditions to the Merger

        We will complete the merger only if the conditions of the merger agreement are satisfied or, if permitted, waived. These conditions include:

  •
  the partners' adoption and approval of the merger;

  •
  the absence of any law or court order that prohibits the merger; and

  •
  the receipt of all material approvals, authorizations and consents of all third parties, lenders and regulatory and governmental authorities.

        So long as we are legally permitted to do so, IMC and we may choose to complete the merger even though a condition has not been satisfied if the requisite partners have approved the merger.

Termination of the Merger Agreement

        IMC, the General Partner, the Special General Partner, the Partnership and Merger Sub may terminate the merger agreement, at any time, even after partner approval, by mutual written consent. Any of the parties may terminate the merger agreement in some circumstances, including the following:

  •
  the partners fail to approve the merger; or

  •
  if any applicable law, rule or regulation makes consummation of the merger illegal or otherwise prohibited.

        In addition, (1) the General Partner may terminate the merger agreement if the special committee, after consultation with outside legal counsel, determines that termination of the merger agreement is required for the board of directors to comply with its fiduciary duties and (2) IMC may abandon the proposed merger if an event occurs that causes or results in a material adverse effect on, among other things, the Partnership's business, operations, properties or prospects.

Effects of the Merger
on Unitholders Who Do Not Vote
In Favor of the Merger

        You will be bound by the merger if the requisite partnership interests vote for approval of the merger proposal, even if you vote against the merger. Following the merger, you will be entitled to receive an amount of IMC common stock based on the merger exchange ratio proposed by IMC and agreed to by the special committee of the board of directors of the General Partner. In the event that the Cargill combination is consummated following completion of the merger, your shares of IMC common stock would be converted into the right to receive shares of Newco common stock.

        As stated above in "Vote Required to Approve the Merger," IMC and the affiliates, together with Alpine's proxy, have the interest necessary to approve the merger proposal even if all other unaffiliated unitholders vote against the merger. Therefore, the merger will be approved irrespective of your vote or the vote of other unaffiliated unitholders. You will not have appraisal, dissenters' or similar rights in connection with the merger, even if you vote against the merger. Please see "The Special Meeting—No Appraisal or Dissenters' Rights" on page 70 of this proxy statement/prospectus.

Expenses and Fees

        The expenses and fees that we will incur in connection with the merger are expected to be approximately $     million in total. IMC has agreed to pay all expenses and fees in connection with the merger, whether or not the merger is completed.

Regulatory Approvals

        No federal or state regulatory requirements must be satisfied or approvals obtained in connection with the merger as described in this proxy statement/prospectus except (1) clearing the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as HSR, and (2) filing a certificate of merger with the Secretary of State of the State of Delaware.

Comparative Per Share Market Price

        On December 23, 2003, the last full trading day before the public announcement that IMC was considering making a proposal to merge an affiliate with the Partnership with each unit being converted into the right to receive 0.2 shares of IMC common stock, and of the agreement reached with the Alpine unitholders' to grant an irrevocable proxy to IMC in connection with the proposed merger, the units closed at $1.60 per unit.

        On January 15, 2004, the last full trading day before the public announcement of the board's authorization to make a merger proposal to the Partnership on the terms reached with the Alpine unitholders, the units closed at $2.19 per unit.

        On January 26, 2004, the last full trading day before the public announcement of the definitive agreement reached between Cargill and IMC to effect the Cargill combination, the units closed at $2.04 per unit.

        On March 1, 2004, the last full trading day before the public announcement that the board of directors of the General Partner unanimously approved the merger, the units closed at $2.31 per unit.

        On                        , 2004, the last full trading day before the mailing of this proxy statement/prospectus to the unitholders, the units closed at $        per unit. On that date, IMC's common stock closed at $          per share.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IMC

        IMC is providing the following financial information to assist you in your analysis of the financial aspects of the merger. IMC derived its annual historical financial information from the audited consolidated financial statements of IMC as of and for each of the years ended December 31, 1999 through 2003. The interim results set forth below as of and for the three months ended March 31, 2003 and 2004 are derived from IMC's unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal accruals, which IMC considers necessary for a fair presentation of the financial position and results of operations for these periods.

        The following table summarizes selected historical consolidated financial data of IMC. Please read this information in conjunction with IMC's audited consolidated financial statements and notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are part of IMC's Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, which are incorporated into this proxy statement/prospectus by reference, as well as other information that IMC has filed with the SEC. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of IMC.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2004	2003(a)	2003(b)	2002	2001(c)	2000(d)	1999(e)
	(in millions, except per share data)
Statement of Operations Data:
Net sales	$584.2	$552.1	$2,190.6	$2,057.4	$1,958.7	$2,095.9	$2,282.9
Cost of goods sold	505.4	516.0	2,009.4	1,794.4	1,769.8	1,767.2	1,843.5

Gross margin	78.8	36.1	181.2	263.0	188.9	328.7	439.4
Selling, general and administrative expenses	16.8	18.3	79.6	80.7	81.8	102.7	127.8
Gain on sale of operating assets	—	—	(31.3)	—	—	—	—
Goodwill write-down	—	—	—	—	—	—	432.0
Restructuring activity	—	3.4	6.5	—	11.0	(1.2)	163.3

Operating earnings (loss)	62.0	14.4	126.4	182.3	96.1	227.2	(283.7)
Interest expense	47.1	45.9	185.7	174.2	152.3	112.6	111.4
Foreign currency transaction (gain) loss	(4.6)	21.9	66.7	(0.7)	(4.3)	(7.2)	4.4
Gain on sale of securities	—	—	(47.9)	—	—	—	—
Debt refinancing (income) expense	—	2.9	28.1	0.9	21.7	—	(0.9)
Other (income) expense, net	8.8	1.9	1.6	8.1	19.5	3.1	(8.6)

Earnings (loss) from continuing operations before minority interest	10.7	(58.2)	(107.8)	(0.2)	(93.1)	118.7	(390.0)
Minority interest	(8.5)	(11.6)	(33.7)	(16.2)	(40.7)	(12.4)	(0.1)

Earnings (loss) from continuing operations before income taxes	19.2	(46.6)	(74.1)	16.0	(52.4)	131.1	(389.9)
Provision (benefit) for income taxes	7.6	(14.9)	(36.5)	29.8	(10.4)	46.8	141.7

Earnings (loss) from continuing operations	11.6	(31.7)	(37.6)	(13.8)	(42.0)	84.3	(531.6)
Loss from discontinued operations	(2.4)	—	(92.9)	(96.4)	—	(429.3)	(234.2)
Cumulative effect of a change in accounting principle (f)	—	(4.9)	(4.9)	—	(24.5)	—	(7.5)

Net earnings (loss)	$9.2	$(36.6)	$(135.4)	$(110.2)	$(66.5)	$(345.0)	$(773.3)

Earnings (loss) per common share (basic and diluted):
Earnings (loss) from continuing operations	$0.08	$(0.28)		$(0.37)	$(0.13)	$(0.36)	$0.73	$(4.64)
Loss from discontinued operations	(0.02)	—		(0.81)	(0.84)	—	(3.73)	(2.04)
Cumulative effect of a change in accounting principle (f)	—	(0.04)		(0.04)	—	(0.21)	—	(0.07)

Net earnings (loss) per common share available for common shareholders	$0.06	$(0.32)		$(1.22)	$(0.97)	$(0.57)	$(3.00)	$(6.75)

Balance Sheet Data (at period end):
Cash and cash equivalents	$1.5	$11.1		$76.8	$17.7	$248.7	$84.5	$80.8
Total assets	3,636.5	3,563.9		3,670.7	3,637.1	4,248.9	4,261.6	5,195.9
Long-term debt (including current maturities)	2,101.2	2,178.2		2,116.8	2,271.5	2,291.5	2,360.6	2,548.6
Total liabilities	3,112.4	3,161.2		3,144.1	3,245.4	3,698.9	3,586.2	4,115.8
Total stockholders' equity	524.1	402.7		526.6	391.7	540.7	675.4	1080.1
Other Financial Data:
Dividends declared per common share	$—	$0.02		$0.06	$0.08	$0.08	$0.32	$0.32
Depreciation, depletion and amortization from continuing operations	45.5	41.1		171.9	165.3	157.2	166.2	175.3
Capital expenditures	23.6	23.7		120.3	140.0	123.1	118.1	248.4
Book value per share (end of period)	4.53	3.50		4.59	3.42	4.72	5.88	9.43
Ratios of earnings to fixed charges and preferred stock dividends (g)	1.1x	(0.2	)x	0.5x	1.0x	0.4x	2.0x	(2.2)x

(a)
Operating results from continuing operations include charges of $3.4 million, $2.0 million after tax and minority interest, or $0.02 per share, as a result of an organizational restructuring program.

(b)
Operating results from continuing operations include restructuring charges of $6.5 million, $4.1 million after tax and minority interest, or $0.03 per share, as well as gains on the sale of assets of $79.2 million, $68.8 million after tax and minority interest, or $0.59 per share.

(c)
Operating results from continuing operations include special items of $17.4 million, $15.6 million after tax and minority interest, or $0.13 per share, primarily related to increased accruals for environmental liabilities and prior year income taxes, the Reorganization Plan and a non-cash gain resulting from marking to market a common equity forward purchase contract (as described in IMC's Annual Report on Form 10-K for the year ended December 31, 2003).

(d)
Operating results from continuing operations include a restructuring gain of $1.2 million, $0.6 million after tax and minority interest.

(e)
Operating results from continuing operations include special charges of $651.7 million, $677.7 million after tax and minority interest, or $5.91 per share, related to the Rightsizing Program (as described in IMC's Annual Report on Form 10-K for the year ended December 31, 2003), additional asset write-offs and environmental accruals, a goodwill write-down as well as a change in tax law.

(f)
On January 1, 2003, IMC adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which required legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. On June 30, 2001, IMC adopted Emerging Issues Task Force No. 00-19, Derivative Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, which required IMC to account for its common equity forward purchase contract as an asset or a liability, with changes in the value reflected in the consolidated statement of operations. On January 1, 1999, IMC adopted Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, which mandated that costs related to start-up activities be expensed as incurred. At the time of adoption of each of these pronouncements, IMC recognized a cumulative effect of a change in accounting principle.

(g)
Earnings consist of pre-tax earnings from continuing operations but before fixed charges. Fixed charges consist of interest on indebtedness, interest capitalized as part of fixed assets, amortization of debt expense and rent expense which is deemed representative of an interest factor. IMC's earnings were insufficient to cover fixed charges and preferred stock dividends by $58.2 million for the three months ended March 31, 2003, and $115.4 million, $93.1 million and $390.0 million for the years ended December 31, 2003, 2001 and 1999, respectively.

 SELECTED HISTORICAL FINANCIAL DATA OF THE PARTNERSHIP

        PLP is providing the following financial information to assist you in your analysis of the financial aspects of the merger. PLP derived its annual historical financial information from the audited consolidated financial statements of PLP as of and for each of the years ended December 31, 1999 through 2003. The interim results set forth below as of and for the three months ended March 31, 2003 and 2004 are derived from PLP's unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring accruals and the adoption of new accounting pronouncements accounts, which PLP considers necessary for a fair presentation of the financial position and results of operations for these periods.

        The following table summarizes selected historical consolidated financial data of PLP. Please read this information in conjunction with PLP's audited consolidated financial statements and notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are part of PLP's Annual Report on Form 10-K for the year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, which are incorporated in this proxy statement/prospectus by reference, as well as other information that PLP has filed with the SEC. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of PLP.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2004	2003(a)	2003(b)	2002	2001(c)	2000(d)	1999(e)
	(in millions, except per unit amounts)
Statement of Operations Data:
Equity in earnings (loss) of IMC Phosphates	$4.3	$(10.4)	$(18.0)	$18.2	$(18.4)	$28.9	$49.6
Earnings (loss) from continuing operations	$(14.6)	$(20.5)	$(56.9)	$(22.6)	$(71.3)	$(19.1)	$6.3
Loss from discontinued operations	—	—	—	—	—	—	(27.4)
Cumulative effect of a change in accounting principle	—	(13.6)	(13.6)	—	—	—	(2.6)

Loss	$(14.6)	$(34.1)	$(70.5)	$(22.6)	$(71.3)	$(19.1)	$(23.7)

Earnings (loss) per unit:
Earnings (loss) from continuing operations	$(0.14)	$(0.20)	$(0.55)	$(0.22)	$(0.69)	$(0.18)	$0.06
Loss from discontinued operations	—	—	—	—	—	—	(0.27)
Cumulative effect of a change in accounting principle	—	(0.13)	(0.13)	—	—	—	(0.02)

Loss per unit	$(0.14)	$(0.33)	$(0.68)	$(0.22)	$(0.69)	$(0.18)	$(0.23)

Distributions paid per publicly held unit:
Cash	—	—	—	—	—	0.09	0.43
Average units outstanding	$103.5	$103.5	103.5	103.5	103.5	103.5	103.5
Balance Sheet Data (as of December 31):
Total assets	$312.4	$312.8	$306.3	$337.6	$314.6	$336.2	$347.1
Long-term debt (including current maturities)	586.9	554.5	574.0	543.3	508.4	468.2	456.4
Partners' deficit	(433.0)	(384.4)	(420.3)	(349.6)	(330.8)	(255.8)	(227.4)

(a)
Equity in loss of IMC Phosphates includes the Partnership's share of a loss from a restructuring charge of $1.0 million, or $0.01 per unit. The Partnership's loss includes a cumulative effect of a change in accounting principle for the adoption of Statement of Financial Accounting Standards (SFAS) No. 143 Accounting for Asset Retirement Obligations.

(b)
Equity in loss of IMC Phosphates includes the Partnership's share of a gain from the sale of assets of $5.8 million, or $0.06 per unit, and a restructuring charge of $1.1 million, or $0.01 per unit. The Partnership's losses include a special charge of $2.5 million, or $0.02 per unit, for additional environmental accruals. The Partnership's loss includes a cumulative effect of a change in accounting principle for the adoption of SFAS No. 143.

(c)
Equity in loss of IMC Phosphates includes the Partnership's share of special charges of $4.9 million, or $0.05 per unit. The Partnership's losses include a special charge of $7.5 million, or $0.07 per unit, for additional environmental accruals.

(d)
Equity in earnings of IMC Phosphates includes the Partnership's share of a restructuring gain of $0.5 million, or $0.01 per unit.

(e)
Equity in earnings of IMC Phosphates includes the Partnership's share of special charges of $55.4 million, or $0.54 per unit. The Partnership's loss includes a cumulative effect of a change in accounting principle for the adoption of Statement of Position 98-5, Reporting on the Costs of Start-up Activities.

SELECTED UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL DATA OF IMC

        The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2004 and unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 and the three months ended March 31, 2004 have been prepared from the historical financial statements of IMC.

        The unaudited pro forma condensed consolidated financial data gives effect to accounting for the merger as a purchase transaction, based on the conversion of each unit of the Partnership that is not currently owned by the General Partner or the Special General Partner into 0.2 shares of IMC common stock. The unaudited pro forma condensed consolidated statements of operations presented herein have been prepared as if the merger occurred on January 1, 2003. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2004 reflects the merger as if it had occurred on March 31, 2004.

        The unaudited pro forma condensed consolidated financial data includes estimates and information currently available and is subject to change based on final purchase accounting of the merger. The unaudited pro forma condensed consolidated financial data is not necessarily indicative of the financial position or results which actually would have been attained if the merger had been consummated on the dates indicated above.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements of IMC and the Partnership incorporated herein by reference.

        For pro forma financial data relating to the Cargill combination, please read "Selected Unaudited Pro Forma Combined Financial Data" and "Unaudited Pro Forma Combined Condensed Financial Data" in the proxy statement/prospectus relating to the Cargill combination that is attached as Appendix C to this proxy statement/prospectus.

	For the Year Ended December 31, 2003
	Historical IMC(a)	Adjustments		Pro Forma Consolidated
	(in millions, except per share amounts)
Statement of Operations Data:
Net sales	$2,190.6	$—		$2,190.6
Cost of goods sold	2,009.4	2.4	(b)	2,011.8

Gross margins	181.2	(2.4)		178.8
Selling, general and administrative expenses	79.6	—		79.6
Gain on sale of operating assets	(31.3)	—		(31.3)
Restructuring charges	6.5	—		6.5

Operating earnings	126.4	(2.4)		124.0
Interest expense	185.7	2.0	(c)	187.7
Foreign currency transaction loss	66.7	—		66.7
Gain on sale of securities	(47.9)	—		(47.9)
Debt refinancing expense	28.1	—		28.1
Other expense, net	1.6	(0.1	)(d)	1.5

Loss from continuing operations before minority interest	(107.8)	(4.3)		(112.1)
Minority interest	(33.7)	33.7	(e)	—

Loss from continuing operations before taxes	(74.1)	(38.0)		(112.1)
Benefit for income taxes	(36.5)	(16.9	)(f)	(53.4)

Loss from continuing operations	$(37.6)	$(21.1)		$(58.7)

Loss from continuing operations available for common shareholders:
Loss from continuing operations	$(37.6)	$(21.1)		$(58.7)
Preferred stock dividends	(5.2)	—		(5.2)

	$(42.8)	$(21.1)		$(63.9)

Basic and diluted loss per share:
Loss from continuing operations available to common shareholders	$(0.37)	$(0.14)		$(0.51)

Basic and diluted weighted average number of shares outstanding	114.8			124.8

	For the Three Months Ended March 31, 2004
	Historical IMC(a)	Adjustments	Pro Forma Consolidated
	(in millions except per share amounts)
Net sales	$584.2	$—	$584.2
Cost of goods sold	505.4	0.7 (b)	506.1

Gross margins	78.8	(0.7)	78.1
Selling, general and administrative expenses	16.8	—	16.8

Operating earnings	62.0	(0.7)	61.3
Interest expense	47.1	0.5 (c)	47.6
Foreign currency transaction loss	(4.6)	—	(4.6)
Other expense, net	8.8	—	8.8

Earnings from continuing operations before minority interest	10.7	(1.2)	9.5
Minority interest	(8.5)	8.5 (e)	—

Earnings from continuing operations before taxes	19.2	(9.7)	9.5
Provision for income taxes	7.6	(3.6) (f)	4.0

Earnings from continuing operations	$11.6	$(6.1)	$5.5

Earnings from continuing operations available for common shareholders:
Earnings from continuing operations	$11.6		$5.5
Preferred stock dividend	(2.6)		(2.6)

	$9.0		$2.9

Basic and diluted earnings per share:
Earnings from continuing operations available to common shareholders	$0.08		$0.02

Basic weighted average number of shares outstanding	114.9		124.9
Diluted weighted average number of shares outstanding	116.0		126.0

	As of March 31, 2004
	Historical IMC(a)	Adjustments		Pro Forma Consolidated
	(in millions, except per share amounts)
Balance Sheet Data:
Assets:
Current assets:
Cash and cash equivalents	$1.5	$(2.0)	(g)	$(0.5)
Receivables, net	213.7	—		213.7
Inventories, net	354.1	—		354.1
Deferred income taxes	7.1	—		7.1
Other current assets	43.9	—		43.9

Total current assets	620.3	(2.0)		618.3
Property, plant and equipment, net	2,331.7	46.9	(b)	2,378.6
Goodwill	289.0	327.0	(l)	616.0
Other assets	395.5	(240.2	)(d)	155.3

Total assets	$3,636.5	$131.7		$3,768.2

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$175.4	$—		$175.4
Accrued liabilities	257.5	—		257.5
Short-term debt and current maturities of long-term debt	43.4	—		43.4

Total current liabilities	476.3	—		476.3
Long-term debt, less current maturities	2,057.8	4.1	(c)	2,061.9
Deferred income taxes	1.6	40.4	(h)	42.0
Other non-current liabilities	576.7	(26.2	)(i)	550.5
Stockholders' equity	524.1	113.4	(j)(k)	637.5

Total liabilities and stockholders' equity	$3,636.5	$131.7		$3,768.2

(a)
The amounts in the "Historical IMC" column are derived from IMC's audited financial statements for the year ended December 31, 2003, and the unaudited financial statements as of and for the three months ended March 31, 2004 which reflect the consolidation of 100% of the assets, liabilities and operating results of the Partnership and IMC Phosphates with adjustment related to the impact of the minority interests reflected as a line item on the statement of operations and included in "Other assets" on the balance sheet. The pro forma adjustments eliminate the minority interest and adjust to fair value IMC's additional interest of 48.4% in the Partnership's net liabilities and 21.1% in IMC Phosphates' net assets.

(b)
The preliminary assessment of fair value is based primarily on a third party's assessment of the value of tangible assets. This assessment results in a write-up of depreciable and amortizable tangible assets of $42.9 million. The increase is due to the expected adjustment to fair value of property, plant and equipment pertaining to IMC's additional 21.1% interest in IMC Phosphates, which will be amortized over a period of approximately 14 years. In the statement of operations, the expected increase in depreciation and depletion due to the adjustment has caused cost of goods sold to increase by $2.2 million for the year ended December 31, 2003 and $0.6 million for the three months ended March 31, 2004. The final appraised values of the long-lived, tangible assets may differ significantly from the amounts presented in the pro forma financial statements. In addition, an increase of $4.0 million to property, plant and equipment resulted from an adjustment to the fair value of the asset retirement obligations recorded in accordance with SFAS No. 143 pertaining to IMC's additional 21.1% interest in IMC Phosphates. This adjustment increased depreciation recorded in costs of goods sold by $0.2 million for the year ended December 31, 2003 and $0.1 million for the three months ended March 31, 2004 in the statement of operations.

(c)
The long-term debt balance was increased by $4.1 million to adjust the acquired Partnership and IMC Phosphates debt to its fair market value as of March 31, 2004. This amount will be amortized over the remaining term of the underlying debt obligations. In the statement of operations, interest expense was increased by $2.0 million for the year ended December 31, 2003 and $0.5 million for the three months ended March 31, 2004 as the long-term debt balance would have decreased by $13.2 million as of December 31, 2002.

(d)
Reflects the elimination of the Partnership's unamortized debt issuance costs included on the balance sheet in other assets amounting to $0.5 million. Additionally, other expense was reduced by $0.1 million for the year ended December 31, 2003 to reverse the impact of the amortization of those debt issuance costs. Also reflects the elimination of excess distributions to unitholders of $239.7 million.

(e)
Eliminates the Partnership's and IMC Phosphates' minority interest.

(f)
Reflects the tax effect of the merger adjustments based on a 38% statutory rate.

(g)
Reflects estimated costs related to the merger of $2.0 million. The amount of merger-related costs included herein is estimated using information currently available and may change as additional information becomes known.

(h)
Reflects the adjustment of deferred tax items to reflect IMC's additional 21.1% interest in IMC Phosphates and 48.4% interest in the Partnership. Also reflects deferred tax liabilities resulting from the write-up of net assets.

(i)
Reflects a purchase accounting adjustment to reflect acquired Partnership and IMC Phosphates employee benefit liabilities at fair value.

(j)
Reflects the issuance of approximately 10 million shares of IMC common stock for Partnership units at a price of $11.05 per share which represents the prices a few days before and after the announcement of the proposed merger.

(k)
Reflects an adjustment of $2.6 million which was reported as the minority interests' share of other comprehensive income, net of tax, and is eliminated to reflect the fact that the unrealized gains and losses included in other comprehensive income are reset to zero and the related net assets are recorded at their fair value on the date of the merger as part of purchase accounting.

(l)
The following is a preliminary allocation of the estimated purchase price for the minority interest in the Partnership on a purchase accounting basis:

Fair market value of IMC stock		$110.8
Less:
Adjustment to increase property, plant & equipment to fair value	46.9
Elimination of excess distributions to unitholders	(239.7)
Adjustment to record employee benefit obligations at fair value	26.2
Cost of the transaction	(2.0)
Write-off of unamortized debt issuance cost	(0.5)
Adjustment to record the long term debt at fair value	(4.1)
Adjustment to record deferred taxes on temporary differences related to liabilities acquired	(42.3)
Adjustment to other comprehensive income	(0.7)
		216.2

IMC pro forma goodwill		$327.0

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of the Partnership at March 31, 2004. The pro forma statement of operations adjustments reflect the estimated effects of depreciating and amortizing these purchase accounting adjusted balances in property, plant and equipment and long-term debt over their estimated useful lives. IMC anticipates that the purchase price allocations will be completed within one year of the closing of the merger. The adjustments may be material.

COMPARATIVE PER SHARE AND PER UNIT DATA

        The following table summarizes the per share information for IMC and per unit information for the Partnership on a historical and pro forma combined basis. The pro forma information gives effect to the merger accounted for by IMC as a purchase business combination. Please read this information together with the historical financial statements (1) included in the annual reports on Form 10-K and other information that IMC and the Partnership have filed with the SEC and (2) included in this document. With respect to future cash distributions, see "Risk Factors—Risk Factors Associated with an Investment in IMC—IMC may not declare dividends" on page 23 of this proxy statement/prospectus. We caution you against relying on the pro forma combined information as being indicative of the results that would have occurred had the merger been completed on January 1, 2003, or the future results that IMC will experience after the merger. In addition, because IMC has both a different legal structure and purpose from the Partnership, the information about IMC and the information about the combined entity are not necessarily comparable.

	Three Months Ended March 31, 2004	Year Ended December 31, 2003
Historical—IMC:
Earnings (loss) from continuing operations available for common stockholders per share, basic and diluted	$0.08	$(0.37)
Book value per share	$4.53	$4.59
Cash dividends per common share	$—	$0.06
Historical—The Partnership:
Earnings (loss) from continuing operations—per unit	$(0.14)	$(0.55)
Book value per unit	$(4.18)	$(4.06)
Cash distributions per unit	$—	$—
Pro Forma Combined:
IMC—Earnings (loss) from continuing operations available for common stockholders per share, basic and diluted	$0.02	$(0.51)
The Partnership—Earnings (loss) from continuing operations—per unit(1)	$0.02	$(0.10)
IMC—Book value per share	$5.07	$5.13
Cash dividends per common share(2)	$—	$0.06

(1)
Amount represents the unitholders' portion of IMC's pro forma loss from continuing operations available for common stockholders per share.

(2)
IMC's board of directors has not declared dividends to the holders of IMC common stock since the quarter ended September 30, 2003. The amount of dividends, if any, paid by IMC or Newco in the future will depend on business conditions, that company's financial condition and earnings, and other factors.

RISK FACTORS

        The proposed merger and future performance of IMC common stock involve a number of risks, some of which could be substantial and many of which are inherent in IMC's business. By voting in favor of the merger, you will be choosing to become an IMC common stockholder. Before you vote to approve the merger, please carefully consider the following risk factors in addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the section entitled "Forward-Looking Statements" beginning on page 55 of this proxy statement/prospectus. The risks and uncertainties described below and elsewhere in this proxy statement/prospectus are believed by IMC to be all of the material risks facing the merger and IMC.

        Please also read and carefully consider the risk factors related to the Cargill combination and Newco set forth in the proxy statement/prospectus relating to the Cargill combination that appears as Appendix C to this proxy statement/prospectus.

Risk Factors Relating To the Merger

  IMC, the General Partner and their directors and officers may have interests that differ from your interests and these interests may have influenced their decision to approve and recommend the merger.

        The nature of the respective businesses of the Partnership and IMC and its affiliates may give rise to conflicts of interest between the Partnership and IMC, and the interests of IMC, the General Partner, and their directors and officers may differ from your interests as a result of the relationships among them. A conflict could be perceived to exist, for example, in connection with the number of shares of IMC common stock offered as the merger consideration, particularly where four of the directors on the General Partner's board of directors are officers of IMC or its subsidiaries. Except in cases where a different standard may have been provided for, the General Partner is accountable to the Partnership as a fiduciary and consequently must exercise good faith in handling the assets and affairs of the Partnership. However, unlike the strict duty of a fiduciary who must act solely in the best interests of the beneficiary in resolving conflicts of interest, the Partnership's partnership agreement permits the General Partner to consider the relative interest of each party to a potential conflict situation and the benefits and burdens relating to such interests which, under certain circumstances, could include the interest of the General Partner and its other affiliates. Furthermore, the Partnership's partnership agreement provides that in the absence of bad faith by the General Partner, any action taken by the General Partner shall not constitute a breach of the partnership agreement or a breach of any standard of care or duty otherwise imposed by Delaware law. The General Partner's board of directors was aware of these factors and considered them in approving the merger.

        The General Partner appointed a special committee of members of its board of directors independent of the interests of IMC to consider on behalf of the unaffiliated unitholders the merger consideration to be received by such unitholders pursuant to the merger. Although the special committee is comprised of directors of the General Partner who owe fiduciary duties both to the unitholders and to IMC as sole member, the special committee was charged by the General Partner with the responsibility to consider the merger proposal on behalf of the unaffiliated unitholders in light of the potential conflict of interest between the General Partner as a whole and the affiliated unitholders. The General Partner was free to accept or reject the terms on which the special committee was willing to proceed. The consideration to be received by the unitholders for their units in the Partnership, and the terms of the merger agreement, therefore, may not necessarily be the consideration that would have been obtained had the unitholders directly negotiated the terms of the merger agreement on their own behalf.

        To assist in its evaluation, the special committee retained Houlihan Lokey to provide an opinion to the special committee as to the fairness of the merger consideration, from a financial point of view, to the unaffiliated unitholders.

  The General Partner believes it is not subject to a duty of fairness in submitting the merger for partner approval.

        The General Partner believes that the merger is fair to unitholders. The General Partner utilized the special committee that, in turn, engaged independent legal and financial advisors, to act on behalf of the unaffiliated unitholders primarily (i) to mitigate the potential conflict of interest between the General Partner and the unitholders in determining the appropriate amount of consideration that would be received pursuant to the merger and (ii) to assist the General Partner in determining whether to recommend approval of the merger to unitholders. However, in using the special committee and its advisors, the General Partner did not intend to undertake, and the disclosures in this proxy statement/prospectus should not be read to create, a voluntary duty to ensure on behalf of the unitholders that the terms of the merger are fair to unitholders. Delaware law provides that a partnership agreement can limit the nature, scope and applicability of fiduciary duties that would otherwise apply. Here, the Partnership's partnership agreement provides that in the absence of bad faith by the General Partner, any action taken by the General Partner shall not constitute a breach of the partnership agreement or a breach of any standard of care or duty otherwise imposed by Delaware law.

        Federal securities rules require full and accurate disclosure of the merger, including disclosure regarding the basis for a belief as to fairness. The Partnership, the General Partner and their respective officers and directors do not disclaim any duties imposed upon them under the Federal securities laws.

        One Delaware court has ruled that misleading disclosure concerning the role of an independent counsel and assurance of fairness can result in the voluntary assumption of a duty to ensure the fairness of the transaction under state law. For this reason, the General Partner is affirmatively disclosing that it is assuming no such duty. The General Partner's belief that it has not undertaken a voluntary duty to ensure on behalf of the unitholders that the terms of the merger are fair to unitholders is based upon its understanding of Delaware law.

  Litigation challenging the merger may delay or block the merger.

        In December 2003 and thereafter, several lawsuits were filed seeking to enjoin the merger on behalf of the unitholders. Please read "The Merger—Certain Litigation Related to the Merger" on page 57 of this proxy statement/prospectus for more information about the litigation. An unfavorable outcome to this litigation could adversely affect IMC and the merger.

  There is a fixed exchange ratio for IMC common stock and thus a potential loss of the premium estimated at the time the merger agreement was executed.

        The merger consideration being received by the unitholders upon consummation of the merger is shares of IMC common stock, with each unit then outstanding being converted into the right to receive 0.2 of a share of IMC common stock. The terms of the merger agreement do not provide for an adjustment to the exchange ratio in the event of any increase or decrease in the trading price of shares of IMC common stock prior to completion of the merger. Accordingly, there is a risk that the premium estimated by the General Partner's board of directors to exist at the date the merger agreement was executed will not be realized by the unitholders at the time the merger is completed.

  Absence of dissenters' rights.

        Under applicable law and the Partnership's partnership agreement, unitholders will have no appraisal or dissenters' rights in connection with the merger, nor will such rights be voluntarily accorded to the unitholders by the General Partner. Consequently, all unitholders will be bound by the vote of partners owning the requisite partnership interests, which is controlled by IMC's affiliates and/or the Alpine unitholders. Unitholders who do not wish to own shares of IMC common stock must either sell their units prior to consummation of the merger or sell their shares subsequent to the merger. Please read "The Special Meeting—No Appraisal or Dissenters' Rights" on page 70 of this proxy statement/prospectus.

Risk Factors Associated With An Investment In IMC

  IMC may not declare dividends.

        In contrast to the Partnership's partnership agreement, which requires the General Partner to cause the Partnership to distribute to unitholders all distributable cash, there is no similar requirement obligating IMC to declare any dividends based on available cash. Under the Partnership's partnership agreement, the actual amount of distributable cash the Partnership must pay out depends upon numerous factors, including the Partnership's profitability, required principal and interest payments on the Partnership's debt, restrictions contained in the Partnership's debt instruments, issuances of debt and equity securities by the Partnership, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, many of which are beyond the control of the Partnership and the General Partner. The Partnership's partnership agreement gives the General Partner broad discretion in establishing reserves that affect the amount of net operating revenues. The Partnership's partnership agreement also provides that distributable cash will be shared ratably by unitholders and general partners, except that the general partners will be entitled to receive their unpaid cash distributions, totaling $431.3 million as of December 31, 2003, from one-half of any excess of quarterly distributable cash over $0.60 per unit to all unitholders and general partners. The Partnership's last distribution to unitholders was for the quarter ended December 31, 1999, and was $0.09 per unit. With respect to the first three quarters of 1999, the unitholders received $0.33. Management does not anticipate that profitability will rise to the level necessary to recommence quarterly distributions in the foreseeable future in light of the anticipated continued adverse impact of economic conditions on the Partnership's business and the amount and terms of the Partnership's debt.

        If the merger is completed, unitholders will be entitled to become stockholders of IMC and will receive cash distributions only if declared by IMC's board. IMC's board of directors did not declare dividends to its stockholders for the quarter ended December 31, 2003. The determination of the amount of future cash dividends, if any, to be declared and paid is in the sole discretion of IMC's board of directors and will depend on the following factors, among others:

  •
  IMC's financial condition;

  •
  earnings and funds from sales;

  •
  the level of capital expenditures;

  •
  dividend restrictions in financing agreements;

  •
  future business prospects; and

  •
  other matters that IMC's board of directors deems relevant.

  Dividends, if any, paid to IMC stockholders are taxed at two levels.

        IMC is taxed on its income, after deduction of expenses, at both the federal and state levels. IMC stockholders, including unitholders who become IMC stockholders, may be separately taxed on the receipt, if any, of dividends if such dividends are paid out of accumulated earnings and profits. Recent dividends paid by IMC, however, have not been paid out of accumulated earnings and profits.

Risk Factors Relating to IMC's Business

  IMC's operating results are highly dependent and fluctuate upon conditions in agriculture and international markets, which are outside of IMC's control. This may hurt IMC's common stock price.

        IMC's operating results are highly dependent upon conditions in the agricultural industry which are outside of IMC's control. The agricultural products business can be affected by a number of factors, the most important of which, for U.S. markets, are weather patterns and field conditions (particularly during periods of traditionally high crop nutrients consumption), quantities of crop nutrients imported to and exported from North America and current and projected grain inventories and prices, which are heavily influenced by U.S. exports and world-wide grain markets. U.S. governmental policies may directly or indirectly influence the number of acres planted, the level of grain inventories, the mix of crops planted or crop prices.

        International market conditions, which are also outside of IMC's control, may also significantly influence IMC's operating results. The international market for crop nutrients is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing crop nutrients, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets, changes in the hard currency demands of certain countries, such as the states of the former Soviet Union, and other regulatory policies of foreign governments, as well as the laws and policies of the U.S. affecting foreign trade and investment. In addition, since crop nutrients, particularly anhydrous ammonia, are used for industrial applications, industrial markets and the general economy affect crop nutrients demand and prices.

  IMC's crop nutrients and other products are subject to price volatility resulting from periodic imbalances of supply and demand, which may cause IMC's future results of operations to fluctuate and hurt IMC's common stock price.

        Historically, prices for phosphate have reflected frequent changes in supply and demand. To a lesser degree, there is also volatility in the price of potash. As a result of periodic imbalances of supply and demand, crop nutrients prices have been volatile, with significant price changes from one growing season to the next. This price volatility may cause IMC's results of operations to fluctuate and potentially deteriorate over the longer term and in turn may impair IMC's common stock price. Crop nutrients are global commodities and can be subject to intense price competition from both domestic and foreign sources. The price at which IMC sells its phosphate crop nutrients products could fall in the event of industry oversupply conditions.

        Due to reduced market demands and the depressed agricultural economy, IMC has at various times suspended production at some of its facilities. The extent to which IMC utilizes available capacity at its facilities will cause fluctuations in its results of operations, as IMC has and will continue to incur costs for any temporary or permanent shutdowns of its facilities.

        A reduction in the prices of these products and/or a reduction in production volumes due to shut-downs negatively impacts IMC's earnings. If industry oversupply conditions exist, the price at which IMC sells its products could decline, which would have a material adverse effect on IMC's business, financial condition and results of operations.

  IMC is subject to risks associated with sales to customers in foreign countries.

        For the year ended December 31, 2003, IMC derived approximately 42.5% of its net sales from customers located outside of the United States. International sales are subject to numerous risks and uncertainties, including:

  •
  difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

  •
  unexpected changes in regulatory environments;

  •
  political and economic instability;

  •
  nationalization of properties by foreign governments;

  •
  tax rates that may exceed those in the U.S. and earnings that may be subject to withholding requirements;

  •
  the imposition of tariffs, exchange controls or other restrictions; and

  •
  currency exchange rate fluctuations between the U.S. dollar and foreign currencies.

        As IMC continues to expand its business globally, IMC's success will be dependent, in part, on its ability to anticipate and effectively manage these and other risks that IMC faces.

  IMC's operating earnings are significantly affected by the supply and price levels of its raw material inputs—natural gas, ammonia and sulfur.

        Natural gas, ammonia and sulfur are raw materials used in the manufacture of IMC's phosphate crop nutrients products. Natural gas is used as both a chemical feedstock and a fuel to produce anhydrous ammonia, which is a raw material used in the production of diammonium phosphate and monoammonium phosphate. Natural gas is also a significant raw material used in the potash solution mining process. From time to time, a significant rise in the price of natural gas, a major component of production costs, has negatively affected its gross margins. IMC's profitability is also impacted by the price and availability of the ammonia and sulfur that IMC purchases from third parties. A significant increase in the price of natural gas, ammonia or sulfur that is not recovered through an increase in the price of IMC's related crop nutrients products or an extended interruption in the supply of natural gas, ammonia or sulfur to its production facilities could have a material adverse effect on IMC's business, financial condition or results of operations.

  IMC's competitors include state-owned and government subsidized entities in other countries with access to greater resources than IMC, which may put IMC at a competitive disadvantage and adversely affect IMC's sales and profitability.

        In addition to U.S. producers of crop nutrients, IMC competes with a number of producers in other countries, including state-owned and government subsidized entities. These entities may have greater total resources than IMC and may be less dependent on earnings from crop nutrient sales than IMC. In addition, some of these entities may have access to lower cost or government-subsidized natural gas supplies, placing IMC at a competitive disadvantage. IMC's ability to compete with these entities will directly affect its sales and profitability.

  IMC has experienced an inflow of water into its Esterhazy mine over the last 18 years. IMC is not insured against the risk of floods and water inflow at that mine. The costs to control the water inflows could increase in the future, and the water inflow, risk to employees or remediation costs could cause IMC to change its mining process or abandon the mines.

        Since December 1985, IMC has experienced an inflow of water into one of its two interconnected potash mines at Esterhazy, Saskatchewan. In order to control inflow, IMC has incurred expenditures, certain of which, due to their nature, have been capitalized, while others have been charged to expense. Because procedures utilized by IMC to control the water inflow have proven successful to date, IMC currently intends to continue conventional shaft mining carried on by IMC in the past. It is possible that the costs for remedial efforts at Esterhazy may increase in future years or that the water inflow, risk to employees or remediation costs may increase to a level which would cause IMC to change its mining process or abandon the mines. Due to the ongoing water inflow problem at Esterhazy, underground operations at this facility are currently not insurable for water incursion problems. Like other potash producers' shaft mines, IMC's Colonsay mine is also subject to the risks of inflow of water as a result of its shaft mining operations.

  IMC may be adversely affected by the environmental regulations to which IMC is subject. In addition, IMC has potential environmental liabilities that may have a material adverse effect on its business, financial condition and results of operations.

        IMC is subject to numerous environmental, health and safety laws and regulations in the U.S., Canada and Europe, including laws and regulations relating to land reclamation and remediation of hazardous substance releases. For example, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, imposes liability, without regard to fault or to the legality of a party's conduct, on certain categories of persons (known as "potentially responsible parties") who are considered to have contributed to the release of "hazardous substances" into the environment. IMC will continue periodically to incur liabilities, under CERCLA and other environmental cleanup laws, with regard to IMC's current or former facilities, adjacent or nearby third party facilities or offsite disposal locations. Under CERCLA, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions.

        Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to IMC's operations may require substantial capital expenditures and may have a material adverse effect on IMC's business, financial condition and results of operations.

  IMC's operations are dependent on IMC having received the required permits and approvals from governmental authorities. A decision by a government agency to deny any of IMC's permits and approvals may impair IMC's business and operations, which, in turn, could impair IMC's common stock price.

        IMC holds numerous governmental environmental, mining and other permits and approvals authorizing operations at each of its facilities. A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on IMC's ability to continue operations at the affected facility. Expansion of IMC's existing operations also is predicated upon securing the necessary environmental or other permits or approvals.

        Over the next several years, IMC will be continuing its efforts to obtain permits in support of its anticipated Florida mining operations at certain IMC properties. These properties contain in excess of 100 million tons of phosphate rock reserves. In Florida, local community participation has become an important factor in the permitting process for mining companies. A denial of these permits or the issuance of permits with cost-prohibitive conditions would prevent IMC from mining at these properties and thereby have a material adverse effect on IMC's business, financial condition and results of operations.

Risks Related to IMC's Indebtedness Following Completion of the Merger

  IMC's substantial indebtedness could adversely affect IMC's financial health and prevent IMC from fulfilling its obligations under its outstanding indebtedness.

        As of June 10, 2004, IMC had outstanding indebtedness of approximately $2.1 billion. IMC's substantial indebtedness could have important consequences. For example, it could:

  •
  make it difficult for IMC to satisfy its obligations with respect to outstanding indebtedness;

  •
  increase IMC's and its subsidiaries' vulnerability to general adverse economic and industry conditions;

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  require IMC to dedicate a substantial portion of its cash flow from operations to payments on IMC's indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

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  limit IMC's flexibility in planning for, or reacting to, changes in its business and the markets in which it operates;

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  place IMC at a competitive disadvantage compared to its competitors that have less debt; and

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  limit IMC's ability to borrow additional funds.

        In addition, it is possible that IMC and its subsidiaries may need to incur additional indebtedness in the future in the ordinary course of business. The terms of IMC's credit facilities and other agreements governing IMC's indebtedness allow IMC to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the risks described above could intensify. Due to IMC's substantial indebtedness, IMC may be unable to grow its business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on IMC's operating results and financial condition.

  IMC will require a significant amount of cash to service its indebtedness. If IMC is unable to generate a sufficient amount of cash to service its indebtedness, then IMC may be unable to fulfill its obligations under its outstanding indebtedness and IMC's financial condition and results of operations could be negatively impacted.

        Significant amounts of cash will be needed in order to service and repay IMC's indebtedness. The ability of IMC to generate cash in the future will be, to a certain extent, subject to general economic, financial, competitive and other factors that may be beyond the control of IMC. If IMC is not able to generate cash flow from operations in an amount sufficient to enable IMC to service and repay its indebtedness, IMC will need to refinance its indebtedness or may be in default under some or all of the agreements governing its indebtedness. Such refinancing may not be available on favorable terms or at all. The inability to service, repay and/or refinance IMC's indebtedness could negatively impact IMC's financial condition and results of operations.

  The agreements governing IMC's indebtedness contain various covenants that limit its management's discretion in the operation of its business and also require IMC to meet financial maintenance tests and other covenants, and the failure to comply with such tests and covenants could have a material adverse effect on IMC.

        The agreements governing IMC's indebtedness contain various covenants, including those that restrict IMC's ability to:

  •
  borrow money;

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  pay dividends on, redeem or repurchase its capital stock;

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  make investments;

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  make capital expenditures;

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  transact business with unrestricted subsidiaries and non-subsidiary affiliates;

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  use assets as security in other transactions;

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  sell certain assets or merge with or into other companies;

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  enter into sale and leaseback transactions; and

  •
  enter into unrelated businesses.

        In addition, IMC's credit facilities require that IMC meet certain financial tests, including an interest expense coverage ratio test, a total leverage ratio test, a secured leverage ratio test and a collateral coverage ratio test. During periods in which product prices or volumes, raw material prices or availability, or other conditions reflect the adverse impact of cyclical market trends or other factors (including trends and factors disclosed in the risk factors contained or incorporated herein), IMC may not be able to comply with the applicable financial covenants.

        Any failure to comply with the restrictions of IMC's credit facilities or any agreement governing IMC's other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. In addition, lenders may be able to terminate any commitments they had made to supply IMC with further funds (including periodic rollovers of existing borrowings).

SPECIAL FACTORS

Background of the Merger

  General

        In December 1997, Freeport-McMoRan Inc., the then-administrative managing general partner and owner of a 51.6% interest in the Partnership, merged into IMC. In connection with that merger, IMC became the administrative managing general partner of the Partnership, which in January 1998 changed its name from "Freeport-McMoRan Resource Partners, Limited Partnership" to "Phosphate Resource Partners Limited Partnership." Since the time of the Partnership's initial public offering in 1986, the units have been traded on the New York Stock Exchange.

        The Partnership's operations are conducted through its 41.5% joint venture investment in IMC Phosphates. IMC owns the remaining 58.5% joint venture interest in IMC Phosphates, and through certain affiliates has the authority to make certain decisions affecting IMC Phosphates, including authorizing certain capital expenditures for expansion; incurring certain indebtedness; approving significant acquisitions and dispositions; and determining certain other matters. The activities of IMC Phosphates include (i) the mining and sale of phosphate rock; and (ii) the production, distribution and sale of concentrated phosphates, animal feed ingredients and related products. Effective after the IMC merger with Freeport-McMoRan Inc., IMC owned, directly and indirectly, a 79.9% interest in IMC Phosphates. As a consequence of the Partnership's dependence on distributions from IMC Phosphates, operations of and distributions from IMC Phosphates have a direct impact on the Partnership's results, and on your investment in the units.

  Historical Developments

        Beginning shortly after the 1997 IMC merger with Freeport-McMoRan Inc., a number of significant developments occurred, each of which had an impact on the Partnership's cash flow and the value of the units, including the following:

        Industry Cyclical Trough.    As discussed above, the Partnership's sole asset is its 41.5% joint venture investment in IMC Phosphates, a leading producer, marketer and distributor of phosphate crop nutrients. Phosphate prices, as well as the prices of the major inputs for phosphate production, including ammonia, have historically been highly volatile. Commencing in the late 1990's, the phosphates industry began to experience a downturn. From 1998 to 2001, the average industry selling price of a short ton of DAP, which is the principal form of concentrated phosphate produced by IMC Phosphates, declined from $178 per short ton to $128 per short ton. During the same period, the average price per short ton of ammonia, a principal raw material used by IMC Phosphates in the production of certain concentrated phosphates, increased from $124 per short ton to $300 per short ton. The increase in the cost of raw materials coupled with the decrease in the price of its primary product, led to a squeeze on IMC Phosphates' profitability. This had an indirect but very real negative impact on the Partnership's ability to make distributions to the unitholders.

        Suspension of Production Operations.    In response to then-current reduced market demand, IMC PhosFeed suspended production at its Taft, Louisiana facility in July 1999 and suspended phosphoric acid production at its Faustina, Louisiana facility in November 1999. From January 2001 until early August 2001, IMC PhosFeed temporarily suspended its Uncle Sam, Louisiana phosphoric acid production as well as its Faustina DAP and GMAP production. In addition, from January 2001 until June 2001, IMC PhosFeed temporarily suspended its Faustina ammonia production. From June 2003 until early August 2003, PhosFeed temporarily suspended its Uncle Sam phosphoric acid production as well as its Faustina DAP, GMAP and ammonia production. The Taft facility and Faustina's phosphoric acid production facilities remain temporarily idled. The idling of these facilities, which was driven by a combination of production overcapacity and DAP price weakness, has had an adverse effect on the ability of IMC Phosphates to generate cash flow and an adverse impact on the Partnership's ability to make distributions.

        Inconsistent Distributions.    The Partnership's partnership agreement provides that distributable cash will be shared ratably by unitholders and general partners, except that the general partners will be entitled to receive their unpaid cash distributions, totaling $431.3 million as of December 31, 2003, from one-half of any excess of quarterly distributable cash over $0.60 per unit to all unitholders and general partners. Under the partnership agreement, "distributable cash" is defined, generally, as operating revenues of the Partnership, less the sum of (i) operating costs (including all ongoing costs and allocated general and administrative costs), (ii) payments of principal on debt, and (iii) cash reserves that the General Partner deems appropriate.

        Of the 26 completed fiscal quarters that have passed since the IMC merger with Freeport-McMoRan Inc. the Partnership has made distributions in only 6 quarters (aggregating $0.74 per unit), and has failed to make distributions in 20 quarters, with no distributions from and after the quarter ended December 31, 1999. In addition, because of general partner support of unit distributions prior to the IMC merger with Freeport-McMoRan Inc., total unpaid cash distributions due to IMC of $431.3 million existed as of December 31, 2003. IMC is entitled to recover that amount on a quarterly basis from one half of any excess of future quarterly distributions over $0.60 per unit for all units.

        The Partnership has attributed its inability to make distributions to a number of factors, including the industry trough and the underutilized capacity referred to above, excess supply in the current phosphates markets, and the costs of servicing its loans, referred to below.

        Affiliated Loans to the Partnership.    In addition to distributions from IMC Phosphates, the Partnership has historically relied on borrowings from IMC as a principal source of liquidity. As of December 31, 2003, the aggregate principal amount of such loans was $418.3 million to the Partnership and $314.5 million to IMC Phosphates, and the weighted average annual interest rate for such loans was 5.19% and 4.54% respectively. Loans from a general partner to the Partnership are explicitly permitted under the partnership agreement, as follows:

    "A General Partner or any Affiliate of a General Partner may lend to the Partnership funds needed by the Partnership for such periods of time as the Administrative Managing General Partner may determine..."

    "Any [such] loans... shall bear interest at the rate (including points or other financing charges or fees) that would be charged the borrower thereunder (without reference to the financial abilities or guarantees of Affiliates of such borrower) by unrelated lenders on comparable loans."

        At the time of the advances, IMC believed that the terms of the loans were appropriate in view of the perceived financial strengths of the Partnership. During the period from the time the loans were first extended, the credit standing of the Partnership and of IMC Phosphates deteriorated, in the view of IMC management, largely for reasons related to operating in a cyclically depressed phosphates market. However, the interest rates charged by IMC failed to reflect the eroded credit standing. As a consequence, some of those rates are, in the view of IMC management, below, and in some cases significantly below, rates that the Partnership and IMC Phosphates would incur if they were to seek comparable loans from unrelated lenders.

        Starting in 2002, IMC's management began a comprehensive review to inquire whether the terms and rates that IMC charged the Partnership and IMC Phosphates were appropriate. In this review, IMC engaged the services of inside and outside legal counsel and financial advisors, and in-house treasury staff. As a consequence of its review, management concluded that it would consider further the terms of the loans to the Partnership and IMC Phosphates, perhaps with the assistance of directors independent of IMC. In that connection, the Partnership disclosed the following in its Annual Report on Form 10-K for the year ended December 2002 and has made substantially similar disclosures in subsequent filings:

    "IMC has advised [the Partnership] that although it currently does not intend to demand payment on the IMC [loan] Agreements prior to January 1, 2004, IMC is considering entering into discussions with [the Partnership]contemplating a revision to the terms of the loans from IMC, including the interest rate, if warranted. The IMC [loan] Agreements evidencing the obligations to IMC have been classified as long-term."

    "IMC is considering entering into discussions with IMC Phosphates contemplating a revision to the terms of the loans from IMC to IMC Phosphates, including the interest rate, if warranted."

        In addition to debt owing to IMC, the Partnership had contractual obligations and other commercial commitments aggregating $251.3 million as of March 31, 2003.

        General and Administrative Allocations:    The management and officers of IMC perform all of the Partnership's management functions and carry out the activities of the Partnership. Employees of IMC and its subsidiaries provide certain services for the Partnership, including financial, management, treasury, tax, information systems, environmental, insurance, legal and accounting services. IMC is reimbursed for its direct and indirect costs in providing these services, based on an allocation by IMC.

        The partnership agreement provides that each general partner of the Partnership:

    "shall be reimbursed on a monthly basis for all direct expenses it incurs or makes on behalf of the Partnership (including amounts paid to any Person to perform services for the Partnership) and for that portion..." of its "legal, accounting, geological, engineering, telephone, secretarial, aircraft, travel and entertainment fees and expenses, office rent and other office expenses, salaries and other compensation of employees, officers and directors, other administrative expenses and other expenses necessary or appropriate to the conduct of the Partnership's business... which are reasonably allocable to the Partnership."

        In addition, the general partner is directed to "determine such fees and expenses which are allocated to the Partnership in any reasonable manner."

        Since the IMC merger with Freeport-McMoRan Inc., IMC has charged the Partnership an annual administrative fee of $6 million, to cover overhead and other items not otherwise charged to the Partnership. Starting in 2002, IMC's management began a comprehensive review to inquire whether IMC was allocating the proper charge to cover the otherwise unreimbursed costs to IMC of providing services to the Partnership in light of changes in the Partnership and its business, including among other things, the transition from the prior management of, and other relationship with, Freeport-McMoRan Inc. and its former affiliated companies, as well as the Partnership's exit from the oil and gas business. In this review, IMC engaged the services of inside and outside legal counsel and in-house accounting, treasury and tax staff. As part of the effort, management identified IMC expenses that had been incurred on behalf of the Partnership for the years 2000 through 2002, and concluded that the overhead allocations during that three-year period exceeded, on average, $6 million annually. As a consequence of its review, management concluded that the overhead allocations to date were appropriate, but that the allocations going forward should be reviewed regularly and perhaps by directors independent of IMC.

        IMC management has been of the view that the intercompany charges assessed to the Partnership, taking into account the rate of interest on affiliate loans and overhead allocations, has been substantially less than what IMC would have been permitted to charge under the Partnership's partnership agreement, and in the aggregate effectively subsidized the Partnership. In that light, the historical financial performance of the Partnership in recent years, if anything, reflected a greater value for the Partnership than would have been the case if, for example, IMC had charged a market rate for loans to the Partnership.

  Recent Developments

        In recent years, IMC has begun to reconsider the burdens associated with the existence of the Partnership, without commensurate benefits. For example, IMC has considered, with increased focus, the following:

        The Costs of Maintaining the Partnership.    If the operations of the Partnership and IMC Phosphates had been thriving, and the Partnership had made significant distributions, both the unitholders and IMC would have benefited from a current yield on units, the prospects of unit appreciation and a potential for the Partnership to issue equity in the capital markets or as acquisition currency for growth. None of the foregoing has been the case, particularly since IMC's merger with Freeport-McMoRan Inc. In contrast, there has been no distribution in four years, light trading volume and liquidity, no receptivity in the capital markets or the M&A markets to purchase units, and no analyst coverage. Further, a list of current unitholders of the Partnership identified a significant number of odd-lot unitholders, including over a thousand unitholders who hold fewer than ten units. In that environment, IMC management identified inefficiencies associated with the time and expense of overseeing the Partnership and preparing periodic reporting filings and tax materials for unitholders. Further, IMC management sensed a volatility in the unit price that made traditional market analysis of the unit price and performance metrics difficult to perform.

        Structural Inflexibility.    IMC has been increasingly of the view that the continued existence of the Partnership is not merely unbeneficial to IMC, the Partnership and the unitholders, but a significant limitation on IMC's strategic alternatives, impeding its ability to effect a refinancing or an extraordinary transaction involving IMC itself, including participation in the consolidation of the North American phosphates market that analysts have predicted will occur as international markets become more competitive. This limitation manifests itself in a number of different contexts.

        For example, under the terms of the joint venture agreement for IMC Phosphates, IMC must present to the Partnership any opportunity that IMC may have to own, operate, control or invest in a business that is engaged in the phosphate chemicals business proposed to be acquired by IMC, unless a number of conditions are satisfied, including that (i) the business is not a major competitor of IMC Phosphates and (ii) the common stock or other securities of the business are not publicly traded. The financial complexities and potential conflicts associated with the obligation to offer phosphate-related acquisition opportunities to the Partnership have inhibited the ability of IMC to consummate a number of phosphate-related business transactions.

        In addition, IMC's need to respect the public nature of the Partnership has led to a number of unanticipated difficulties in negotiated transactions unassociated with the Partnership. Several times in recent years, when IMC has proposed to divest assets unrelated to those of the Partnership or IMC Phosphates, the purchaser has demanded as a condition to the purchase an agreement from IMC and its affiliates not to compete, following the closing, with the facility or facilities being sold. In each circumstance, IMC has had to negotiate an exception to the non-competition agreement for the Partnership, which although it is an affiliate of IMC, should not be (and has not been) bound by a restriction associated with a sale for the benefit of IMC alone. Similarly, in negotiating financing arrangements, including both those related to the Partnership and those unrelated to the Partnership, IMC has had to negotiate special exceptions to provisions applicable to IMC and/or its other subsidiaries related to the Partnership and IMC Phosphates due to the public nature of the Partnership.

        The Cargill combination, for example, is conditioned, at the insistence of Cargill, on the completion of the merger. The November 13, 2003 non-binding term sheet between Cargill and IMC, setting forth the principal terms of a proposed business combination involving IMC and the Cargill

Fertilizer Businesses, provided, among other things, for IMC to use its best efforts to reach an agreement with Alpine for the exchange of IMC common stock for Alpine's units and to thereafter use its best efforts to reach an agreement for the exchange of IMC common stock for the remaining publicly-held Partnership units. Later, Cargill insisted that prior to the Cargill combination, IMC would be required to consummate the merger.

        The Need for Directors Who Were Independent of IMC.    In early 2002, in response to a number of issues, including the appropriate terms of loans from IMC to the Partnership and the proper general and administrative overhead charge allocated from the Partnership to IMC, IMC management and its counsel began to discuss a proposal to create a new administrative managing general partner for the Partnership. The motivating factors for this proposal included the following:

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  While the board of directors of IMC, the then administrative managing general partner of the Partnership, had members who were independent of IMC management, it was perceived that where IMC and the Partnership may have had differing interests, directors who were unaffiliated with IMC could better act on behalf of the Partnership and better fulfill the general partner's duty to act in a manner that was fair and reasonable to the Partnership.

  •
  The passage of the Sarbanes-Oxley Act of 2002 and the then-proposed listing requirements of the New York Stock Exchange heightened the awareness associated with the definition and the role of independent directors.

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  A new general partner would have the benefit of shielding IMC from general partner liability associated with liabilities of the Partnership following a transfer of the general partner interest to a newly formed entity.

        As a consequence, in late 2002, IMC began a search for candidates to serve as independent directors of a new general partner, and in the fall of 2003, IMC (i) created the General Partner, (ii) appointed four officers of IMC or its subsidiaries and three unaffiliated directors to the board of directors of the General Partner, and (iii) transferred the entire partnership interest held by IMC to the General Partner, which then became the administrative managing general partner of the Partnership. Shortly after their appointment to the General Partner's board of directors, the unaffiliated directors were appointed to the General Partner's audit committee, formed to consider the views of the Partnership and its unitholders in three primary areas: (x) ordinary-course commercial activities between the operations of the Partnership and IMC, (y) periodic reviews of long-term relationships between the Partnership and IMC, such as the interest rates on loans and overhead allocations charged to the Partnership and (z) any extraordinary transactions between the Partnership and IMC.

        On November 14, 2003, the General Partner's audit committee, composed of the unaffiliated directors serving on the General Partner's board of directors, engaged McGuireWoods LLP as its outside counsel to assist it in carrying out certain of its duties as an audit committee.

        Preliminary Inquiry into a Purchase of Units.    In October 2002, IMC management began to explore the possibility of a purchase of all outstanding units. Toward that end, IMC conducted preliminary discussions with its legal and financial advisors regarding the structure of a purchase and compliance of such a purchase with IMC's governance documents. At the time, the price of the units ranged from $1.91 to $2.50. After several weeks of internal discussion and preliminary analysis, the process was discontinued by IMC, in part due to a sense that the price of the units was too high to justify a purchase. At the time that these internal discussions ceased, the analysis had not yet matured to the point where a buy-out price for the units was discussed.

        General Holder Interest in a Purchase, and Alpine's Increased Interest.    From time to time, unitholders who were discontent primarily with the Partnership's failure to make distributions and the relatively illiquid market for units—and whose holdings ranged from the largest to among the smallest—contacted IMC by letter and by telephone, urging IMC to consider a purchase of the units.

This was not limited to equity holders. Holders of long-term debt of the Partnership as well voiced their displeasure at the illiquidity of their debt and at the depressed secondary market prices for the Partnership's obligations. These holders expressed the view that an IMC purchase of units would bolster the Partnership's credit.

        From September 1998 until September 2001, public filings showed that Alpine purchased units steadily, until Alpine owned an aggregate of approximately 29.7% of the units. Beginning in 2001, a general partner of Alpine, Robert W. Bruce III, periodically contacted Douglas A. Pertz, Chairman and CEO of IMC, to suggest that IMC consider exchanging all of the outstanding units of the Partnership for shares of IMC common stock. Through the autumn of 2003, IMC did not pursue such a transaction because of the market price of the units relative to the market price of IMC's common stock.

        In December 2002, Stratton R. Heath III, a representative of a general partner of Alpine, met with Mr. Pertz and David A. Prichard, a Vice President of IMC, to discuss the potential benefits of a merger between the Partnership and IMC. Mr. Heath subsequently faxed materials to J. Reid Porter, Executive Vice President and Chief Financial Officer of IMC. The text of the materials (which referred to IMC and the Partnership by their trading symbols, IGL and PLP) reads as follows:

IGL/PLP Value for Value Merger

  •
  PLP/IGL structure adds complexity and cost with limited benefit and fiduciary limitations

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  Late '03 would be earliest close date, so outlook for '04 and beyond critical years

  •
  7 - 12% accretive in 2004-05 using latest JPM analyst's projection, .25:1 exchange ratio and $5mm of cost savings

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  Merger announcement would provide market strong signal of IGL's expectations for long-term DAP market dynamics

  •
  Current PLP/IGL Price Ratio at historical lows

  •
  Price Ratio creates opportunity to offer PLP public unitholders a premium and IGL shareholders an attractive relative valuation prior to actual cycle firming

  •
  PLP debt already included on IGL balance sheet without benefit of all the earnings upside due to minority interest

  •
  As large "smart money" holder we could create momentum for transaction and be value added partner.

        At the time, IMC did not pursue such a transaction because of other higher priorities and a view the units were overvalued relative to their discounted cash flow valuation and relative to the value of IMC.

        In November 2003, Mr. Heath called Mr. Porter to discuss IMC's formation of a new general partner for the Partnership and a related board of directors. He also inquired whether this change created a catalyst to begin serious conversations regarding a transaction between IMC and the Partnership. Mr. Heath expressed the willingness of Alpine and certain related unitholders to enter into a confidentiality agreement with IMC pursuant to which such parties would maintain the confidentiality of material non-public information regarding IMC, including the fact that IMC was considering a purchase of the Alpine stake. In view of the factors discussed above and the preliminary discussions that were ensuing at the time with Cargill, Mr. Porter met with Mr. Heath on November 19, 2003. At their meeting, Messrs. Porter and Heath discussed the benefits of a combination of IMC and the Partnership, and each party's perception of the value of the units generally, in view of, among other things, the phosphates market, the then-current and historical price of the units and the expected future cash flows from the Partnership. At the end of the meeting, Messrs. Porter and Heath tentatively agreed, subject to each having additional discussions with counsel and approval of the board of directors of IMC and the general partner of Alpine, to a transaction structure whereby IMC would have the right to purchase all of the units held by Alpine (and other related parties) for shares of IMC common stock.

        Although IMC and Alpine had previously executed a confidentiality agreement, IMC did not share with Alpine, during the November 19 meeting or otherwise, any material non-public information relating to IMC or PLP, other than the fact that IMC was considering a purchase of all of the outstanding publicly-held PLP units, which had not been publicly announced by IMC.

        At the time, neither Mr. Porter nor IMC knew, or could have known, the outcome of the then-preliminary discussions with Cargill, but concluded that irrespective of an extraordinary transaction involving Cargill or any other strategic opportunity, there was merit in moving toward a purchase of the units at a fair price to unitholders and IMC.

        On December 3, 2003, the General Partner appointed a special committee consisting of Messrs. Chlebowski, Neihengen and Goodrich to consider, on behalf of the unaffiliated unitholders, a potential merger and the potential merger consideration to be received by such unitholders pursuant to the merger and to evaluate the fairness, from the perspective of an unaffiliated unitholder, of the merger. At the time of its formation, the special committee, composed of the General Partner's unaffiliated directors and sole members of the General Partner's audit committee, decided to engage McGuireWoods LLP as its outside counsel to assist it in carrying out its duties as a special committee.

        On December 11, 2003, the special committee engaged Houlihan Lokey to assist in its evaluation of a possible merger and the merger consideration to be received pursuant to any such merger and to provide an opinion to the special committee as to the fairness of a possible merger from a financial point of view to the unaffiliated unitholders.

        On December 19, 2003, IMC entered into an agreement with Alpine pursuant to which (i) IMC made known its intention to propose to the Partnership a transaction pursuant to which an affiliate of IMC would be merged with the Partnership, with each unit being converted into a right to receive consideration of not less than 0.2 of a share of IMC common stock, (ii) Alpine granted to IMC a right to purchase all 30,732,100 units owned beneficially by Alpine (representing a 29.7% limited partner interest in the Partnership) in exchange for the merger consideration and (iii) Alpine granted to IMC an irrevocable proxy to vote its units in support of the merger proposal.

  Subsequent Events

        On January 14, 2004, the IMC board of directors discussed with IMC senior management the potential for the merger. After a thorough discussion, the IMC board of directors authorized IMC management to communicate a proposal to the General Partner to acquire all of the publicly held units for shares of IMC common stock at an exchange ratio of 0.2 shares of IMC common stock for each publicly held unit. IMC presented to the General Partner such a proposal on February 4, 2004.

        On January 21, 2004, IMC publicly announced that its board of directors had authorized management to communicate a proposal to the Partnership to acquire all of the publicly held units of the Partnership.

        On February 23, 2004, the special committee received presentations from its legal and financial advisors and discussed whether the merger and, if consummated thereafter, the Cargill combination, based upon the terms and conditions as set forth in the draft merger agreement dated February 18, 2004 and the Cargill combination agreement were fair to the unaffiliated unitholders. At the conclusion of the meeting, the special committee decided that, subject to the receipt of a written opinion from Houlihan Lokey to the effect that as of the date of such written opinion, (i) the consideration to be received by the unaffiliated unitholders in connection with the merger is fair to them from a financial point of view and (ii) the consideration to be received by the unaffiliated unitholders (in their capacity as IMC common stockholders) in connection with the Cargill combination, if the Cargill combination is consummated following completion of the merger, is fair to them from a financial point of view, it would recommend to the board of directors of the General Partner that the unaffiliated unitholders and the General Partner vote to approve the merger.

        On February 24, 2004, the board of directors of the General Partner convened a special meeting. Representatives of Houlihan Lokey, McGuireWoods LLP (counsel to the special committee), and Vinson & Elkins L.L.P. also participated in this meeting. A representative of Vinson & Elkins L.L.P. outlined the proposed terms of the merger agreement. Next, representatives of Houlihan Lokey presented a financial analysis of the proposed transaction, and Houlihan Lokey rendered its preliminary oral opinion, that as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, (i) the consideration to be received by the unaffiliated unitholders in connection with the merger and (ii) the consideration to be received by the unaffiliated unitholders (in their capacity as IMC common stockholders) in connection with the Cargill combination, if the Cargill combination is consummated following completion of the merger, were fair to them from a financial point of view. Following this presentation, members of the board of directors of the General Partner were invited to, and did ask questions of the representatives of Houlihan Lokey.

        In addition to the dates listed above, the special committee held formal meetings on December 11, 2003, January 6, 2004, January 23, 2004 and February 6, 2004. Please read "—Recommendation of the Special Committee" for a more complete description of the special committee process.

        On February 26, 2004, Houlihan Lokey provided a written opinion, at the request of the special committee, to the board of directors of the General Partner that (i) the consideration to be received by the unaffiliated unitholders in connection with the merger is fair to them from a financial point of view and (ii) the consideration to be received by the unaffiliated unitholders (in their capacity as IMC common stockholders) in connection with the Cargill combination, if the Cargill combination is consummated following completion of the merger, is fair to them from a financial point of view. These conclusions are subject to the assumptions, conditions, limitations and other matters that are set forth in the summary of the opinion beginning on page 44 of this proxy statement/prospectus, the full text of which is included as Appendix A to this proxy statement/prospectus and is incorporated into this document by reference.

        After receipt of the written opinion from Houlihan Lokey referred to above, on February 26, 2004, the special committee sent a letter to the board of directors of the General Partner stating that, subject to the factors and assumptions set forth in such letter, the special committee recommended that the board of directors of the General Partner and the unaffiliated unitholders vote to approve the merger.

        On February 27, 2004, the special committee gave its formal recommendation, based in part on advice from their counsel, McGuireWoods LLP, and the written opinion from Houlihan Lokey dated February 26, 2004 referred to above, to the board of directors of the General Partner that the General Partner and the unaffiliated unitholders should vote to approve the merger. At this time, the board of directors of the General Partner determined that the merger is fair to, and in the best interests of, the unaffiliated unitholders.

Purposes, Alternatives, Reasons and Effects of the Merger

        Purposes.    The purpose of the merger is to enable IMC to acquire the entire equity interest in the Partnership.

        Alternatives.    As noted above, in recent years IMC has increasingly been of the view that the continued existence of the Partnership has not been beneficial to IMC or to the unitholders. For more information on this view, see "—Background of the Merger."

        In contemplating its alternatives with respect to the Partnership, IMC considered a number of choices, all but one of which were rejected relatively quickly:

  •
  Sale of the Partnership. While in theory a purchaser of the Partnership, particularly a strategic buyer in a relatively unleveraged transaction, might have relieved for IMC a number of the structural impediments associated with the Partnership, and enhanced for unitholders a likelihood of a return on their investment, this alternative was not considered viable for several reasons. First and most importantly, there has been no significant expression of interest from any party regarding a recent purchase of the Partnership, and while IMC had not engaged a financial advisor to seek a purchaser, IMC's financial advisor, Goldman, Sachs & Co., informally advised IMC in 2002 that a serious purchase offer was unlikely. In addition, in view of IMC's 51.6% indirect ownership interest in the Partnership, a purchase of all of the Partnership interests by a third party would cost a third party purchaser considerably more than it would cost IMC. Finally, a third party purchase would implicate a number of significant and contentious issues associated with a fair allocation of the purchase price between the general partner interests and the units.

  •
  Repurchase Right. The Partnership's partnership agreement provides that if less than 1,000,000 of the units are held by non-affiliates of the General Partner, the General Partner has the right, exercisable in its sole discretion, to purchase all, but not less than all, outstanding units held by non-affiliated persons. The purchase price per unit will be equal to 110% of the average of the last reported sales price per unit for the four trading days immediately prior to the date the purchase is announced.

  As of December 31, 2003, the number of units held by unitholders unaffiliated with IMC was 50,080,645 (and the number of units held, directly and indirectly, by IMC was 53,385,133). IMC management considered that the cost of purchasing all but less than 1,000,000 units, whether in negotiated purchases or market transactions, to be too (i) costly, in view of the likely increase in the market price of the units, (ii) time-consuming, in view of the relative size of the purchases to the size of the outstanding public float, and (iii) uncertain, in view of the large retail ownership of the units, to be a realistic alternative.

  •
  Cash Purchase. IMC quickly rejected the idea of a cash purchase of units in view of the prohibitions in IMC's credit agreement and public indentures against purchasing Partnership units for cash. In addition, because of the cost and uncertainty associated with an indenture consent solicitation, IMC did not pursue a request for a waiver or amendment to its debt agreements.

        Reasons.    IMC believes that it is in the Partnership's and the unitholders' best interest for the Partnership to operate as a wholly-owned subsidiary of IMC, with unitholders retaining an equity interest in a larger entity that includes the Partnership. Without the constraint of the Partnership's structure and public holding, IMC—in which the former unitholders will continue to have an equity interest—will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth (both internally and through acquisitions) and operating cash flow. IMC believes that unitholders holding an interest in IMC could eventually result in greater business opportunities for IMC and greater opportunities for appreciation for unitholders than would be available to the Partnership or unitholders if the Partnership remained publicly-held. Moreover, IMC believes that the merger can provide former unitholders with a more reliable distribution stream because (i) the Partnership's ability to make distributions is constrained by the terms and magnitude of the Partnership's loan agreements and the indentures governing its publicly-traded bonds, and (ii) the insufficiency of cash distributions from IMC Phosphates.

        Effects.    As a result of the merger, the entire equity interest in the Partnership will be owned indirectly by IMC. Following the merger, unitholders will cease to have any direct equity interest in the

Partnership. Similarly, following the merger, unitholders will not bear directly the risk of any decrease in the value of the Partnership.

        The units are expected to continue trading until the merger is consummated. However, following the merger, units will no longer be traded and price quotations for sales of units in the public market will no longer be available. Upon completion of the merger, the registration of the units under the Securities Exchange Act of 1934, will terminate. However, trading and registration, and public reporting will continue for IMC.

Benefits, Plans for the Partnership, Partner Approval and Appraisal Rights

        Benefits.    Following the merger, unitholders will effectively trade their units for shares of IMC common stock at a price representing a significant premium over the closing market price of the units on December 23, 2003, the last full trading day prior to the initial public announcement of IMC's intention to propose the merger. This will provide a premium not otherwise available, and will expand the unitholders' exposure to a broader portfolio of assets.

        Plans for the Partnership.    IMC expects to conduct a detailed review of the Partnership and its business and operations with a view towards determining how to optimize any potential synergies which exist between the operations of the Partnership (particularly through IMC Phosphates), and the other operations of IMC and its affiliates. This review is not expected to be completed until after the consummation of the merger, and after the review, IMC, and if the Cargill combination is consummated following completion of the merger, Newco, will consider what, if any changes would be desirable in light of the circumstances then existing.

        Except as disclosed in this proxy statement/prospectus, and except as may occur in connection with the integration of operations referred to above, IMC does not have any present plans or proposals that would result in an extraordinary transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Partnership.

        Partner Approval.    Under the Partnership's partnership agreement and Delaware law, either (A) the approval of both general partners of the Partnership and the affirmative vote of the limited partners holding a majority of the outstanding partnership interests held by limited partners, or (B) the approval of partners holding a majority of the Percentage Interests (as defined in the partnership agreement of the Partnership) are required to adopt and approve the merger agreement and the transactions contemplated thereby. As described above in the section "Summary of the Proxy Statement/Prospectus—Vote Required to Approve the Merger" and on page 70 in the section "The Special Meeting—Required Vote; Broker Non-Votes," IMC and the affiliates, through their ownership interests in the Partnership and the irrevocable proxy from the Alpine unitholders, will have the requisite vote to approve the merger. In addition, the Partnership has represented in the merger agreement that the execution and delivery of the merger agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by the merger agreement have been duly authorized by all necessary action on the part of the Partnership and the general partners, subject to the approval of the merger by the partners.

        Appraisal Rights.    Unitholders do not have appraisal rights in connection with the merger.

Agreement with Alpine

        On December 19, 2003, IMC entered into an agreement with the Alpine unitholders, pursuant to which the Alpine unitholders granted to IMC the right to purchase all the units, representing a total of 30,732,100 units and an aggregate 29.7% interest in the Partnership, held by the Alpine unitholders at a per unit price equal to the greater of (1) 0.2 shares of IMC common stock or (2) the number of shares of IMC common stock to be issued in exchange for each unit in connection with the completion of the merger. The agreement also provides IMC an irrevocable proxy to vote those unitholder's units in favor of the adoption of the merger and against any action that would be inconsistent with the merger. If upon the earliest to occur of:

  •
  March 25, 2004, if a merger agreement to effectuate the merger had not been signed,

  •
  June 25, 2004, if this proxy statement/prospectus had not been mailed to the unitholders before such date,

  •
  The termination of the merger agreement, or

  •
  September 30, 2004, such earliest date we refer to as the "termination date,"

IMC had or has not purchased all of the units mentioned in this paragraph above, IMC would be obligated to either pay to the Alpine unitholders an aggregate of $500,000 in cash or purchase from the Alpine unitholders the number of units having an aggregate market value on the termination date of $100, in exchange for the issuance by IMC to those unitholders of the greater of 61,300 shares of IMC common stock or a number of shares of IMC common stock equal to $600,100, determined by the volume weighted average price per share of IMC common stock for the five trading days ending on and including the trading day prior to the termination date.

Registration Rights Agreement

        In connection with the shares of IMC common stock the Alpine unitholders are to be issued pursuant to the merger, IMC entered into a registration rights agreement with such unitholders. Under the registration rights agreement, IMC has agreed to register all shares of IMC common stock issued to the Alpine unitholders in the merger through a registration statement filed with the SEC so that such shares can be freely resold under the Securities Act of 1933, as amended, which we refer to as the Securities Act, as soon as practicable following the filing of this proxy statement/prospectus, to the extent such registration is necessary to allow the Alpine unitholders to freely resell such shares of IMC common stock.

Recommendation of General Partner

        The General Partner believes that, based on a number of factors, including the recommendation of the special committee, the merger is fair to all unaffiliated unitholders.

        The General Partner utilized the special committee that, in turn, engaged independent legal and financial advisors, to act on behalf of the unaffiliated unitholders. The reason for the special committee is to evaluate the merger in light of the potential conflict of interest between the General Partner and the unitholders in determining the advisability of the merger and terms thereof. However, in addressing the resolution of potential conflicts of interest between a general partner and unitholders, the Partnership's partnership agreement does not refer to a special committee or a conflicts committee. Instead, it provides that, except in cases where a different standard may have been provided for, the General Partner is accountable to the Partnership as a fiduciary and consequently, must exercise good faith in handling the assets and affairs of the Partnership. Unlike the strict duty of a fiduciary who must act solely in the best interests of the beneficiary in resolving conflicts of interest, the Partnership's partnership agreement permits the General Partner to consider the relative interest of each party to a potential conflict situation and the benefits and burdens relating to such interests which, under certain circumstances, could include the interest of the General Partner and its other affiliates. Furthermore, the Partnership's partnership agreement provides that in the absence of bad faith by the General Partner, any action taken by the General Partner shall not constitute a breach of the partnership agreement or a breach of any standard of care or duty otherwise imposed by Delaware law.

        The General Partner believes that the merger is fair to unitholders unaffiliated with IMC. The General Partner utilized the special committee that, in turn, engaged independent legal and financial advisors, to act on behalf of the unaffiliated unitholders primarily (i) to evaluate the merger in light of the potential conflict of interest between General Partner and the unitholders in determining the appropriate amount of consideration that would be received pursuant to the merger and (ii) to assist the General Partner in determining whether to recommend approval of the merger to unitholders. However, in using the special committee, the General Partner did not intend to undertake, and the disclosures in this proxy statement/prospectus should not be read to create, a voluntary duty to ensure on behalf of the unitholders that the terms of the merger are fair to unitholders. Delaware law provides that a partnership agreement can limit the nature, scope and applicability of fiduciary duties that would otherwise apply. Here, the Partnership's partnership agreement provides that in the absence of bad faith by the General Partner, any action taken by the General Partner shall not constitute a breach of the partnership agreement or a breach of any standard of care or duty otherwise imposed by Delaware law.

        Federal securities rules require full and accurate disclosure of the merger. The Partnership, the General Partner and their respective officers and directors do not disclaim any duties imposed upon them under the Federal securities laws.

        One Delaware court has ruled that misleading disclosure concerning the role of an independent counsel and assurance of fairness can result in the voluntary assumption of a duty to ensure the fairness of the transaction under state law. For this reason, the General Partner is affirmatively disclosing that it is assuming no such duty. The General Partner's belief that it has not undertaken a voluntary duty to ensure on behalf of the unitholders that the terms of the merger are fair to unitholders is based upon its understanding of Delaware law.

        Please carefully consider the terms of the merger and the terms of the Cargill combination in assessing the fairness of, and determining whether to vote to approve, the merger.

Recommendation of the Special Committee

  Special Committee Process

        On November 14, 2003, Messrs. John F. Chlebowski, Raymond M. Neihengen and James W. Goodrich, directors of the General Partner, in their capacity as the audit committee of the board of directors of the General Partner, engaged McGuireWoods LLP to represent the audit committee as legal counsel, particularly with respect to the committee's review of inter-company loans and other inter-company balances among IMC, the General Partner, the Partnership and IMC Phosphates and certain services that the General Partner or IMC provides to the Partnership.

        On December 3, 2003, the General Partner's board of directors held a meeting at which a representative of IMC notified the board that IMC had tentatively committed, subject to additional discussions with counsel and to approval of IMC's board of directors, to an agreement with the Alpine unitholders where IMC would have the right to purchase all of the Partnership units currently held by the Alpine unitholders. The General Partner's board of directors discussed IMC's intentions to acquire all of the outstanding units of the Partnership currently held by both the Alpine unitholders and the other unitholders of the Partnership that are not IMC affiliates. The board of directors of the General Partner then formed a special committee, consisting of the members of the audit committee, for the purpose of evaluating (once it was formally presented to the General Partner's board) a proposal by IMC to acquire all the issued and outstanding units of the Partnership not held by the affiliates through a merger of the Partnership with and into a wholly-owned subsidiary of IMC.

        At a meeting of the special committee held on December 11, 2003, the special committee elected to extend the engagement of McGuireWoods LLP as counsel to the audit committee and to retain

McGuireWoods LLP as counsel to the special committee. During this meeting, McGuireWoods LLP discussed with the committee the standard of care that the committee should use to evaluate the fairness of the merger. The special committee also agreed to engage Houlihan Lokey as financial advisor in connection with evaluating the fairness, from a financial point of view, of the consideration to be received in the merger by the unitholders that are not IMC affiliates. The special committee reviewed a workplan proposed by Houlihan Lokey relating to the due diligence that Houlihan Lokey would perform in making their determination of fairness, including reviewing information from IMC, conducting field visits and conducting interviews with IMC management. The special committee also discussed with Houlihan Lokey a review of intercompany loans and intercompany transactions. Prior to this engagement, Houlihan Lokey had no material professional ties to IMC or to the Partnership.

        On January 6, 2004, a formal engagement letter was executed whereby the special committee engaged Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger by the unitholders that are not IMC affiliates. The engagement letter provided that no portion of the fee due to Houlihan Lokey was contingent upon the consummation of the merger or the conclusions reached in the opinion.

        The special committee held subsequent meetings on January 23, 2004 and February 6, 2004 in connection with its evaluation of the merger.

        On February 18, 2004, the engagement letter with Houlihan Lokey was amended to provide that, in connection with IMC's announcement regarding the Cargill combination, Houlihan Lokey would also render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the unitholders that are not IMC affiliates (in their capacity as IMC common stockholders) in connection with the consummation of the Cargill combination if, in fact, it were so consummated following completion of the merger. The amended engagement letter provided that in addition to the scope of work to be performed with respect to IMC and the Partnership, Houlihan Lokey would, among other things, meet with certain senior management of Cargill, visit certain facilities of Cargill and review financial information provided by Cargill. The amended engagement letter provided for an additional fee in view of the added scope of the engagement, and reiterated that no portion of the fee due to Houlihan Lokey was contingent upon completion of the merger or the conclusions reached in the opinion.

  Recommendation of the Special Committee

        At a meeting of the special committee held on February 23, 2004, the special committee received presentations from its legal and financial advisors concerning the merger and the merger agreement. Representatives of Houlihan Lokey discussed the material elements involved in its analysis of the proposed transactions from a financial point of view and concluded by expressing the view of Houlihan Lokey that, as of such date and based upon and subject to the assumptions, conditions, limitations and other matters to be set forth in its written opinion, the consideration to be received by the unitholders that are not IMC affiliates in connection with the merger, as well as the consideration to be received by the unitholders that are not IMC affiliates (in their capacity as IMC common stockholders) if the Cargill combination is consummated following completion of the merger, was fair, from a financial point of view, to the unitholders that are not IMC affiliates, which view Houlihan Lokey was prepared to confirm by its written opinion. After the presentations, the special committee unanimously determined that, subject to receipt of a written opinion from Houlihan Lokey, both the General Partner and the unitholders that are not IMC affiliates should vote for the merger.

        At the February 24, 2004 meeting of the full board of directors of the General Partner, Houlihan Lokey repeated its presentation to the full board, and the special committee reported to the board with respect to the actions taken at its February 23, 2004 special committee meeting.

        On February 26, 2004, the special committee received a written opinion from Houlihan Lokey, addressed to the full board of directors of the General Partner, stating that, as of such date and subject to the assumptions, conditions, limitations and other matters that are described in the written opinion, and which are summarized beginning on page 44 in "Fairness Opinion of Houlihan Lokey—Fairness Opinion", the consideration to be received by the unitholders that are not IMC affiliates in connection with the merger, as well as the consideration to be received by the unitholders that are not IMC affiliates (in their capacity as IMC common stockholders) if the Cargill combination is consummated following completion of the merger, was fair, from a financial point of view, to the unitholders that are not IMC affiliates. The special committee forwarded Houlihan Lokey's opinion to the board of directors of the General Partner along with a written recommendation of the special committee that both the board of directors of the General Partner and the unitholders vote to approve the merger. The special committee's recommendation expressly adopted the conclusions and analysis of Houlihan Lokey regarding the fairness of the merger consideration, and if the Cargill combination is consummated following the merger, the consideration to be received by the unitholders that are not IMC affiliates (in their capacity as IMC common stockholders) in connection therewith.

  Reasons for the Merger that the Special Committee Considered

        During the course of its deliberations, the special committee, with the assistance of its advisors, considered a number of factors, including the following factors, which are all of the materials factors the special committee considered:

  •
  the Houlihan Lokey presentation and the written opinion of Houlihan Lokey regarding the fairness of the consideration to be received by the unitholders that are not IMC affiliates both in connection with the merger and, in their capacity as IMC common stockholders, in connection with the Cargill combination, if consummated following completion of the merger;

  •
  the December 19, 2003 agreement between IMC and the Alpine unitholders;

  •
  the effect of the Partnership's high debt levels on the Partnership's equity value absent the merger;

  •
  the merger would provide unitholders with an investment in an entity with a larger market capitalization and should provide greater market liquidity and investment community awareness; and

  •
  the benefits listed below that the General Partner's board of directors believes will be accomplished by the merger:

  •
  the elimination of the existing structure which added both complexity and cost to the corporate structure without obvious benefits;

  •
  a potential for increased liquidity for unitholders as IMC stockholders;

  •
  the continued participation of the unitholders in both the potash and the phosphate business;

  •
  a potential for decreased overall leverage; and

  •
  the necessity of reacquiring the publicly traded units of the Partnership in order to allow IMC to take part in the expected industry consolidation and the benefit that these unitholders would receive in connection with such participation.

Fairness Opinion of Houlihan Lokey

  Transaction Overview

        IMC owns 100% of the General Partner, which is the owner of 51.58% of the interests in the Partnership. IMC also owns 100% of the Special General Partner, which is the owner of 0.02% of the interests in the Partnership. The Alpine unitholders (as defined herein) own an approximate 29.7% interest in the Partnership. The remaining approximately 18.7% publicly held interest in the Partnership is owned by other unitholders. IMC has announced its intention to enter into the merger in which it would acquire the units of the Partnership owned by the unaffiliated unitholders, which represents approximately 48.4% of the total ownership of the Partnership. Pursuant to the merger, each unit owned by the unaffiliated unitholders would be exchanged for the right to receive 0.2 shares of IMC common stock.

        In addition, IMC has announced its intention to enter into the Cargill combination in which the Cargill Fertilizer Businesses would be combined with IMC. In this transaction, Cargill would contribute equity interests in entities owning all or substantially all of the assets and liabilities of the Cargill Fertilizer Businesses to Newco, IMC would merge with a wholly-owned subsidiary of Newco, and the former common stockholders of IMC would receive approximately 33.5% of the shares of Newco common stock as a result of the Cargill combination. If the Cargill combination does occur, the former unaffiliated unitholders (in their capacity as IMC common stockholders) will have the right to receive shares of Newco common stock as a result of the Cargill combination on a pari passu basis with the other owners of IMC's common stock.

        In light of IMC's announced intention to consummate the Cargill combination following the merger, the special committee retained Houlihan Lokey to render an opinion as to the fairness to the unaffiliated unitholders from a financial point of view of the consideration to be received by them in connection with the merger and, additionally, in making a separate determination as to the fairness to the unaffiliated unitholders from a financial point of view of the consideration to be received by them (in their capacity as IMC common stockholders) in connection with the Cargill combination, assuming that both the merger and the Cargill combination are consummated.

        Houlihan Lokey was retained to render an opinion to the special committee and, at the special committee's request, to the entire board of directors of the General Partner in connection with the merger and the Cargill combination. Houlihan Lokey is a nationally recognized investment banking firm with extensive experience in the area of merger- and acquisition-related fairness opinions. Houlihan Lokey has no material prior relationship with the Partnership, IMC or any of their respective affiliates. In the past, Houlihan Lokey has performed certain financial advisory and other services for Cargill and has received customary fees for such services. The opinion of Houlihan Lokey was and is not intended to constitute and does not constitute a recommendation as to any other matters concerning the merger and the Cargill combination not specifically addressed in the written opinion letter delivered on February 26, 2004, which is attached as Appendix A to this proxy statement/prospectus and which we refer to as the opinion. You are urged to read the opinion carefully and in its entirety.

        IMC has agreed to pay Houlihan Lokey a fee of $575,000 for its services, plus reasonable out-of-pocket expenses. Of this amount, $575,000 has been paid to date. No portion of Houlihan Lokey's fee was contingent upon the conclusions reached in the opinion. IMC has agreed to indemnify and hold harmless Houlihan Lokey or any employee, agent, officer, director, attorney, stockholder or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with its engagement by IMC.

  Fairness Opinion

        On February 26, 2004, Houlihan Lokey provided an opinion to the board of directors of the General Partner that (i) the consideration to be received by the unaffiliated unitholders in connection with the merger is fair to them from a financial point of view and (ii) the consideration to be received by the unaffiliated unitholders (in their capacity as IMC common stockholders) in connection with the Cargill combination, if the Cargill combination is consummated following completion of the merger, is fair to them from a financial point of view. These conclusions are subject to the assumptions, conditions, limitations and other matters that are set forth in the summary of the opinion below, the full text of which is included as Appendix A to this document and is incorporated into this document by reference. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. You are urged to read the full opinion carefully and in its entirety.

        The opinion was provided to the board of directors of the General Partner for its use and benefit and is directed only to the fairness to the unaffiliated unitholders, from a financial point of view, of the consideration to be received by them in connection with the merger and, if consummated thereafter, the Cargill combination in their capacity as IMC common stockholders. The opinion does not constitute a recommendation to any person as to whether such person should take any action whatsoever.

        In connection with the opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

  •
  met with certain members of the senior management of IMC, Cargill and the Partnership to discuss the merger, the Cargill combination and the operations, financial condition, future prospects and projected operations and performance of IMC, IMC Phosphates, the Partnership and Newco;

  •
  visited certain facilities and business offices of IMC, the Partnership, IMC Phosphates and Cargill located in Lake Forest, Illinois; Belle Plaine, Saskatchewan, Canada; New Wales, Florida; South Pierce, Florida; and Bartow, Florida;

  •
  reviewed IMC's, the Partnership's and IMC Phosphates' filings with the SEC on Form 10-K for the fiscal years ended (i) December 31, 1999 through 2002, in the case of IMC and the Partnership, and (ii) December 31, 2001 through 2002, in the case of IMC Phosphates, on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2003 and earnings announcement press releases for the fiscal year ended December 31, 2003, which IMC's management identified as being the most current financial statements available;

  •
  reviewed forecasts and projections for IMC prepared by IMC management with respect to IMC for the fiscal years ending December 31, 2004 through 2008;

  •
  reviewed forecasts and projections for the Partnership prepared by IMC management with respect to the Partnership for the fiscal years ending December 31, 2004 through 2008;

  •
  reviewed forecasts and projections for IMC Phosphates prepared by IMC management with respect to IMC Phosphates for the fiscal years ending December 31, 2004 through 2011;

  •
  reviewed forecasts and projections for Newco prepared by IMC management with respect to Newco for the fiscal years ending December 31, 2004 through 2008;

  •
  reviewed commodity pricing forecasts and projections for DAP, ammonia and other commodities as prepared by IMC managment for the fiscal years ending December 31, 2004 through 2008 including, without limitation, the following assumptions (the following amounts are presented in terms of dollars per short ton):

	2004	2005	2006	2007	2008
DAP	$171	$169	$174	$179	$182
Ammonia	$252	$170	$155	$150	$140
  •
  reviewed pricing outlook information and a forecast of certain income statement items for the Cargill Fertilizer Businesses prepared by Cargill management with respect to the Cargill Fertilizer Businesses for the fiscal years ending December 31, 2004 through 2008;

  •
  reviewed historical financial information for the fertilizer business of Cargill for the fiscal years ended May 31, 2001 through 2003, along with interim financial statements for the six-month periods ended November 30, 2002 and 2003;

  •
  reviewed the historical market prices and trading volume for the publicly traded securities of IMC and the Partnership;

  •
  met with certain members of the senior management of IMC, IMC Phosphates and the Partnership to discuss the nature and substance of intercompany transactions between IMC and the Partnership and between IMC and IMC Phosphates;

  •
  reviewed the presentation entitled "Phosphate Resource Partners Limited Partnership and IMC Phosphates Company: Overview of Partnership Agreement Conflict Provisions" prepared by IMC management dated July 18, 2003;

  •
  reviewed the Amended and Restated Agreement of Limited Partnership of Freeport-McMoRan Resource Partners, Limited Partnership (n/k/a the Partnership) dated May 29, 1987, and amendments thereto;

  •
  reviewed the Amended and Restated Partnership Agreement among IMC-Agrico GP Company; Agrico, Limited Partnership and IMC-Agrico MP, Inc., dated July 1, 1993, and amendments thereto;

  •
  reviewed the merger agreement, draft dated February 18, 2004;

  •
  reviewed IMC's SEC filing on Form 8-K filed January 27, 2004, which included (i) the Agreement and Plan of Merger and Contribution, dated as of January 26, 2004, among IMC, Newco, GNS Acquisition Corp., Cargill and Cargill Fertilizer, Inc.; (ii) the Investor Rights Agreement, dated as of January 26, 2004, between Cargill and Newco; and (iii) the Registration Rights Agreement, dated as of January 26, 2004, between Cargill and Newco;

  •
  reviewed the Prospectus Supplement (to the Prospectus dated February 21, 2002) for the offering of IMC's 7.50% Mandatory Convertible Preferred Shares led by JPMorgan and Goldman Sachs, dated as of June 24, 2003;

  •
  reviewed the Agreement, dated as of December 19, 2003, between IMC, Keystone, Inc., Alpine Capital, L.P. and The Anne T. and Robert M. Bass Foundation;

  •
  reviewed the IMC Global Inc. Rating Agency Presentation prepared by IMC management dated as of June 16, 2003;

  •
  reviewed third-party market research regarding major input and output commodity price projections;

  •
  reviewed the fairness opinion and analysis provided by Goldman Sachs to IMC's board of directors in connection with the Cargill combination;

  •
  reviewed certain other publicly available financial data for certain companies deemed comparable to IMC; and

  •
  conducted other such studies, analyses and inquiries as it deemed appropriate.

        The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing the opinion in connection with the merger and the Cargill combination. Houlihan Lokey used each of the following analyses based on its view that each is appropriate and reflective of generally accepted valuation methodologies given the public market valuation of certain securities of IMC and the Partnership, the accessibility of comparable publicly traded companies and the availability of forecasts for IMC, IMC Phosphates, the Partnership and Newco. Each analysis provides an indication of the equity value of IMC, the Partnership and Newco in order to assess the fairness from a financial perspective of the consideration to be received by the unaffiliated unitholders pursuant to the merger and, if consummated thereafter, the Cargill combination in their capacity as IMC common stockholders. No one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey used the methodologies discussed below in arriving at its conclusions. Houlihan Lokey selected a number of public companies it considered comparable to IMC, IMC Phosphates and Newco to perform its analyses. Houlihan Lokey deemed the selected companies, all of which are engaged in the manufacture and distribution of fertilizer and/or agricultural chemicals, to be reasonably comparable to IMC, IMC Phosphates and Newco based on the industry in which they operate and their principal competitors.

        Houlihan Lokey's analysis was divided into two components. The first component analyzed the fairness from a financial point of view of the merger to the unaffiliated unitholders of the Partnership, assuming the unaffiliated unitholders receive IMC common stock in exchange for their units. The second component analyzed the fairness from a financial point of view of the merger to the unaffiliated unitholders in conjunction with the Cargill combination, assuming both the merger and the Cargill combination are consummated. The analysis supporting the conclusion to the first component above is one that compares the per share equity value of IMC, pro forma for the merger, to the per unit value of the Partnership. The analysis supporting the conclusion to the second component compares the equity value of IMC, pro forma for the merger, to the portion of the equity value of Newco to be owned by current IMC stockholders upon consummation of the Cargill combination.

  Valuation of IMC

        Houlihan Lokey performed the following analyses in order to determine the per share equity value of IMC, pro forma for the merger.

  Comparable Company Approach

        The comparable company approach entails determining a level of earnings considered to be representative of the future performance of the company, and capitalizing the earnings figure by an appropriate risk-adjusted multiple. Comparable public companies are selected for comparison purposes and a risk assessment is performed. The selection of appropriate multiples for the subject company is made based on this comparative risk analysis and a thorough analysis of the comparable public companies' market multiples. Capitalizing the representative earnings levels at the selected multiple determines the subject company's total enterprise value, or aggregate equity value of the subject company plus interest-bearing debt net of cash and cash equivalents. Certain adjustments for non-operating assets/liabilities and interest-bearing debt are made to determine the fair market value of the subject company's equity.

        Houlihan Lokey reviewed certain financial information of publicly traded comparable companies operating as manufacturers of fertilizers and agricultural chemicals selected solely by Houlihan Lokey. Houlihan Lokey deemed the selected companies to be reasonably comparable to IMC based on the industry in which IMC operates and its principal competitors. The comparable companies included Agrium Inc.; FMC Corporation; Potash Corporation of Saskatchewan Inc. and Terra Industries Inc.

Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including the multiples of:

  •
  enterprise value to three-year average revenue;

  •
  enterprise value to three-year average earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA;

  •
  enterprise value to latest twelve month, which we refer to as LTM, revenue for the period ended December 31, 2003;

  •
  enterprise value to LTM EBITDA for the period ended December 31, 2003;

  •
  enterprise value to next fiscal year ended December 31, 2004, which we refer to as NFY, revenue;

  •
  enterprise value to NFY EBITDA;

  •
  enterprise value to fiscal year ended December 31, 2005, which we refer to as NFY +1, revenue; and

  •
  enterprise value to NFY+1 EBITDA.

        The analysis showed that the multiples exhibited by the comparable companies as of February 17, 2004 were as follows:

	Low	High	Median	Mean
Enterprise Value / Three-Year Average Revenue	0.67x	2.76x	1.29x	1.50x
Enterprise Value / Three-Year Average EBITDA	7.3x	13.9x	9.6x	10.1x
Enterprise Value / LTM Revenue	0.57x	2.42x	1.18x	1.34x
Enterprise Value / LTM EBITDA	5.6x	12.0x	8.4x	8.6x
Enterprise Value / NFY Revenue	0.70x	2.32x	1.12x	1.32x
Enterprise Value / NFY EBITDA	5.6x	8.9x	7.4x	7.3x
Enterprise Value / NFY+1 Revenue	1.12x	2.45x	1.16x	1.57x
Enterprise Value / NFY+1 EBITDA	5.8x	8.8x	6.8x	7.1x

        The resulting indications of enterprise value of the operations of IMC ranged from approximately $3.4 billion to $3.5 billion.

        The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes it is inappropriate to, and therefore did not, rely solely on the above-described quantitative results of the comparable company approach.

  Discounted Cash Flow Approach

        The discounted cash flow approach, which we refer to as DCF, is another method for determining the enterprise value of a going concern. The DCF approach entails determining the appropriate cash flows to discount, based upon projected financial information for the subject company. An appropriate discount rate for the subject company's projections is selected based upon an analysis of alternative investments, including public company discount rates. The terminal value, which is the value of the subject company at the end of the projection period, is determined by using a comparable company approach. The summation of the discounted value of the cash flow in the projected periods and the discounted value of the terminal value determine the subject company's enterprise value. Similar to the comparable company approach, certain adjustments for non-operating assets/liabilities and interest-bearing debt need to be made to arrive at the subject company's equity value.

        In conducting its DCF analysis for IMC, Houlihan Lokey used certain financial projections prepared by IMC's management with respect to the five fiscal years ending December 31, 2004 through 2008. Houlihan Lokey determined IMC's enterprise value by first deriving adjusted free cash flow (by adjusting earnings before interest and taxes, which we refer to as EBIT, for capital expenditures, working capital expenditures, depreciation and amortization, and taxes) and discounting this free cash flow to the present. Houlihan Lokey applied risk-adjusted discount rates ranging from 9.0% to 11.0% to the projected adjusted free cash flows. To determine the value of IMC at the end of the projection period, Houlihan Lokey applied an enterprise value to EBITDA multiple ranging from 5.75x to 6.75x to IMC's projected EBITDA in the terminal year and discounted the enterprise value indication to the present at the same range of discount rates described above. The summation of the present value of the free cash flows for the five fiscal years ending December 31, 2004 through 2008 plus the present value of the terminal value as calculated by the comparable company approach resulted in an enterprise value range of $3.2 billion to $3.8 billion.

        The discount rate used in the DCF analysis was calculated based on IMC's weighted average cost of capital, which represents the blended, after-tax costs of debt and equity. The range of enterprise value to EBITDA multiples used to calculate the terminal value was based on the market multiples discussed with the comparable company approach above.

        Houlihan Lokey focused on the range of enterprise value exhibited by discount rates in the middle of the selected range, or 9.5% to 10.5%, and terminal enterprise value to EBITDA multiples in the middle of the selected range, or 6.0x to 6.5x, which resulted in an enterprise value range of $3.3 billion to $3.7 billion before adjustments for non-operating assets/liabilities.

  Determination of Per Share Equity Value

        Houlihan Lokey determined the enterprise value of the operations of IMC to be $3.3 billion to $3.6 billion as of February 17, 2004 based on the comparable company approach and DCF approach. These value indications are summarized as follows:

Methodology	Low Indication of Enterprise Value	High Indication of Enterprise Value
Comparable Company Approach	$3.4 billion	$3.5 billion
DCF Approach	$3.3 billion	$3.7 billion
Concluded Enterprise Value from Operations	$3.3 billion	$3.6 billion

        Houlihan Lokey then made certain adjustments to the range of selected enterprise value to determine IMC's equity value. Such adjustments included adding IMC's cash and cash equivalents ($89.2 million), adding the proceeds from in-the-money options assumed to be exercised ($14.4 million) and subtracting IMC's debt of $2.1 billion. These adjustments result in a range of equity value for IMC of $1.3 billion to $1.6 billion, or $9.21 to $10.97 per share, based on 143.9 million shares outstanding. The number of shares outstanding includes IMC's basic shares outstanding (114.8 million shares), in-the-money options assumed to be exercised (1.4 million shares), shares assumed to be issued upon conversion of IMC's 7.50% mandatory convertible preferred shares (17.7 million shares) and shares assumed to be issued in connection with the merger (10.0 million shares). Houlihan Lokey did not ascribe any value to the out-of-the-money options due to the degree to which the exercise price of such out-of-the-money options exceeded the current and projected IMC stock price.

  Valuation of the Partnership

        The Partnership is a holding company whose primary asset is equity in IMC Phosphates. To determine the value of Partnership units, therefore, Houlihan Lokey analyzed the value of IMC Phosphates using methodologies similar to those outlined above.

  Comparable Company Approach

        Houlihan Lokey reviewed certain financial information of publicly traded comparable companies operating as manufacturers of fertilizers and agricultural chemicals selected solely by Houlihan Lokey. Houlihan Lokey deemed the selected companies to be reasonably comparable to IMC Phosphates based on the industry in which IMC Phosphates operates and its principal competitors. The comparable companies included Agrium Inc.; FMC Corporation; Potash Corporation of Saskatchewan Inc. and Terra Industries Inc. Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including the multiples of:

  •
  enterprise value to three-year average revenue;

  •
  enterprise value to three-year average EBITDA;

  •
  enterprise value to NFY revenue;

  •
  enterprise value to NFY EBITDA;

  •
  enterprise value to NFY+1 revenue; and

  •
  enterprise value to NFY+1 EBITDA.

        The analysis showed that the multiples exhibited by the comparable companies as of February 17, 2004 were as follows:

	Low		High		Median		Mean
Enterprise Value/Three-Year Average Revenue	0.67	x	2.76	x	1.29	x	1.50	x
Enterprise Value/Three-Year Average EBITDA	7.3	x	13.9	x	9.6	x	10.1	x
Enterprise Value/NFY Revenue	0.70	x	2.32	x	1.12	x	1.32	x
Enterprise Value/NFY EBITDA	5.6	x	8.9	x	7.4	x	7.3	x
Enterprise Value/NFY+1 Revenue	1.12	x	2.45	x	1.16	x	1.57	x
Enterprise Value/NFY+1 EBITDA	5.8	x	8.8	x	6.8	x	7.1	x

        Due to the present cyclical downturn in the phosphates market, Houlihan Lokey determined that three-year average, LTM and NFY performance were not representative of normalized operating performance for IMC Phosphates. Houlihan Lokey's enterprise value indications for IMC Phosphates, therefore, are predicated on calculations using NFY+1 market multiples. The resulting indications of enterprise value of the operations of IMC Phosphates ranged from approximately $1.2 billion to $1.3 billion.

        The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes it is inappropriate to, and therefore did not, rely solely on the above-described quantitative results of the comparable company approach.

  Discounted Cash Flow Approach

        Houlihan Lokey used certain financial projections for IMC Phosphates prepared by IMC management with respect to the five fiscal years ending December 31, 2004 through 2008. Houlihan Lokey determined IMC Phosphates' enterprise value by first deriving adjusted free cash flow (by adjusting EBIT for capital expenditures, working capital expenditures, depreciation and amortization, and taxes) and discounting this free cash flow to the present. Houlihan Lokey applied risk-adjusted discount rates ranging from 11.0% to 13.0% to the projected adjusted free cash flows. To determine the value of IMC Phosphates at the end of the projection period, Houlihan Lokey applied an enterprise value to EBITDA multiple ranging from 3.5x to 5.5x to IMC's projected EBITDA in the terminal year and discounted the enterprise value indication to the present at the same range of discount rates described above. The summation of the present value of the free cash flows for the five fiscal years ending December 31, 2004 through 2008 plus the present value of the terminal value as calculated by the comparable company approach resulted in an enterprise value range of $1.0 billion to $1.5 billion.

        The discount rate used in the DCF analysis was calculated based on IMC Phosphates' weighted average cost of capital, which represents the blended, after-tax costs of debt and equity. The range of enterprise value to EBITDA multiples used to calculate the terminal value was based on the market multiples discussed with the comparable company approach above.

        Houlihan Lokey focused on the range of enterprise value exhibited by discount rates in the middle of the selected range, or 11.5% to 12.5%, and terminal enterprise value to EBITDA multiples in the middle of the selected range, or 4.0x to 5.0x, which resulted in an enterprise value range of $1.1 billion to $1.3 billion before adjustments for non-operating assets/liabilities.

  Determination of IMC Phosphates Equity Value

        Houlihan Lokey determined the enterprise value of the operations of IMC Phosphates to be $1.1 billion to $1.3 billion as of February 17, 2004 based on the comparable company approach and DCF approach. These value indications are summarized as follows:

Methodology	Low Indication of Enterprise Value	High Indication of Enterprise Value
Comparable Company Approach	$1.2 billion	$1.3 billion
DCF Approach	$1.1 billion	$1.3 billion
Concluded Enterprise Value from Operations	$1.1 billion	$1.3 billion

        Houlihan Lokey then made certain adjustments to the range of selected enterprise value to determine IMC Phosphates' equity value, which included adding IMC Phosphates' cash and cash equivalents ($0.6 million) and subtracting IMC Phosphates' debt of $355.2 million. These adjustments result in a range of equity value for IMC Phosphates of $776.0 million to $938.0 million.

  Determination of the Partnership's Equity Value

        Since the only operating asset of the Partnership is its ownership interest in IMC Phosphates, the Partnership's enterprise value is primarily derived by multiplying the range of equity value calculated for IMC Phosphates by the Partnership's ownership percentage in IMC Phosphates, 41.5%. Given the IMC Phosphates equity value range of $776.0 million to $938.0 million, the Partnership's enterprise value range is $322.0 million to $389.3 million.

        IMC management expects that the Partnership will incur approximately $2.3 million per year in selling, general and administrative expenses. This $2.3 million was capitalized into perpetuity at a discount rate of 10% to determine the present value of those expenses, which was calculated as $23.0 million. After adjusting for these expenses, the Partnership's enterprise value range, therefore, is $299.0 million to $366.0 million.

        Houlihan Lokey then made certain adjustments to the range of selected enterprise value to determine the Partnership's equity value. Since the Partnership had no cash or other non-operating assets, such adjustments included only the subtraction of the Partnership's debt of $574.0 million. For these purposes, Houlihan Lokey subtracted 100% of the principal amount of the Partnership's inter-company debt based on the assumption that, on a going forward basis, the terms of such debt would be structured on market terms negotiated on an arm's length basis. These adjustments result in an indicated range of negative equity value for the Partnership of $(275.0) million to $(208.0) million, or $(2.66) to $(2.01) per unit, based on 103.5 million units outstanding.

  Public Market Indications

        In addition to its fundamental valuation analyses of IMC, the Partnership and IMC Phosphates, Houlihan Lokey also examined the historical market prices of IMC and the Partnership, and the exchange ratio of IMC shares per unit. As of December 22, 2003, the last trading day prior to the announcement of the merger, the exchange ratio indicated by the closing prices of IMC and the Partnership securities was 0.17 IMC shares per unit. On a 30-day average, 60-day average and 52-week high basis, the exchange ratio was 0.18 IMC shares per unit. On a 52-week low and 52-week average basis, the exchange ratio was 0.17 IMC shares per unit. When compared to the merger ratio of 0.20, these calculated exchange ratios imply premiums of 8.9% to 18.0%.

  Determination of Fairness—The Merger

        In assessing the fairness of the consideration to be received by the unaffiliated unitholders pursuant to the merger, Houlihan Lokey considered the per share value of IMC resulting from fundamental valuation analysis compared to the per unit value of the Partnership resulting from fundamental valuation analysis, as well as the market value of a unit as of December 22, 2003, the trading day prior to the announcement of the merger, which was $1.70 market value per unit. Given that Houlihan Lokey's fundamental valuation analysis of the Partnership indicated negative per unit value, the value of the consideration to be received by the unaffiliated unitholders pursuant to the merger exceeds the fundamental value of the units. In addition when compared to the 0.18 to 0.15 exchange ratios implied by the results of Houlihan Lokey's fundamental valuation analysis of IMC and the $1.70 market value per unit, the merger exchange ratio of 0.20 IMC shares per unit represents a premium of 8.4% to 29.1% to the unaffiliated unitholders.

        Accordingly, Houlihan Lokey determined that, subject to the assumptions, conditions, limitations and other matters that are described in the opinion, the consideration to be received by the unaffiliated unitholders of the Partnership in connection with the merger was fair to them from a financial point of view as of the date of issuance of the opinion.

  Valuation of Newco

        Houlihan Lokey performed the following analyses in order to determine the equity value of Newco.

  Comparable Company Approach

        Houlihan Lokey reviewed certain financial information of publicly traded comparable companies operating as manufacturers of fertilizers and agricultural chemicals selected solely by Houlihan Lokey. Houlihan Lokey deemed the selected companies to be reasonably comparable to Newco based on the industry in which Newco is expected to operate and its principal competitors. The comparable companies included Agrium Inc.; FMC Corporation; Potash Corporation of Saskatchewan Inc. and Terra Industries Inc. Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including the multiples of:

  •
  enterprise value to three-year average revenue;

  •
  enterprise value to three-year average EBITDA;

  •
  enterprise value to LTM revenue;

  •
  enterprise value to LTM EBITDA;

  •
  enterprise value to NFY revenue;

  •
  enterprise value to NFY EBITDA;

  •
  enterprise value to NFY+1 revenue; and

  •
  enterprise value to NFY+1 EBITDA.

        The analysis showed that the multiples exhibited by the comparable companies as of February 17, 2004 were as follows:

	Low		High		Median		Mean
Enterprise Value/Three-Year Average Revenue	0.67	x	2.76	x	1.29	x	1.50	x
Enterprise Value/Three-Year Average EBITDA	7.3	x	13.9	x	9.6	x	10.1	x
Enterprise Value/LTM Revenue	0.57	x	2.42	x	1.18	x	1.34	x
Enterprise Value/LTM EBITDA	5.6	x	12.0	x	8.4	x	8.6	x
Enterprise Value/NFY Revenue	0.70	x	2.32	x	1.12	x	1.32	x
Enterprise Value/NFY EBITDA	5.6	x	8.9	x	7.4	x	7.3	x
Enterprise Value/NFY+1 Revenue	1.12	x	2.45	x	1.16	x	1.57	x
Enterprise Value/NFY+1 EBITDA	5.8	x	8.8	x	6.8	x	7.1	x

        Due to the absence of synergies in the three-year average and LTM periods, Houlihan Lokey determined that three-year average and LTM performance was not representative of normalized operating performance for Newco. Houlihan Lokey's enterprise value indications, therefore, are predicated on calculations using NFY and NFY+1 market multiples. The resulting indications of enterprise value of the operations of Newco ranged from approximately $6.7 billion to $6.9 billion.

        The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes it is inappropriate to, and therefore did not, rely solely on the above-described quantitative results of the comparable company approach.

  Discounted Cash Flow Approach

        Houlihan Lokey used certain financial projections for Newco prepared by IMC's management with respect to the five fiscal years ending December 31, 2004 through 2008. Houlihan Lokey determined Newco's enterprise value by first deriving adjusted free cash flow (by adjusting EBIT for capital expenditures, working capital expenditures, depreciation and amortization, and taxes) and discounting this free cash flow to the present. Houlihan Lokey applied risk-adjusted discount rates ranging from 8.0% to 10.0% to the projected adjusted free cash flows. To determine the value of Newco at the end of the projection period, Houlihan Lokey applied an enterprise value to EBITDA multiple ranging from 6.5x to 7.5x to IMC's projected EBITDA in the terminal year and discounted the enterprise value indication to the present at the same range of discount rates described above. The summation of the present value of the free cash flows for the five fiscal years ending December 31, 2004 through 2008 plus the present value of the terminal value as calculated by the comparable company approach resulted in an enterprise value range of $6.5 billion to $7.9 billion.

        The discount rate used in the DCF analysis was calculated based on Newco's weighted average cost of capital, which represents the blended, after-tax costs of debt and equity. The range of enterprise value to EBITDA multiples used to calculate the terminal value was based on the market multiples discussed with the comparable company approach above.

        Houlihan Lokey focused on the range of enterprise value exhibited by discount rates in the middle of the selected range, or 8.5% to 9.5%, and terminal enterprise value to EBITDA multiples in the middle of the selected range, or 6.75x to 7.25x, which resulted in an enterprise value range of $6.8 billion to $7.5 billion before adjustments for non-operating assets and liabilities.

  Determination of Newco's Equity Value

        Houlihan Lokey determined the enterprise value of the operations of Newco to be $6.7 billion to $7.2 billion as of February 17, 2004 based on the comparable company approach and DCF approach. These value indications are summarized as follows:

Methodology	Low Indication of Enterprise Value	High Indication of Enterprise Value
Comparable Company Approach	$6.7 billion	$6.9 billion
DCF Approach	$6.8 billion	$7.5 billion
Concluded Enterprise Value from Operations	$6.7 billion	$7.2 billion

        Houlihan Lokey then made certain adjustments to the range of selected enterprise value to determine Newco's equity value, which included adding Newco's pro forma cash and cash equivalents ($102.9 million), subtracting Newco's pro forma debt of $2.2 billion and subtracting Newco's pro forma preferred stock of $137.5 million. These adjustments result in a range of equity value for Newco of $4.5 billion to $5.0 billion.

  Determination of Fairness—Cargill Combination Transaction

        In assessing the fairness of the consideration to be received by the unaffiliated unitholders (in their capacity as IMC common stockholders) in the Cargill combination, assuming the Cargill combination is consummated following completion of the merger, Houlihan Lokey considered the equity value of IMC, pro forma for the merger, resulting from fundamental valuation analysis compared to the portion of the equity value of Newco that will be owned by IMC stockholders following consummation of the Cargill combination.

        As discussed above, Houlihan Lokey determined the range of equity value for IMC, pro forma for the merger, as $1.3 billion to $1.6 billion. Also as shown above, Houlihan Lokey determined the range of equity value for Newco as approximately $4.5 billion to $5.0 billion. The valuation of IMC and Newco implies that IMC stockholders should receive an ownership percentage in Newco equal to 29.3% (i.e., $1.3 billion divided by $4.5 billion) to 31.7% (i.e., $1.6 billion divided by $5.0 billion). As the Cargill combination agreement specifies that IMC common stockholders will own 33.5% of the Newco common stock upon consummation of the Cargill combination, the transaction implies a premium of 5.6% to 14.2%.

        Accordingly, Houlihan Lokey determined that, subject to the assumptions, conditions, limitations and other matters that are described in the opinion, the consideration to be received by the unaffiliated unitholders of the Partnership (in their capacity as IMC common stockholders) in connection with the Cargill combination, assuming the Cargill combination is consumated following completion of the merger, was fair to them from a financial point of view as of the date of issuance of the opinion.

        Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to Houlihan Lokey were reasonably prepared and reflect the best currently available estimates of the future financial results and condition of IMC, IMC Phosphates, the Partnership and Newco, and that there had been no material change in the assets, financial condition, business or prospects of IMC, IMC Phosphates, the Partnership or the Cargill Fertilizer Businesses since the date of the most recent financial statements made available to it.

        Houlihan Lokey did not independently verify the accuracy and completeness of the information provided to Houlihan Lokey with respect to IMC, IMC Phosphates, the Partnership or the Cargill Fertilizer Businesses and did not assume any responsibility with respect to such information. Houlihan Lokey did not make any independent appraisal of any of the properties or assets of IMC, IMC Phosphates, the Partnership or the Cargill Fertilizer Businesses. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey as of the date of the opinion.

        Subsequent events that could affect the conclusions set forth in the opinion include adverse changes in industry performance or market conditions and changes to the business, financial condition, results of operations or prospects of IMC, IMC Phosphates, the Partnership or the Cargill Fertilizer Businesses. In rendering the opinion, the special committee instructed Houlihan Lokey to assume that the Cargill combination is consummated on the terms set forth in the Cargill combination agreement. Except as requested by the special committee pursuant to Houlihan Lokey's engagement letter, Houlihan Lokey is under no obligation to update, revise or reaffirm the opinion. To date, Houlihan Lokey has received no such request.

        Houlihan Lokey has also assumed that the final form of the Cargill combination agreement will be substantially similar to the draft reviewed by Houlihan Lokey.

        Except to the extent specifically disclosed in writing to Houlihan Lokey, the opinion assumed that IMC, IMC Phosphates, the Partnership and the Cargill Fertilizer Businesses have no material contingent assets or liabilities, no unusual obligations or substantial commitments other than those incurred in the ordinary course of business, and no pending or threatened litigation that would have a material adverse effect on IMC, IMC Phosphates, the Partnership or the Cargill Fertilizer Businesses.

        Houlihan Lokey's understanding of the terms, timing, process and other factors concerning the merger and the Cargill combination and related negotiations and agreements among all parties to the merger and the Cargill combination was based solely on the documents identified above and on discussions Houlihan Lokey had with the respective agents, employees, advisors and representatives of IMC, the General Partner, the Partnership and Cargill. If such factors are materially different than those set forth in said documentation and as otherwise disclosed to Houlihan Lokey, the conclusions set forth in the opinion may be adversely affected.

        While all public information (including industry and statistical information, if any) considered by Houlihan Lokey in connection with the opinion was obtained from sources Houlihan Lokey believes are reliable, Houlihan Lokey makes no representation as to the accuracy or completeness thereof, and Houlihan Lokey relied upon such public information without further verification.

        Houlihan Lokey was not asked to opine and does not express any opinion as to: (i) the General Partner's, the Partnership's, IMC's, the Special General Partner's or the unaffiliated unitholders' underlying business decision to effect any portion of the merger and the Cargill combination or (ii) the fairness of the merger and the Cargill combination to IMC, the Partnership or the General Partner.

        The description of the opinion set forth above summarizes the material points of the analyses performed by Houlihan Lokey in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in the opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to IMC, the Partnership, IMC Phosphates, Newco, the merger, the Cargill combination, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of IMC, the Partnership, IMC Phosphates or Newco are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains or incorporates by reference "forward looking statements" as defined by the SEC. These statements concern IMC's, the General Partner's and the Partnership's plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this document that address activities, events or developments that IMC, the General Partner and the Partnership expect, believe or anticipate will or may occur in the future are forward looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in "Risk Factors" beginning on page 21 of this proxy statement/prospectus and the following:

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  general business and economic conditions;

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  governmental policies affecting the agricultural industry in localities where we or our customers operate;

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  weather conditions;

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  the impact of competitive products;

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  pressure on prices realized by us for our products;

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  constraints on supplies of raw materials used in manufacturing certain of our products;

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  capacity constraints limiting the production of certain products;

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  difficulties or delays in the development, production, testing and marketing of products;

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  difficulties or delays in receiving, or increased costs of satisfying conditions of, required governmental and regulatory approvals;

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  market acceptance issues, including the failure of products to generate anticipated sales levels;

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  the effects of and change in trade, monetary, environmental and fiscal policies, laws and regulations;

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  foreign exchange rates and fluctuations in those rates;

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  costs and effects of legal proceedings, including environmental, and administrative proceedings involving us;

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  success in implementing our various initiatives;

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  uncertain effects upon the global and domestic economies and financial markets of the terrorist attacks in New York City and Washington, D.C. on September 11, 2001 and their aftermaths; and

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  other risk factors reported from time to time in our SEC reports.

        These forward looking statements are based on assumptions, which IMC, the General Partner and the Partnership believe are reasonable, but which are open to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in periodic filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2003 for IMC and the Annual Report on Form 10-K for the year ended December 31, 2003 for the Partnership.

        If the Cargill combination is consummated, IMC's business would be operated by Newco, a newly-formed public company going forward. The board of directors and management of Newco may not be the same as exists on the date hereof for IMC, and they may operate IMC's business in a manner that differs from IMC's current operations. The factors listed above do not account for any such possible change in IMC's operations.

THE MERGER

General

        At the effective time of the merger, the Partnership will be merged with and into Merger Sub. Merger Sub will be the surviving entity. In addition, at the effective time of the merger, each of your units will be converted into the right to receive IMC common stock pursuant to the exchange ratio.

Distribution of IMC Common Stock

        Upon completion of the merger, the unitholders of the Partnership will have no continuing interest in, or rights as partners of, the Partnership. The transfer books of the Partnership will be closed on the closing date of the merger. All units representing interests will cease to be outstanding, will automatically be cancelled and retired, and will cease to exist. The certificates or depositary receipts previously representing units held by record unitholders will represent only the right to receive shares of IMC common stock.

        Upon delivery by each unitholder of a completed letter of transmittal and the surrender of each unitholder's certificates or depositary receipts representing units, we will mail certificates representing IMC common stock to such unitholders in payment of the merger exchange ratio. As described elsewhere in this proxy statement/prospectus, IMC has entered into the Cargill combination agreement with Cargill. Upon consummation of the Cargill combination, all holders of IMC common stock would be entitled to receive shares of Newco common stock in exchange for their shares of IMC common stock. In the event that, following the merger, the Cargill combination is consummated but unitholders have not yet received stock certificates representing shares of IMC common stock to which they are entitled pursuant to the merger, certificates representing shares of Newco common stock will be issued to former unitholders as if those unitholders had received, immediately prior to the effectiveness of the Cargill combination, the number of whole shares of IMC common stock which they would otherwise be entitled to receive as a consequence of the merger.

Procedures for Exchange of Certificates or Depositary Receipts Representing Units

        Please do not return certificates or depositary receipts representing your units with the enclosed proxy card.

        As soon as reasonably practicable after the completion of the merger, an exchange agent to be selected by IMC will mail the following to each former unitholder who holds one or more certificates or depositary receipts representing units:

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  a letter of transmittal for use in submitting all certificates or depositary receipts representing units to the exchange agent for exchange; and

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  instructions explaining what unitholders must do to effect the surrender of certificates or depositary receipts representing units in exchange for certificates representing shares of IMC common stock.

        In the event that, following the merger, the Cargill combination is consummated but the certificates representing shares of IMC common stock have not yet been mailed to unitholders, the letter of transmittal will also explain what unitholders must do to in order to obtain certificates representing shares of Newco common stock.

        Unitholders should complete and sign the letter of transmittal and return it to the exchange agent together with the unitholder's certificates or depositary receipts representing units in accordance with the instructions. At or prior to completion of the merger, IMC will deposit with the exchange agent, in trust for the benefit of the former unitholders, certificates representing shares of IMC common stock to be provided in exchange for the certificates or depositary receipts representing units.

        After the merger, each certificate or depositary receipt that previously represented units will only represent the right to receive (i) certificates representing shares of IMC common stock or (ii) if the Cargill combination is consummated immediately after the merger and prior to mailing of the certificates representing shares of IMC common stock, certificates representing shares of Newco common stock.

Certain Litigation Related to the Merger

        On December 30, 2003, Martin Weber v. J. Reid Porter, et. al., a purported class action lawsuit, was filed in Delaware Court of Chancery claiming that IMC, the General Partner, the directors of the General Partner and the Partnership breached their fiduciary duties to the Partnership's public limited partners as a consequence of the announcement on December 23, 2003 "that [IMC] had offered to acquire all of the Partnership units not held by [IMC] and its affiliates." The lawsuit also asserted that "[t]he proposed acquisition is an attempt by [IMC] to unfairly aggrandize itself at the expense of [the Partnership's] public limited partners" and that "[t]he proposed acquisition will, for inadequate consideration, deny plaintiff and the other members of the class their right to share proportionately in the future success of [the Partnership] and its valuable assets, while permitting [IMC] to benefit wrongly from the transaction." The plaintiff, on behalf of the class of all unitholders of the Partnership (except for the defendants and their affiliates) is seeking, among other things, to enjoin the transaction or, to the extent that the transaction is consummated, to rescind the transaction, and monetary damages in an unspecified amount.

        On January 16, 2004, M. A. Metropole v. J. Reid Porter, et. al., a purported class action lawsuit, was filed in Delaware Court of Chancery against IMC, the General Partner and the directors of the General Partner, each individually as a conspirator and aider and abettor and, in the case of the directors, in their capacity as directors and/or officers of the Partnership. The complaint asserted that the defendants breached their fiduciary duties to the Partnership's public limited partners as a consequence of the announcement on January 15, 2004 by IMC's board of directors that it had authorized IMC management to communicate a proposal to the Partnership to acquire all the Partnership's publicly held units at a price that, according to the plaintiff, is materially inadequate giving due consideration to the Partnership's growth and anticipated operating results, net asset value and future profitability. The lawsuit further asserts that "(a) the intrinsic value of the units of [the Partnership] is materially in excess of the $2.15 per unit being proposed, giving due consideration to the possibilities of growth and profitability of [the Partnership in] light of its business, earnings and earnings power, present and future; (b) the $2.15 per unit price is inadequate and is a discount to the present market value of units; and (c) the $2.15 per unit price is not the result of arm's-length negotiations, but was fixed arbitrarily by [the General Partner] to 'cap' the market price of units, as part of a plan for the defendants to obtain complete ownership of [the Partnership's] assets and business at the lowest possible price." The plaintiff, on behalf of the class of all unitholders in the Partnership (except for the defendants and their affiliates) is seeking, among other things, to enjoin the transaction or, to the extent that the transaction is consummated, to rescind the transaction, and monetary damages in an unspecified amount.

        On January 22, 2004, Sidney Resnick v. Phosphate Resource Partners Limited Partnership, et. al., a purported class action lawsuit, was filed in Delaware Court of Chancery claiming that IMC, the General Partner, the directors of the General Partner and the Partnership breached their fiduciary duties to the Partnership's public limited unitholders as a consequence of the announcement on January 15, 2004 that IMC had made a proposal to acquire all of the outstanding units of the Partnership that IMC did not already own. The lawsuit also asserted that "The Transaction will benefit defendants at the expense and to the detriment of the Partnership's unitholders, who will be deprived of their equity investment and benefits including, among other things, the expected growth of the Partnership," that "[the General Partner's] directors have clear and material conflicts of interest and are acting to better the interests of IMC at the expense of the Partnership's unitholders" and that "The

[t]ransaction...represents an effort by defendants to aggrandize their financial position and interests at the expense, and to the detriment, of the members of the Class." The plaintiff, on behalf of the class of all unitholders of the Partnership (except for the defendants and their affiliates) is seeking, among other things, to enjoin the transaction or, to the extent that the transaction is consummated, to rescind the transaction, and monetary damages in an unspecified amount.

        On February 9, 2004 the Delaware Court of Chancery approved an Order of Consolidation consolidating the Weber, M.A. Metropole and Resnick actions into a single action, In Re Phosphate Resource Partners Limited Partnership Litigation (Consolidated C.A. No. 145-N) and ordering that the plaintiffs in all three actions file a single consolidated amended complaint.

        On February 9, 2004, Magnus E. Olsen and Jean E. Olsen v. J. Reid Porter, et. al., a purported class action lawsuit, was filed in Delaware Court of Chancery claiming that IMC, the General Partner and the Partnership breached their fiduciary duties to the Partnership's public limited unitholders as a consequence of the announcement on January 15, 2004 that IMC had made a proposal to acquire all of the outstanding units of the Partnership that IMC did not already own. The lawsuit also asserted that "[u]nder IMC's proposal, public unitholders would be forced out at a significant discount by their disloyal fiduciaries. ..[at a price] without arms-length negotiation," and that since "[f]our of the seven members of the IMC board of directors are employed in high-ranking positions at IMC… the PRP-GP board suffers from debilitating conflict in fairly considering the proposed Transaction." The plaintiff, on behalf of the class of all unitholders of the Partnership is seeking, among other things, to enjoin the transaction or, to the extent that the transaction is consummated, to rescind the transaction, and monetary damages in an unspecified amount. Unless the plaintiff in this lawsuit agrees to consolidate this action with the other three actions already consolidated as described above, the defendants currently intend to move to consolidate the Olsen action with the Weber, M.A. Metropole and Resnick actions.

        IMC, the General Partner and the directors of the General Partner believe these unitholder claims are without merit and intend to vigorously defend against these lawsuits.

Fractional Shares

        IMC will not issue fractional shares to any unitholder upon completion of the merger. Instead, each holder entitled to receive a fractional share will receive a cash payment from the exchange agent representing such holder's proportionate interest in the net proceeds from the sale by the exchange agent on behalf of all such holders of the aggregate of the fractional shares of IMC common stock that would otherwise be issued. The sale of these excess shares by the exchange agent shall be executed on the New York Stock Exchange. Until the net proceeds of such sale or sales have been distributed to the unitholders, the exchange agent will hold such proceeds in trust for the unitholders. IMC has agreed to pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the exchange agent, incurred in connection with such sale of these excess shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to unitholders in lieu of any fractional shares of IMC common stock, the exchange agent will make available such amounts to such unitholders without interest.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material federal income tax consequences of a conversion of units representing limited partner interests into IMC common stock pursuant to the merger. The federal tax consequences of the merger will vary for each unitholder because of the individual federal income tax position of each unitholder.

        The following discussion is based upon current law. Future legislative, judicial or administrative changes or interpretations could alter or modify the following statements and conclusions, and any of these changes or interpretations could be retroactive and could affect the tax consequences to the unitholders.

        The following discussion is not exhaustive of all possible tax consequences. It does not address any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to specific unitholders in light of their particular circumstances. The discussion below generally describes material federal income tax consequences applicable only to individuals who are citizens or residents of the United States, and therefore has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, tax-exempt entities, regulated investment companies and insurance companies.

        For a description of the effect of the Cargill combination and the tax consequences of that transaction, see "—Tax Consequences of the Cargill Combination" below.

        The following discussion does not address the particular facts and circumstances of any particular unitholder. You are advised to consult your own tax advisor to determine all of the relevant federal, state and local tax consequences of the Partnership's merger to you.

Tax Consequences of the Merger

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  Generally.  As more fully described below, as an owner of units in the Partnership, you will recognize an aggregate amount of net gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value of the shares of IMC common stock that you are entitled to receive pursuant to the merger, and (2) your adjusted tax basis in your units immediately prior to the merger. That net gain or loss may be comprised of ordinary income or ordinary loss depending upon the extent of any appreciation in the ordinary assets of the Partnership. The recognition of ordinary income will decrease the capital gain component or increase the capital loss component of the net gain or loss otherwise recognizable as a consequence of the merger. The Partnership will compute and report the capital gain or loss and ordinary income you will recognize. Your basis in the IMC common stock that you are entitled to receive will equal the fair market value of that stock and your holding period for that stock will begin the date of the merger.

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  Characterization of the Merger.  The merger should be treated as a sale by you of your units because the Partnership will be treated as continuing for federal income tax purposes. You will recognize gain or loss on the sale of your units equal to the difference between your amount realized and your tax basis in the units sold. Your amount realized will be measured by the fair market value of the shares of IMC common stock and cash that you are entitled to receive.

        Except as noted below, gain or loss recognized by you with respect to a unit held for more than one year will generally be taxable as a long-term capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, you may recognize both ordinary income and a capital loss upon the merger. Capital losses may offset capital gains and no more than $3,000 of ordinary income annually, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        If you acquired units at different times, under special rules applicable to partnerships, including publicly traded partnerships, you may be entitled to trace the holding period of specific units but may be required to aggregate the basis in all those units. Unitholders in such a position should consult their own tax advisors with respect to these rules.

        Passive Activity Loss Limitation.    Under Section 469 of the Internal Revenue Code, any prior losses allocated to you by the Partnership and not deducted by you because they were suspended under the passive loss rules will generally become fully deductible as a result of the merger of the Partnership.

        FIRPTA Withholding.    Gain recognized by a foreign unitholder on the merger which is effectively connected with the conduct of a U.S. trade or business pursuant to the merger will be subject to federal income tax. Gain realized on the sale of an interest in a U.S. real property holding company is treated as effectively connected with the conduct of a U.S. trade or business for this purpose and the proceeds from a sale of such an interest are subject to withholding by the purchaser unless the foreign unitholder owns less than 5% interest in the units. The Partnership believes it is a U.S. real property holding company. Therefore, if a unitholder holds a greater than 5% interest in the Partnership, the Partnership will be required to withhold taxes from a unitholder unless the unitholder provides the Partnership with a certification of its nonforeign status, signed under penalties of perjury, stating that it is not a foreign person and containing its name, address, and identification number (social security number or employer identification number).

        Tax Consequences of Partnership Operations.    The federal income taxable consequences of the merger, described above, are in addition to the consequences attributable to your ownership of units in the Partnership for the period ending on the closing date of the merger. You must include your share of the Partnership's items of income, gain, loss and deduction for that period, including your share through the closing date of the merger, on your federal income tax return for your taxable year in which the merger occurs even if you do not receive cash distributions for that period. That information will be provided to you on Schedule K-1. The results of the Partnership operations for such period will result in adjustments to your tax basis in your units and, therefore, your gain or loss resulting from the merger.

Tax Consequences of the Cargill Combination

        The Cargill combination is expected to be tax-free to IMC stockholders. However, because the merger will be treated as a sale by you of your units, you will recognize gain or loss on the sale of your units equal to the difference between your amount realized and your tax basis in the units sold, irrespective of the timing of the Cargill combination. Any subsequent exchange of shares of IMC common stock for shares of Newco common stock associated with the Cargill combination is not expected to be treated as a second taxable transaction to the former unitholders for tax purposes. In addition, for a full description of the tax consequences of the Cargill combination, please read "Material U.S. Federal Income Tax Considerations" found in the proxy statement/prospectus relating to the Cargill combination that is attached as Appendix C to this proxy statement/prospectus.

Accounting Treatment

        The merger of the Partnership will be accounted for as a purchase under generally accepted accounting principles. Under those rules, IMC will record on its books the acquired assets and liabilities of the Partnership at their estimated fair market value.

Effect of the Merger on Unitholders Who Do Not Vote in Favor of the Merger; No Appraisal or Dissenters' Rights

        You will be bound by the merger if the requisite partners in the Partnership vote in favor of the merger, even if you vote against the merger or do not vote. It is currently anticipated that IMC and the affiliates, who together own a majority of the partnership interests, will vote all of their partnership interests in favor of the merger. In addition, the Alpine unitholders have granted an irrevocable proxy to IMC to vote all of their units in the Partnership for the merger. Therefore, the merger is expected to occur. If the merger occurs, you will be entitled to receive only an amount of shares of IMC common stock (or cash, in the case of fractional shares) based on the exchange ratio. Under the laws of the State of Delaware, which is the state of formation of the Partnership, you are not entitled to appraisal or dissenters' rights with respect to the merger.

Termination of Registration and Reporting Requirements

        As a result of the merger, the units in the Partnership will cease to exist. The Partnership is currently a reporting company under the Securities Exchange Act of 1934. Please read "Where You Can Find More Information" on page 87 of this proxy statement/prospectus for a list of its filings. Upon the completion of the merger, IMC intends to terminate registration of the units of the Partnership under the Securities Exchange Act of 1934.

Source of Funds

        IMC will need approximately $            million in the aggregate to complete the merger. This amount will come from general corporate funds.

THE MERGER AGREEMENT

        The following describes the material terms of the merger agreement. Each of IMC, the General Partner, the Special General Partner, Merger Sub and the Partnership has signed the merger agreement. The full text of the merger agreement is attached as Appendix B to this document and is incorporated by reference to this document. We encourage you to read the entire merger agreement.

Structure; Effective Time

        The merger agreement provides for the merger of the Partnership with and into Merger Sub, with Merger Sub surviving the merger. The merger will become effective at the time of the filing of the certificate of merger with the Secretary of State of the State of Delaware. The certificate of merger is expected to be filed as soon as practicable after the last condition precedent set forth in the merger agreement has been satisfied or waived. We estimate that the closing of the merger will be in the summer of 2004.

Effects of the Merger

        As a result of the merger, the partners in the Partnership will have no continuing interest in the Partnership. Following the merger, there will be no trading market for the Partnership interests in, and no further distributions paid to the former partners of, the Partnership. In addition, following the consummation of the merger, the registration of any partnership interests in the Partnership under the Securities Exchange Act of 1934 will be terminated.

Conduct of Business Prior to the Merger

        From the date of the merger agreement until the effective time of the merger, each of the Partnership, the General Partner and the Special General Partner is required:

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  to conduct its business only in the ordinary course consistent with past practice; and

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  to use its reasonable best efforts:

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  to preserve intact its business organization;

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  to keep available the services of its officers, employees and consultants; and

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  to preserve its relationships with customers, suppliers and other persons with which it has significant business dealings.

        From the date of the merger agreement until the effective time of the merger, IMC is required to not take any action outside of the ordinary course of business which could reasonably be expected to imperil the consummation of the merger. In that connection, IMC is specifically permitted to take any action that is not prohibited by the Cargill combination agreement. A copy of the Cargill combination agreement is set forth as Annex A to the Cargill proxy statement/prospectus, which is Appendix C of this proxy statement/prospectus.

Other Agreements

        Special Meetings; Proxies.    The General Partner has agreed to cause the special meeting of the partners of the Partnership to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the merger proposal. The General Partner has also agreed to use its reasonable best efforts to solicit from the partners of the Partnership proxies in favor of the merger proposal and to take all other action necessary or advisable to secure any vote or consent of the partners of the Partnership required by the Partnership's partnership agreement or the merger agreement or by law in connection with the merger.

        Reasonable Commercial Efforts.    Each party to the merger agreement has agreed to use all reasonable commercial efforts:

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  to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings; and

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  to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate as promptly as practicable the transactions contemplated by the merger agreement.

Representations and Warranties of IMC, the General Partner, the Special General Partner and the Partnership

        The merger agreement contains substantially reciprocal representations and warranties of IMC, the Partnership, the General Partner and the Special General Partner, including the following matters:

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  due organization or formation, standing, corporate, limited liability company or partnership power and qualification;

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  absence of any conflict, breach, notice requirement or default under organizational documents and material agreements as a result of the merger;

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  authority to enter into and the validity and enforceability of the merger agreement;

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  absence of material adverse undisclosed litigation;

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  absence of any material adverse change since September 30, 2003; and

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  accuracy of information.

        In addition, the merger agreement contains representations and warranties by:

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  each of IMC and the Partnership as to capitalization;

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  each of IMC and the Partnership as to the absence in its reports filed with the SEC of any untrue statement of a material fact or any omission to state a material fact necessary to make the statements in such reports not misleading; and

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  each of IMC and the Partnership, that its financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present its financial condition and results of operations.

Conditions to the Merger

        Conditions to the Obligations of Each Party.    The obligations of IMC, the General Partner, the Special General Partner, the Partnership and Merger Sub to complete the merger are dependent on the satisfaction of the following conditions:

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  the merger agreement shall have been approved by the requisite vote of the partners of the Partnership entitled to vote at the Partnership's special meeting;

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  the absence of any law, regulation, judgment, injunction, order or decree that would prohibit the consummation of the merger;

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  the shares of IMC common stock to be issued pursuant to the merger shall have been authorized for listing on the New York Stock Exchange upon official issuance of notice; and

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  all material filings and registrations with, and notifications to, third parties shall have been made (including under the Hart-Scott-Rodino Act) and all material approvals, authorizations and consents of third parties, lenders and regulatory and governmental authorities shall have been received (or any applicable waiting periods shall have expired, such as under the Hart-Scott-Rodino Act).

        Conditions to the Obligations of IMC.    The obligations of IMC to complete the merger are further subject to the satisfaction of the following conditions:

  •
  the Partnership, the General Partner, the Special General Partner and Merger Sub having performed in all material respects their respective agreements contained in the merger agreement; and

  •
  the representations and warranties of the Partnership, the General Partner, the Special General Partner and Merger Sub being true and correct in all material respects at the closing date of the merger as if made at that time unless they relate to another specified time.

        Conditions to the Obligations of the Partnership, the General Partner, the Special General Partner and Merger Sub.    The obligations of the Partnership, the General Partner, the Special General Partner and Merger Sub to complete the merger are further subject to the satisfaction of the following conditions:

  •
  IMC having performed in all material respects its agreements contained in the merger agreement; and

  •
  the representations and warranties of IMC being true and correct in all material respects at the closing date of the merger as if made at that time unless they relate to another specified time.

Termination of the Merger Agreement and the Merger

        The merger agreement may be terminated and the merger abandoned at any time prior to the effective time, whether before or after approval by the partners:

  •
  by the mutual written consent of all parties;

  •
  by any party, if:

  •
  any applicable law, rule or regulation makes consummation of the merger illegal or otherwise prohibited or any final and non-appealable judgment, injunction, order or decree enjoining any party from consummating the merger is entered; or

  •
  the requisite approval by the partners of the Partnership is not obtained by failure to obtain the requisite vote at the special meeting for the Partnership or at any adjournment or postponement of the special meeting;

  •
  by IMC, if the Partnership, the General Partner or the Special General Partner is in material breach of the merger agreement;

  •
  by the Partnership, the General Partner or the Special General Partner, if IMC is in material breach of the merger agreement;

  •
  by the General Partner, if the special committee, after consultation with outside legal counsel, determines that termination of the merger agreement is required in order for the board of the General Partner to comply with its fiduciary duties; or

  •
  by IMC, if there shall have occurred any event, circumstance, condition, development or occurrence causing, resulting in or having, or reasonably expected to cause, result in or have, a material adverse effect on the Partnership's business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), liabilities, cash flows or prospects.

        If the merger agreement is validly terminated or the merger is abandoned, none of IMC, the Partnership, the General Partner, the Special General Partner or Merger Sub shall have any liabilities or obligations to the other parties based on the merger agreement or such merger except:

  •
  IMC will pay all expenses and fees of the Partnership, the General Partner, the Special General Partner or Merger Sub in connection with the merger incurred before the termination of the merger agreement or abandonment of the merger; and

  •
  a party will be liable if that party is in breach of the merger agreement.

Amendments; Waivers

        Any provision of the merger agreement may be amended prior to the effective time if the amendment is in writing and signed by IMC, the Partnership, the General Partner, the Special General Partner and Merger Sub; provided, that after the approval of the merger proposal by the partners of the Partnership, no amendment shall, without the further approval of the partners of the Partnership:

  •
  adversely change the type or amount of, or the method of determining, the consideration to be received in exchange for any Partnership interests; or

  •
  materially and adversely affect the rights of the unitholders, other than a termination of the merger agreement or abandonment of the merger.

        Prior to the effective time, the parties may:

  •
  extend the time for the performance of any of the obligations of the parties;

  •
  waive any inaccuracies in the representations and warranties in the merger agreement or in a document delivered pursuant to the merger agreement; and

  •
  waive compliance with any agreement or condition in the merger agreement.

        Any such extension or waiver will be valid if it is in writing and signed by the party against whom the extension or waiver is to be effective.

THE CARGILL COMBINATION

        Each of IMC, Cargill, Cargill Fertilizer, Inc., Newco and a subsidiary of Newco has signed the Cargill combination agreement. The full text of the Cargill combination agreement is attached as Annex A to the proxy statement/prospectus relating to the Cargill combination that is attached as Appendix C to this document and is incorporated by reference in this document. We encourage you to read the Cargill combination agreement. In addition, for a full description of the Cargill combination and the background of the Cargill combination, please read "The Transactions" and "The Merger and Contribution Agreement" found in the proxy statement/prospectus relating to the Cargill combination that is attached as Appendix C to this proxy statement/prospectus.

        We have attached the proxy statement/prospectus for the Cargill combination as Appendix C to this proxy statement/prospectus for your information. However, we do not currently expect that the merger will be completed in time for you to vote on the Cargill combination as an IMC common stockholder.

THE SPECIAL MEETING

Date, Time and Place

        The special meeting of the partners will be held on                             , 2004, at                             , at the Partnership's headquarters offices, 100 South Saunders Road, Lake Forest, Illinois 60045.

Purpose

        The purpose of the special meeting is for you to consider and vote on the following matters:

•
A proposal to approve the merger and the merger agreement.

•
Other business that properly comes before the special meeting or any adjournments or postponements of the special meeting. The General Partner is not aware of any other business for the special meeting.

        To the extent each may be applicable, the Delaware Revised Uniform Limited Partnership Act and the Partnership's partnership agreement require partner approval of the merger and the merger agreement.

        Based in part on the recommendation of the special committee, the General Partner's board of directors unanimously determined that the merger is advisable and fair to the unaffiliated unitholders of the Partnership and in their best interests. Based in part on the recommendation of the special committee, the board recommends that the unaffiliated unitholders vote FOR the merger.

Record Date; Voting Rights and Proxies

        Only unitholders of record at the close of business on                             , 2004 are entitled to notice of and to vote at the special meeting, or any adjournments or postponements of the special meeting. The General Partner and Special General Partner are entitled to vote any partnership interests they hold as partners in the Partnership.

        Unitholders of record are also entitled to vote at the Partnership's special meeting based on the unitholders' ownership of units. Each unitholder will receive a proxy card for the units it holds. The proxy card will indicate the number of shares of IMC common stock offered with respect to such unitholder's units. The number of shares of IMC common stock offered as shown on the proxy card will not change. However, the value of that IMC common stock will change with the market price fluctuations of IMC common stock.

        A unitholder of record may grant a proxy to vote for or against, or may abstain from voting on, the merger proposal. To be effective for purposes of granting a proxy to vote on the merger proposal, a proxy card must be properly completed, executed and delivered to the General Partner in person or by mail, telex or facsimile before the special meeting. All units represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated. If no instructions are indicated, the units will be voted for approval and adoption of the merger proposal. A properly executed proxy card marked abstain is counted as present for purposes of determining the presence or absence of a quorum at the special meeting, but will not be voted. To pass, the requisite vote of partnership interests must vote in favor of the merger proposal. Accordingly, abstentions will have the same effect as a vote against the merger proposal.

        Under the Delaware Revised Uniform Limited Partnership Act, unless a partnership agreement provides otherwise, a merger of a Delaware limited partnership requires the approval of (1) all general partners, and (2) limited partners owning more than 50% of the then-current percentage or other interest in the profits of the partnership owned by all limited partners. The Partnership's partnership agreement does not expressly address mergers, but generally requires a favorable vote of the partners holding a majority of the Partnership's outstanding partnership interests to approve matters requiring approval by partners.

        Under either standard, IMC and the affiliates have the interest necessary to approve the merger proposal even if all other unaffiliated unitholders vote against the merger because (i) the affiliates are all of the general partners of the Partnership, (ii) the affiliates control partnership interests representing more than a majority of the Partnership's outstanding partnership interests, and (iii) pursuant to an agreement dated December 19, 2003 between IMC and Alpine, the Alpine unitholders granted an irrevocable proxy to IMC to vote all of Alpine's units, which represent more than 50% of the interest in the profits of the Partnership owned by the only class of limited partners of the Partnership. IMC intends to vote the proxy from Alpine for approval of the merger. IMC also intends to direct the affiliates, and the affiliates intend, to vote their partnership interests for approval of the merger.

        Unrevoked proxies granted in the proxy cards will be voted at the special meeting or at any adjournment or postponement of the special meeting, if received by the General Partner before the special meeting. Proxies granted in the proxy cards will remain valid until the completion of the special meeting. The partnership agreement requires that a meeting be held within 60 days of the date of mailing of the notice of meeting.

        The inspector of election appointed for the special meeting will tabulate the votes cast by proxy or in person at the special meeting.

        The General Partner does not know of any matters other than the approval of the merger proposal that are to come before the special meeting for the Partnership. If any other matter or matters are properly presented for action at the special meeting, the persons named in the enclosed form of proxy and acting under the proxy will have the discretion to vote on those matters in accordance with their best judgment.

Revocation of Proxies

        You may revoke a proxy you have given at any time before that proxy is voted at the special meeting by:

•
giving written notice of revocation to the General Partner;

•
signing and returning a later dated proxy; or

•
voting in person at the special meeting.

        Your notice of revocation will not be effective until the General Partner receives it at or before the special meeting. Your presence at any such special meeting without voting at the special meeting will not automatically revoke your proxy in a proxy card. Revocation during any such special meeting will not affect votes previously taken.

        You may deliver your written notice of revocation in person or by mail, telegraph, telex, or facsimile. Any written notice of revocation must specify your name and unitholder number as shown on your proxy card.

Solicitation of Proxies

        We are soliciting your proxy pursuant to this document. IMC will pay all expenses, including those described below, incurred in connection with solicitation of the enclosed proxy.

        The General Partner has retained Morrow & Co., Inc. to assist in the distribution of proxies to the unitholders. The total fees and expenses of Morrow & Co., Inc. are estimated to be $2,000 and will be paid by IMC. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers and employees of IMC and the General Partner in person or by telephone, telegram, facsimile or e-mail. The directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

        Arrangements may also be made with other brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of units held of record by those persons. IMC will reimburse those persons for reasonable expenses incurred in forwarding those materials.

Unit Exchange; Cancellation of Units

        At the effective time of the merger, each unit outstanding immediately prior thereto will be converted into the right to receive 0.2 shares of IMC common stock, which we call the merger consideration. Upon the delivery by a unitholder of a completed letter of transmittal and the surrender of such unitholder's certificates or depositary receipts representing units, in accordance with the instructions set forth in the letter of transmittal, such unitholder will receive the merger consideration.

        All units from and after the effective time will no longer be outstanding and will automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or depositary receipt representing any units shall cease to have any rights with respect thereto, except the unitholders shall have the right to receive the amount of IMC common stock to be delivered in consideration therefor upon delivery of such certificate or depositary receipt in accordance with the letter of transmittal.

        Notwithstanding the above, the partnership interests, whether general or limited, in the Partnership held by IMC and the affiliates shall be cancelled without any consideration being received; provided, however, that after the merger, the General Partner will continue to own a combined 99.96125% partnership interest in Merger Sub and the Special General Partner will continue to own a 0.03875% partnership interest in Merger Sub. In addition, no fractional shares of IMC common stock will be issued. Instead, each unitholder entitled to receive a fractional share will receive a cash payment from the exchange agent representing such holder's proportionate interest in the net proceeds from the sale by the exchange agent on behalf of all such unitholders of the aggregate of the fractional shares of IMC common stock that would otherwise be issued. The sale of these excess shares by the exchange agent shall be executed on the New York Stock Exchange. Until the net proceeds of such sale or sales have been distributed to the unitholders, the exchange agent will hold such proceeds in trust for the unitholders. IMC has agreed to pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the exchange agent, incurred in connection with such sale of these excess shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to unitholders in lieu of any fractional shares of IMC common stock, the exchange agent will make available such amounts to such unitholders without interest.

Quorum

        The presence in person or by properly executed proxy of a majority of partnership interests entitled to vote is necessary to constitute a quorum at the Partnership's special meeting.

        If a quorum is not present at any special meeting, the affirmative vote of a majority of the partnership interests entitled to vote who are present or represented by proxy at that special meeting may adjourn or postpone that special meeting without notice until a quorum is present. Because IMC expects to be present at the special meeting, and IMC's ownership alone and together with the proxy granted by the Alpine unitholders bestows sufficient units to constitute a quorum, it is unlikely that the special meeting will be adjourned or postponed.

Required Vote; Broker Non-Votes

        Under the Delaware Revised Uniform Limited Partnership Act, unless a partnership agreement provides otherwise, a merger of a Delaware limited partnership requires the approval of (1) all general partners, and (2) limited partners owning more than 50% of the then-current percentage or other interest in the profits of the partnership owned by all limited partners. The Partnership's partnership agreement does not expressly address mergers, but generally requires a favorable vote of the partners holding a majority of the Partnership's outstanding partnership interests to approve matters requiring approval by partners.

        Under either standard, IMC and the affiliates have the interest necessary to approve the merger proposal even if all other unaffiliated unitholders vote against the merger because (i) the affiliates are all of the general partners of the Partnership, (ii) the affiliates control partnership interests representing more than a majority of the Partnership's outstanding partnership interests, and (iii) pursuant to an agreement dated December 19, 2003 between IMC and Alpine, the Alpine unitholders granted an irrevocable proxy to IMC to vote all of Alpine's units, which represent more than 50% of the interest in the profits of the Partnership owned by the only class of limited partners of the Partnership. IMC intends to vote the proxy from Alpine for approval of the merger. IMC also intends to direct the affiliates, and the affiliates intend, to vote their partnership interests for approval of the merger.

        Brokers, if any, who hold units in street name for customers are precluded from voting with respect to the approval and adoption of matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of the units, brokers are not empowered to vote the units with respect to the merger proposal. "Broker non-votes" will have the effect of a vote against the merger proposal.

Local Laws

        Proxy solicitations will not be made to, nor will proxy cards be accepted from, unitholders in any jurisdiction in which the solicitations would not be in compliance with federal and state securities or other laws.

Broker Instructions

        If your broker or other nominee holds your shares in its name, carefully follow the instructions given to you by your broker or other nominee to ensure that your shares are properly voted. Without voting instructions from you, your broker cannot vote your shares and your shares will not be voted, and a "broker non-vote" will occur. If your shares are held in street name, you cannot vote them by telephone or over the Internet or by submitting the enclosed proxy card, but you must instead follow your broker's instructions.

No Appraisal or Dissenters' Rights

        Under the laws of the State of Delaware, which is the state of formation of the Partnership, you are not entitled to appraisal or dissenters' rights with respect to the merger. Accordingly, if you are a unitholder and you vote against the approval of the merger, but the merger is nevertheless approved, you will become a common stockholder of IMC.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices per share of IMC common stock as reported on the New York Stock Exchange Composite Transaction Tape, in each case based on published financial sources. The table also sets forth, for the calendar quarters indicated, the reported high and low sales prices of the Partnership's units as reported on the New York Stock Exchange Composite Transaction Tape, also based on published financial sources. The board of directors of the General Partner did not declare a distribution to the unitholders during 2000, 2001, 2002 or 2003. The board of directors of IMC did not declare a dividend to IMC stockholders for the fourth quarter of 2003 or for any quarter in 2004.

        On March 1, 2004, the last full trading day prior to the announcement of the proposed merger, IMC common stock closed at $11.83 per share. On June 15, 2004, IMC common stock closed at $12.48 per share.

        On March 1, 2004, the last full trading day prior to the announcement of the proposed merger, the units closed at $2.31 per unit. On June 15, 2004, the units closed at $2.48 per unit.

	IMC Common Stock			Partnership Units
	Market Price			Market Price
			Cash Dividends Balance			Cash Distribution Balance
	High	Low		High	Low
2002
First quarter	$15.55	$12.22	$0.02	$5.20	$4.07	$—
Second quarter	14.90	11.95	0.02	4.95	3.90	—
Third quarter	14.95	8.52	0.02	4.08	2.31	—
Fourth quarter	13.09	10.25	0.02	2.58	1.65	—
2003
First quarter	$11.45	$7.89	$0.02	$2.09	$1.10	$—
Second quarter	10.10	6.00	0.02	1.80	1.20	—
Third quarter	8.41	6.23	0.02	1.54	0.95	—
Fourth quarter	10.40	5.82	—	2.22	1.00	—
2004
First quarter	$14.40	$9.85	$—	$2.88	$1.88	$—
Second quarter (through June 15, 2004)	15.29	11.20	—	3.20	2.17	—

        We urge the unitholders to obtain current market quotations prior to making any decision with respect to the merger. The amount of dividends, if any, paid by IMC or, if the Cargill combination is consummated following the merger, by Newco, in the future will depend on business conditions, its financial condition and earnings, and other factors.

INTERESTS OF IMC, THE PARTNERSHIP, THE GENERAL PARTNER AND
THEIR DIRECTORS AND OFFICERS

        A number of conflicts of interest are inherent in the relationships among IMC, the Partnership, the General Partner and their respective directors and officers.

Conflicting Duties of the General Partner, Individually and as General Partner

        The nature of the respective businesses of the Partnership and IMC and its affiliates may give rise to conflicts of interest between the Partnership and IMC, and the interests of IMC, the General Partner, and their directors and officers may differ from your interest as a result of the relationships among them. A conflict could be perceived to exist, for example, in connection with the number of shares of IMC common stock offered as the merger consideration, particularly where four of the directors on the General Partner's board of directors are officers of IMC or its subsidiaries. Except in cases where a different standard may have been provided for, the General Partner is accountable to the Partnership as a fiduciary and consequently, must exercise good faith in handling the assets and affairs of the Partnership. However, unlike the strict duty of a fiduciary who must act solely in the best interests of the beneficiary in resolving conflicts of interest, the Partnership's partnership agreement permits the General Partner to consider the relative interest of each party to a potential conflict situation and the benefits and burdens relating to such interests which, under certain circumstances, could include the interest of the General Partner and its other affiliates. Furthermore, the Partnership's partnership agreement provides that in the absence of bad faith by the General Partner, any action taken by the General Partner shall not constitute a breach of the partnership agreement or a breach of any standard of care or duty otherwise imposed by Delaware law.

        Nonetheless, the General Partner established the special committee to mitigate the potential conflict of interest between the General Partner and the unitholders in determining the appropriate merger exchange ratio to be used in the merger and, if the Cargill combination is consummated, pursuant to the Cargill combination, and to assist the General Partner in determining whether to recommend approval of the merger to unitholders. In using the special committee, the General Partner did not intend to undertake, and the disclosures in this proxy statement/prospectus should not be read to create, a voluntary duty to ensure compliance with a legal standard greater than that provided in the Partnership's partnership agreement.

Financial Interests of Directors and Officers

        Except for the independent directors of the General Partner who comprise the special committee, who own no equity interests in IMC or the Partnership, directors and officers of IMC and the General Partner have equity interests in IMC through stock ownership, stock options and other stock-based compensation, but do not have financial or equity interests in the Partnership. Please read "Ownership of Units" on page 73 of this proxy statement/prospectus. The boards of directors of IMC and the General Partner believe that any economic benefit their directors and officers may obtain from the merger will be minimal, if any, and will not result in a material economic benefit, if any, to their directors and officers individually.

Resolution of Conflicts of Interest

        The Partnership's partnership agreement provides that, in general, whenever (i) a conflict of interest arises between the General Partner or any of its affiliates, on the one hand, and the Partnership or any limited partner on the other hand, or (ii) the partnership agreement (or any other agreement contemplated in the partnership agreement) provides that the General Partner shall act in a manner which is, or provides terms that are, fair and reasonable to the Partnership or any limited partner or assignee, then the General Partner shall resolve the conflict of interest considering the relative interests of each party. In the absence of bad faith by the General Partner, the Partnership's partnership agreement provides that such resolution will not amount to a breach of any standard of care or duty imposed by the Partnership's partnership agreement or any other applicable law, rule or regulation.

OWNERSHIP OF UNITS

        The following table contains certain information concerning the beneficial ownership of units of the Partnership as of December 31, 2003 by each person known by the Partnership to be the beneficial owner of more than five percent of any class of equity security, determined in accordance with Rule 13d-3 of the SEC and based on information furnished to the Partnership by each such person. Unless otherwise indicated, the securities shown are held with sole voting and investment power.

Name and Address of Beneficial Owner	Number of Units Beneficially Owned		Percent of Class
IMC Global Inc. PRP-GP LLC 100 S. Saunders Road Suite 300 Lake Forest, Illinois 60045-2561	83,080,250	(a)	81.1 percent
Alpine Capital, L.P. Robert W. Bruce III Algenpar, Inc. J. Taylor Crandall Susan C. Bruce Keystone, Inc. The Anne T. and Robert M. Bass Foundation Anne T. Bass Robert M. Bass 201 Main Street Suite 3100 Fort Worth, Texas 76102 The Robert Bruce Management Company Inc. Defined Benefit Pension Trust 96 Spring Street New York, New York 10590	32,456,900	(b)	31.7 percent

(a)
Consists of the following:

•
198,234 PLP Depositary Units and 52,149,916 PLP Unit Equivalents as to which the General Partner is the record holder and has sole voting power and sole dispositive power. IMC is the sole member of the General Partner.

•
Pursuant to an agreement dated as of December 19, 2003 between IMC, Keystone, Inc., Alpine Capital, L.P. and the Anne T. and Robert M. Bass Foundation, the Alpine unitholders have granted proxies to IMC for 30,732,100 depositary units to be voted in favor of the merger, if pursued. IMC and the Alpine unitholders have shared voting power with respect to these units.

•
The General Partner and the Special General Partner also hold 1,036,983 units representing general partner interests.

(b)
Except as noted below, based solely on Amendment No. 22 to Schedule 13D dated December 23, 2003 filed by such persons with the SEC:

•
Alpine Capital, L.P. has sole voting power and dispositive power with respect to 26,672,900 units. Algenpar, Inc. and Robert W. Bruce III are the general partners of Alpine Capital, L.P. J. Taylor Crandall is President and sole stockholder of Algenpar, Inc.

•
The Anne T. and Robert M. Bass Foundation has sole voting and dispositive power with respect to 1,442,400 units. J. Taylor Crandall, Anne T. Bass and Robert M. Bass are the directors of the Anne T. and Robert M. Bass Foundation. The Robert Bruce Management Co., Inc. has shared investment discretion with respect to these units. Robert W. Bruce III is a principal of The Robert Bruce Management Company Inc.

  •
  Keystone, Inc. has sole voting and dispositive power with respect to 2,616,800 units. Robert M. Bass is President and the sole director of Keystone, Inc.

  •
  Robert W. Bruce III has sole voting and dispositive power with respect to 1,214,400 units, of which 84,200 units are solely in his capacity as Trustee of The Robert Bruce Management Company Inc. Defined Benefit Pension Trust which has sole voting power and dispositive power with respect to such units.

  •
  Susan C. Bruce has sole voting and dispositive power with respect to 510,400 units.

        Except as set forth above, none of IMC, the General Partner, or, to the knowledge of IMC, any of their directors or executive officers, beneficially owns any partnership interests of the Partnership.

TRANSACTIONS AND AGREEMENTS AMONG IMC, THE PARTNERSHIP, THE GENERAL
PARTNER AND THEIR DIRECTORS AND OFFICERS

        Except for the Partnership's partnership agreement, which provides for, among other things, reimbursement of the General Partner for certain expenses it incurs on behalf of the Partnership (as more fully described in "Special Factors—Background of the Merger—Historical Developments—General and Administrative Allocations"), there are no material agreements, contracts, negotiations or transactions between IMC and its directors and officers, on the one hand, and the Partnership, the General Partner and/or the directors and officers of the General Partner, on the other hand. For a description of the conflicts of interests that are inherent in the relationships among IMC, the Partnership, the General Partner and their respective directors and officers, please read "Interests of IMC, the Partnership, the General Partner and Their Directors and Officers" on page 72 of this proxy statement/prospectus.

IMC

        IMC is one of the world's leading producers and distributors of crop nutrients to the domestic and international agricultural communities, and one of the foremost manufacturers and distributors of animal feed ingredients worldwide. IMC believes that it is one of the world's lowest cost and most efficient producers of concentrated phosphates, potash and animal feed ingredients. IMC intends to maintain and enhance its leading positions through continuous process improvements, an ongoing focus on customer service and a leveraging of its efficient distribution and transportation networks, as well as through growth of its core businesses globally.

        IMC's current operational structure consists of two continuing operating business units which correspond to its major product lines and reportable business segments: IMC PhosFeed and IMC Potash. IMC's operations are located in North America.

IMC PhosFeed

        IMC PhosFeed is a leading United States miner of phosphate rock, one of the primary raw materials used in the production of concentrated phosphates, as well as a leading United States producer of concentrated phosphates. IMC PhosFeed is one of the world's three largest producers and marketers of phosphate and potash based animal feed ingredients. IMC PhosFeed's mines and related operations are located in central Florida, while the facilities that produce concentrated phosphates and animal feed ingredients are located in central Florida and Louisiana. These mines, concentrates plants and related facilities are owned or leased principally by IMC Phosphates, a joint venture of which we are the majority owner. IMC Phosphates MP Inc., a subsidiary 50% owned by IMC and the Partnership, manages the operations of IMC Phosphates. The Partnership is the minority (41.5%) owner of IMC Phosphates. IMC's total interest (through wholly owned subsidiaries and through IMC's interest in the Partnership) in IMC Phosphates is approximately 79.9%. Sales, marketing, customer service, distribution, administrative and other functions are in some cases furnished to IMC Phosphates and IMC Phosphates MP Inc. by IMC and its subsidiaries.

        Although IMC PhosFeed sells phosphate rock to other crop nutrient and animal feed ingredient manufacturers, it primarily uses phosphate rock internally. Domestically, IMC PhosFeed sells its concentrated phosphates to crop nutrient manufacturers, distributors and retailers. Virtually all of IMC PhosFeed's export sales are marketed through the Phosphates Chemicals Export Association, a Webb-Pomerene Act organization. IMC PhosFeed also uses concentrated phosphates and potash internally for the production of animal feed ingredients, which are supplied to poultry and livestock markets in North America, Latin America and Asia. IMC PhosFeed operates in a highly competitive global market.

IMC Potash

        IMC Potash mines, processes and distributes potash in the United States and Canada. IMC Potash has four mines in Canada within the province of Saskatchewan and two in the United States located in New Mexico and Michigan. Each mine location has related facilities which refine the mined potash. Such mines and related facilities are owned or leased and operated principally through our subsidiaries corresponding to the location of each mine: IMC Canada ULC for the mine at Belle Plaine, Saskatchewan; IMC Esterhazy Canada Limited Partnership for the two mines at Esterhazy, Saskatchewan; IMC Potash Colonsay ULC for the mine at Colonsay, Saskatchewan; IMC Potash Carlsbad Inc. for the mine at Carlsbad, New Mexico; and IMC USA Inc. LLC for the mine at Hersey, Michigan. Sales, marketing, customer service, distribution, administrative and other services are in some cases performed for IMC Potash by IMC and its subsidiaries.

        IMC Potash's products are marketed worldwide to crop nutrient manufacturers, distributors and retailers and also are used in the manufacture of crop nutrients and animal feed ingredients as well as sold to customers for industrial use. Its North American sales are made through IMC's sales force. The agricultural sales are primarily to independent accounts, cooperatives and leading regional fertilizer buyers while non-agricultural sales are primarily to large industrial accounts and the animal feed industry. Additionally, potash is sold as an ingredient in icemelter and as a water softener regenerant. IMC Potash's exports from Canada, except to the United States, are made through Canpotex Limited, an export association of Saskatchewan potash producers. Potash is a commodity available from many sources and, consequently, the market is highly competitive.

NEWCO

        Newco, currently incorporated under the name Global Nutrition Solutions, Inc., is the entity that was created for the purpose of effecting the Cargill combination. The formal corporate name under which Newco will operate its business has not yet been determined. For more information regarding Newco, please read "Summary of the Proxy Statement/Prospectus" and other related sections in the proxy statement/prospectus relating to the Cargill combination that is attached as Appendix C to this proxy statement/prospectus.

THE PARTNERSHIP

        The Partnership, through its joint venture investment in IMC Phosphates, is one of the world's largest and lowest cost producers, marketers and distributors of phosphate crop nutrients and animal feed ingredients, with operations in central Florida and on the Mississippi River in Louisiana.

        IMC Phosphate's business includes the mining and sale of phosphate rock and the production, marketing and distribution of phosphate crop nutrients and animal feed ingredients. IMC Phosphates was formed as a joint venture partnership in July 1993 when the Partnership and IMC contributed their respective phosphate crop nutrients businesses to IMC Phosphates. IMC Phosphates is 41.5% owned by the Partnership and 58.5% by IMC.

        Subject to the terms of the IMC Phosphates partnership agreement, IMC has, through IMC Phosphates MP Inc., the sole authority to make certain decisions affecting IMC Phosphates, including authorizing certain capital expenditures for expansion; incurring certain indebtedness; approving significant acquisitions and dispositions; and determining certain other matters.

        In December 1997, Freeport-McMoRan Inc., the former administrative managing general partner and owner of a 51.6% interest in the Partnership, merged into IMC. In connection with this merger, IMC became administrative managing general partner of the Partnership.

        On October 16, 2003, IMC transferred its general partner interest in the Partnership to the General Partner. As a result of this transfer, the General Partner became the administrative managing general partner of the Partnership and owner of a 51.58% interest in the Partnership. The Special General Partner continued to own a 0.02% interest in the Partnership. Thus, the General Partner, through its board of directors and independent audit committee, controls the ongoing management of the Partnership.

        The Partnership is a publicly traded Delaware limited partnership. As of December 31, 2003, the General Partner held partnership units representing a 51.58% interest in the Partnership and the Special General Partner held a 0.02% interest in the Partnership. The remaining interests are publicly owned limited partner interests and are traded on the New York Stock Exchange under the symbol "PLP".

COMPARISON OF RIGHTS OF STOCKHOLDERS AND PARTNERS

General

        The rights of IMC stockholders are governed by the General Corporation Law of the State of Delaware and the certificate of incorporation and by-laws of IMC. The rights of the limited partners of the Partnership are governed by the Delaware Revised Uniform Limited Partnership Act and the Partnership's partnership agreement. Accordingly, on completion of the merger, the rights of IMC stockholders and of limited partners who become IMC stockholders pursuant to the merger will be governed by the General Corporation Law of the State of Delaware, IMC's certificate of incorporation and IMC's by-laws. The following is a summary of the material differences between the current rights of IMC stockholders and those of the limited partners of the Partnership. In the event that the Cargill combination is consummated following completion of the merger, all shares of IMC common stock would be converted into the right to receive shares of Newco common stock. For a summary of the material differences between the rights of IMC stockholders and those of stockholders of Newco, please read "Comparison of the Rights of Newco and IMC Stockholders" set forth in the proxy statement/prospectus relating to the Cargill combination attached as Appendix C to this proxy statement/prospectus.

        The following summary of the material differences between the IMC certificate of incorporation, the IMC by-laws and the Partnership's partnership agreement may not contain all the information that is important to you. To review all provisions and differences of such documents in full detail, please read the full text of these documents, the General Corporation Law of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act. Copies of the IMC certificate of incorporation, the IMC by-laws and the Partnership's partnership agreement will be sent to you upon request. For information on how these documents may be obtained, please read "Where You Can Find More Information" on page 87 of this proxy statement/prospectus.

        IMC's certificate of incorporation and by-laws will not be amended in conjunction with the merger of the Partnership.

Summary Comparison of Terms of Shares of IMC Common Stock and the Units

Shares	Partnership Interests

Liquidity and Marketability
Shares of IMC common stock are generally freely transferable. The shares of IMC common stock that are currently outstanding are traded on the New York and Chicago Stock Exchanges, and the shares of IMC common stock to be issued pursuant to the merger will have been approved for listing on the New York and Chicago Stock Exchanges upon official notice of issuance.	No purchaser of a unit has the right to become a substitute limited partner unless it makes such a request to the administrative managing general partner and the administrative managing general partner consents thereto, which consent may be given or withheld in the administrative managing general partner's sole discretion. If consent to become a substitute limited partner is withheld, the purchaser shall become an assignee, whose rights are limited (i) to the rights and obligations appurtenant to a unit to share in the allocations and distributions, including liquidating distributions, of the Partnership and (ii) rights granted to, and limitations imposed upon, an assignee of partnership interests by the Delaware Revised Uniform Limited Partnership Act. A purchaser of a unit that does not execute and deliver a transfer application shall only have the rights to (a) negotiate the unit to another purchaser or transferee and (b) transfer the right to request admission as a substituted limited partner to such purchaser or transferee in respect of the purchased unit. In no event will a person whose nationality or any other status, as determined by the administrative managing general partner with advice of counsel, that adversely affects the use of any property of the Partnership be admitted as a substitute limited partner and such person will only be entitled to receive distributions, whether in kind or otherwise, in cash. The units are traded on the New York Stock Exchange (NYSE:PLP).

Rights of Repurchase
IMC does not have the right to repurchase the shares of any holder of IMC common stock.	If less than 1,000,000 units are held by non-affiliates of the General Partner, the General Partner has the right, exercisable in its sole discretion, to purchase all, but not less than all outstanding units held by non-affiliated persons. The purchase price per unit, if such repurchase right is exercised, will be equal to 110% of the average of the last reported sales price per unit for the four trading days immediately prior to the date the purchase is announced.

In addition, if at any time the Partnership or the General Partner receives an opinion of counsel that there exists a substantial risk of cancellation or forfeiture of, or a substantial restriction on or detriment to the use of any property in which the Partnership has an interest because of the nationality (or other status), or lack of information concerning the nationality (or other status) of a limited partner or assignee, the Partnership may, under certain circumstances, redeem the units of such limited partner or assignee.

Management, Management Liability and Indemnification
IMC is managed by a board of directors elected by its stockholders. Under Delaware law, the directors are accountable to IMC and its stockholders as fiduciaries and are required to perform their duties (i) in good faith, (ii) in a manner believed to be in the best interests of the company and its stockholders and (iii) with such care, including reasonable inquiry, as an ordinarily	The General Partner exercises full control over all activities of the Partnership. Neither the special general partners nor any limited partner may take part in the management of the Partnership. The managing general partner is prohibited, without prior approval of holders of more than a majority interest of the outstanding partnership units entitled to vote, from, among other things, selling prudent person in a like position would use under similar circumstances. The liability of the directors is limited pursuant to the provisions of Delaware law and IMC's certificate of incorporation, which limits a director's liability for monetary damages to IMC or its stockholders for breach of the director's fiduciary duty in carrying out the responsibilities of office. Such provisions, however, would not protect a director for (a) a breach of duty of loyalty, (b) intentional misconduct or knowing violations of law, (c) unlawful dividend payments or redemption of stock, or (d) any transaction in which the director derived an improper personal benefit. Such provisions do not foreclose any other remedy which might be available to IMC or its stockholders. Pursuant to applicable Delaware law, IMC's by-laws provide broad indemnification rights to directors and officers who

 •    act in good faith,

 •    in a manner reasonably believed to be in or not opposed to the best interests of IMC, and with respect to criminal actions or proceedings, without reasonable cause to believe their conduct was unlawful.

IMC's by-laws require IMC to pay or reimburse its officers and directors under some circumstances for expenses incurred as a result of litigation.	all or substantially all of the assets of the Partnership. A vote of all partners entitled to vote must also be obtained to amend certain sections of the Partnership's partnership agreement.

 The Managing General Partner and Special General Partner may be removed upon the affirmative votes of owners of at least 80% of the units entitled to vote; provided, that the Partnership has received an opinion of counsel that the removal of the Managing General Partner or Special General Partner and the selection of a successor managing or special general partner will not result in (i) the loss of limited liability of any limited partner or (ii) the treatment of the Partnership as an association taxable as a corporation for federal income tax purposes.

 The Partnership's partnership agreement provides that the general partners shall not be liable to unitholders for errors in judgment or any acts or omissions that do not constitute negligence or misconduct. Under Delaware law, the managing general partner and any nonmanaging general partners have liability for the payment of partnership obligations and debts to third parties, unless limitations upon that liability are expressly stated in the obligation.

The Partnership's partnership agreement provides that a general partner and its affiliates will be indemnified for losses relating to acts or omissions performed in good faith and in the best interest of the Partnership, provided the conduct did not constitute negligence or misconduct. However, any general partner or its affiliate will not be indemnified for certain violations of federal or state securities laws. The partnership agreement allows the Partnership to advance funds to a general partner or its affiliate for legal expenses and other costs in certain circumstances as a result of legal action.

Voting Rights and Amendments
IMC's certificate of incorporation and by-laws provide that (i) stockholders of IMC may act only at annual or special meetings of stockholders and not by written consent, (ii) IMC will hold an annual meeting each calendar year at which its stockholders will elect one class of directors and transact other business properly before them and	Meetings may be called by partners owning at least 20% of the outstanding partnership interests. Any action that is required or permitted to be taken by the holders of interests in the Partnership may be taken either at a meeting of such holders or without a meeting if consents in writing setting forth the action so taken are signed

(iii) special meetings of stockholders may be called only by the Chairperson of the Board, the President or a majority of the board of directors and shall be limited to the purpose or purposes for which the meeting was called, except as otherwise determined by the board of directors or the chairperson of the meeting. Generally, each common stockholder entitled to vote at a meeting of stockholders shall be entitled to one vote for each share of stock.

 Generally, matters submitted to the stockholders require the affirmative vote of stockholders holding a majority of the number of votes which could be cast by all stockholders entitled to vote who are present in person or by proxy at a meeting of stockholders (i.e., majority of the quorum). IMC's certificate of incorporation contains a "fair price provision" requiring that certain transactions, including a merger or consolidation, a sale, lease or exchange of a substantial portion of assets, issuing voting securities, voluntary dissolution, or reclassification or recapitalization of securities involving an interested stockholder (defined generally to be holders of twenty percent or more of IMC common stock), be approved by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of IMC common stock voting together as a single class, unless the transaction meets certain fair price criteria and is approved by a majority of the IMC board of directors and by a majority of the disinterested directors on IMC's board.

In addition, IMC's certificate of incorporation provides that the affirmative vote of not less than a majority of the IMC common stock then outstanding is required before IMC may purchase any outstanding shares of IMC common stock at a price known by IMC to be above market price from a person known by IMC to be the beneficial owner of 3% or more of the outstanding shares of IMC common stock and who has purchased or agreed to purchase any of such shares within the most recent two-year period, unless the purchase is made by IMC on the same terms and as a result of a duly authorized offer to purchase any and all of the outstanding shares of IMC common stock. IMC's by-laws may be amended or	by holders of not less than the minimum percentage interests that would be necessary to authorize or take such action at a meeting.

Generally, all matters submitted for determination are determined by the affirmative vote, in person or by proxy, of holders of a majority interest of the Partnership units entitled to vote. Heightened voting requirements apply for the removal of managing or special general partners (as described above, under "—Management, Management Liability and Indemnification") and amendments to the Partnership's partnership agreement. The managing general partners and holders of 95% of the outstanding partnership interests must consent to any amendment unless the Partnership has received an opinion of counsel that such amendment would not result in the loss of limited liability to any unitholder or cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes. Any provision of the partnership agreement providing for a vote of a certain percentage can only be amended to reduce such required vote by a written consent or vote of the holders of partnership interests at least equal to such percentage vote that is to be reduced.

repealed, or new by-laws may be adopted, by the affirmative vote of the holders of a majority of the shares of IMC's stock outstanding and entitled to vote or by the affirmative vote of a majority of the directors at a duly held meeting. When electing directors, each director shall be elected by a plurality of the votes cast. The IMC board is divided into three classes, with directors in each class serving for three years and until their successors are duly qualified. Therefore, in general, the replacement of a majority of the IMC board will take at least two years. Directors elected by holders of IMC stock may be removed at any time for cause by a majority vote of such stockholders.

Limited Liability
A stockholder's liability will generally be limited to such stockholder's contribution to IMC's capital. Under Delaware law, IMC's stockholders will not be liable for IMC's debts or obligations. The shares of IMC common stock offered by IMC under this document, upon issuance, will be fully paid and nonassessable.	Assuming the limited partners of the Partnership do not take part in the management or control of the business of the Partnership, a limited partner's liability is generally limited to the limited partner's contribution to the capital of the Partnership. A substituted limited partner is generally subject to the liabilities and obligations of the substituted limited partner's assignor, except those liabilities of which the substituted limited partner was unaware at the time he became a substituted limited partner and which could not be ascertained from the Partnership's partnership agreement.

Financing
IMC may finance its operations through, among other things, the issuance of additional shares of IMC common stock, borrowings, and the reinvestment of earnings not distributed to stockholders.	Operations can be financed through the issuance of additional partnership units, permitted borrowings and reinvestment of earnings not distributed. The Partnership may borrow money from any general partner or its affiliates at the rate that would be charged, without reference to the financial abilities or guarantors of affiliates of the Partnership, by an unrelated lender on a comparable basis.

The Partnership is generally required to distribute to its partners all or substantially all its operating revenues less the sum of (i) operating costs, (ii) payments of principal on debt (and other capital requirements) and (iii) cash reserves deemed appropriate by the General Partner.

Tax Information
"Double taxation" at the corporate and stockholder levels typically results when a corporation such as IMC earns income and distributes that income to its stockholders in the form of dividends. Stockholders will only recognize income on amounts actually distributed by IMC. Distributions made by IMC out of current or accumulated earnings and profits are taxed as dividend income. Distributions in excess of current or accumulated earnings and profits are treated as a non-taxable return of basis to the extent of stockholders' adjusted basis in their shares, with the excess taxed as capital gain.

Dividends, if any, received by stockholders from IMC generally will constitute portfolio income, and cannot be offset with losses from "passive activities." Losses and credits generated within IMC do not pass through to the stockholders. After the end of IMC's taxable year, stockholders will receive Form 1099-DIV to report their dividend income.	The Partnership is not a taxable entity for federal income tax purposes. Owners of units in the Partnership are required to take into account their share of the Partnership's income, gains, losses, and deductions, regardless of whether they receive any cash distributions from the Partnership. A unitholder may be required to recapture some deductions as ordinary income upon the sale of all or a portion of his units.

A unitholder's share of the Partnership's loss will be subject to the "passive activity" rules. Under the passive activity rules, losses of a partner arising from his ownership of interests in a publicly traded partnership, such as units in the Partnership, may only be used to offset passive income from that partnership until he has disposed of his entire interest in that partnership in a fully taxable transaction with an unrelated party.

Dividend or Distribution Policy in Profits and Losses
Shares of IMC common stock constitute equity interests in IMC. Each stockholder will be entitled to his pro rata share of the dividends made with respect to IMC common stock. The dividends payable to the stockholders are not fixed in amount and are only paid if, as and when declared by IMC's board of directors.	The Partnership's partnership agreement provides that distributable cash will be shared ratably by unitholders and general partners, except that the general partners will be entitled to receive their unpaid cash distributions, totaling $431.3 million as of December 31, 2003, from one-half of any excess of quarterly distributable cash over $0.60 per unit to all unitholders and general partners. Under the partnership agreement, "distributable cash" is defined, generally, as operating revenues of the Partnership, less the sum of (i) operating costs (including all ongoing costs and allocated general and administrative costs), (ii) payments of principal on debt, and (iii) cash reserves that the General Partner deems appropriate.

Dissolution
The General Corporation Law of the State of Delaware permits the voluntary dissolution of IMC by the affirmative vote of a majority of the outstanding stock entitled to vote on a resolution passed by a majority of the whole board at a meeting called for the purpose of deciding whether to dissolve IMC. Dissolution may also be authorized without action of the board of directors if all the stockholders entitled to vote shall consent in writing to the dissolution.	In general, the Partnership shall be dissolved upon (i) the expiration of its term at the close of business on December 31, 2076; (ii) the withdrawal, bankruptcy or dissolution of any managing general partners, or any other event that results in either of the managing general partners ceasing to be a managing general partner (other than certain transfers or withdrawals); (iii) an election to dissolve the Partnership by a managing general partner which is approved by the affirmative vote of a majority interest of the Partnership units entitled to vote; (iv) the bankruptcy of a special general partner (unless the Partnership operations are continued pursuant to the partnership agreement); or (v) any other event under the Delaware Act that would cause its dissolution except as provided for in the partnership agreement.

Liquidation
Holders of common stock are entitled to share ratably in any assets remaining after satisfaction of obligations to creditors and any liquidation preferences on any series of preferred stock that may then be outstanding.	Assets of the Partnership shall be distributed (i) first, to the payment of the creditors of the Partnership, including partners or assignees, in order of priority provided by law; (ii) then, to the partners or assignees, in proportion to and to the extent of the positive balances in their respective capital accounts; and (iii) then to the partners in accordance with their respective percentage interest. However, a reserve of assets of the Partnership may be placed in escrow for an amount appropriate to pay for contingent liabilities.

Right to Inspect Books and Records
Any stockholder shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours of business to inspect for any proper purpose the (i) corporation's stock ledger, a list of its stockholders and its books and other records; and (ii), under certain circumstances, a subsidiary's books and records.	Limited partners have the right, for a proper purpose reasonably related to their interest in the Partnership, to inspect and copy any of the Partnership's books and records and obtain such other information regarding the affairs of the Partnership as is just and reasonable. These rights do not apply to transferees that do not become substituted limited partners.

Transfer of Partnership Interests of General Partners
Neither the General Corporation Law of the State of Delaware nor the IMC certificate of incorporation or by-laws have a provision similar to that described in the directly adjacent column with respect to partnership interests.	In general, any managing general partner may transfer all or any part of its partnership interest as a managing general partner if (i) such transferee certifies that it is a United States citizen, (ii) a majority interest of the outstanding partnership units entitled to vote consents to such transfer and (iii) the Partnership receives an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner or cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

Withdrawal of the General Partners
Neither the General Corporation Law of the State of Delaware nor the IMC certificate of incorporation or by-laws have a provision similar to that described in the directly adjacent column with respect to partnership interests.	Any managing general partner may withdraw from the Partnership effective on at least ninety days written notice to the limited partners and assignees. If a managing general partner gives notice of withdrawal, a majority interest of the outstanding partnership units entitled to vote may, prior to the effective date of the withdrawal, elect a successor managing general partner.

Conflicts of Interest
Neither the General Corporation Law of the State of Delaware nor the IMC certificate of incorporation or by-laws have a provision similar to that described in the directly adjacent column with respect to conflicts of interest between a general partner and its affiliates or a partnership and its limited partners.	Generally, whenever (i) a conflict of interest arises between a managing general partner or any of its affiliates, on the one hand, and the Partnership or any limited partner on the other hand, or (ii) the partnership agreement or any other agreement contemplated in the partnership agreement provides that a managing general partner shall act in a manner which is, or provides terms that are, fair and reasonable to the Partnership, any operating partnership formed by the Partnership, or any limited partner or assignee, such managing general partner shall resolve the conflict of interest considering the relative interests of each party.

LEGAL MATTERS

        Vinson & Elkins L.L.P., counsel to IMC, will pass upon the validity of the IMC common stock to be issued pursuant to the merger.

INDEPENDENT AUDITORS

        The consolidated financial statements of IMC appearing in its Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of the Partnership and IMC Phosphates appearing in the Partnership's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        IMC and the Partnership file annual, quarterly and special reports, proxy statements and other information with the SEC. IMC's and the Partnership's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549. You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

        IMC's common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange, under the symbol "IGL." The Partnership's units are listed on the New York Stock Exchange, under the symbol "PLP." IMC's reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and the Chicago Stock Exchange at 440 South LaSalle street, Chicago, Illinois 60605. The Partnership's reports and other information filed with the SEC can also be inspected at the New York Stock Exchange at the above mentioned address. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

        IMC filed a registration statement on Form S-4 to register with the SEC IMC common stock to be issued to the limited partners of the Partnership not affiliated with IMC. This document is a part of that registration statement and constitutes the prospectus of IMC in addition to being the proxy statement. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        IMC and the Partnership "incorporate by reference" into this prospectus the information that IMC and the Partnership files with the SEC, which means that IMC and the Partnership can disclose important information to you by referring you to those documents. Any information that IMC and the Partnership files subsequently with the SEC will automatically update this prospectus and any information included directly in this prospectus updates and supersedes any information previously filed with the SEC. The information incorporated by reference, as updated, is an important part of this prospectus. The following documents, which have been filed with the SEC, are incorporated by reference in this prospectus and specifically made a part of this prospectus:

  •
  IMC's Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  IMC's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

  •
  IMC's Current Reports on Form 8-K filed on January 20, 2004, January 27, 2004, March 5, 2004, March 9, 2004, March 19, 2004, April 1, 2004 and April 8, 2004;

  •
  The description of IMC's common stock contained in IMC's registration statement on Form 8-A/A-1 filed on January 12, 1996, including any amendment or report filed with the SEC for the purpose of updating this description;

  •
  The Partnership's Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  The Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

  •
  The Partnership's Current Reports on Form 8-K filed on January 16, 2004, March 5, 2004, March 19, 2004, April 1, 2004 and April 12, 2004; and

  •
  The description of the Partnership's units contained in our Registration Statement on Form 8-A/A filed on May 30, 1986, including any amendment or report filed with the SEC for the purpose of updating this description.

        In addition, all documents filed by IMC or the Partnership with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the date of the special meeting are also incorporated by reference into and deemed to be a part of this proxy statement/prospectus from the date of filing of such documents with the SEC.

        Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus shall be deemed to be modified or superseded for the purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        Statements contained in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

        This prospectus incorporates by reference documents that are not presented in this prospectus or delivered with this prospectus. Copies of such documents, other than exhibits to such documents that are not specifically incorporated by reference in this prospectus, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to: IMC Global Inc., Attn: Corporate Secretary, 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045, Telephone: (847) 739-1200.

        You are cautioned to rely only on the information contained or incorporated by reference in this proxy statement/prospectus in considering how to vote on the merger. Neither IMC nor the Partnership has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, what is contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you are cautioned not to rely on it. This document is dated June 16, 2004. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

to

PROXY STATEMENT/PROSPECTUS

February 26, 2004

The Board of Directors of PRP-GP LLC
c/o Phosphate Resource Partners Limited Partnership
100 South Saunders Road
Suite 300
Lake Forest, IL 60045

Dear Directors:

        We understand the following regarding IMC Global Inc. ("IMC" or the "Company"), PRP-GP LLC ("PRP") and Phosphate Resource Partners Limited Partnership ("PLP"). The Company owns 100% of PRP, which is the administrative managing general partner of PLP and owner of 51.58% of the units of PLP. The Company also owns 100% of FMRP Inc., the special general partner of PLP and owner of .02% of the units of PLP. Keystone, Inc., Alpine Capital, L.P., and The Anne T. and Robert M. Bass Foundation (collectively, "Alpine") own approximately 31% of the units of PLP. The remaining approximately 17.4% of the units of PLP are owned by other unitholders (which, together with Alpine, are referred to as the "Minority Unitholders"). The Company has announced its intention to enter into a transaction in which it would acquire the units of PLP owned by the Minority Unitholders, which represent approximately 48.4% of the total ownership of PLP. In this transaction (the "Exchange"), each unit of PLP owned by the Minority Unitholders would be exchanged for the right to receive 0.2 shares of the Company's common stock.

        We further understand that the Company has announced its intention to enter into a transaction with Cargill, Incorporated. ("Cargill") in which Cargill's fertilizer business would be combined with the Company. In this transaction (the "Merger," which together with the Exchange are referred to as the "Transaction"), Cargill would contribute certain of the assets and liabilities of its fertilizer business to a newly formed company ("Newco"), the Company would merge with Newco, and the former shareholders of the Company would receive approximately 33.5% of the shares of Newco as a result of the Merger. If the Merger does occur, the former Minority Unitholders will have the right to receive shares of the common stock of Newco as a result of the Merger on a pari passu basis with the other owners of the Company's common stock.

        We hereby confirm that we were retained on behalf of the Special Committee and, in accordance with the terms of our engagement, have reported solely to, and received directions solely from, the Special Committee. Notwithstanding the foregoing, the Special Committee has, in accordance with the terms of our engagement, requested that our opinion (the "Opinion") as to the matters set forth below be addressed to the full Board of Directors. The Opinion does not address (i) PRP's, PLP's, the Company's, FMRP, Inc.'s, or the Minority Unitholders' underlying business decision to effect any portion of the Transaction, or (ii) the fairness of the Transaction to the Company, PLP, FMRP, Inc., or

PRP. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of PLP or the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

        In connection with the Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate in order to allow us to express the Opinion set forth in this letter. Among other things, we have:

  1.
  met with certain members of the senior management of the Company, Cargill and PLP to discuss the Exchange, the Merger and the operations, financial condition, future prospects and projected operations and performance of the Company, IMC Phosphates Company ("IMC Phosphates"), PLP and Newco;

  2.
  visited certain facilities and business offices of the Company, PLP, IMC Phosphates and Cargill located in:

    •
    Lake Forest, Illinois;

    •
    Belle Plaine, Saskatchewan, Canada;

    •
    New Wales, Florida;

    •
    South Pierce, Florida; and

    •
    Bartow, Florida;

  3.
  reviewed the Company's, PLP's and IMC Phosphates' filings with the Securities and Exchange Commission ("SEC") on Form 10-K for the fiscal years ended December 31, 1999 through 2002, on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2003 and earnings announcement press release for the fiscal year ended December 31, 2003, which the Company's management has identified as being the most current financial statements available;

  4.
  reviewed forecasts and projections for IMC prepared by IMC management with respect to the Company for the fiscal years ending December 31, 2004 through 2008;

  5.
  reviewed forecasts and projections for PLP prepared by IMC management with respect to PLP for the fiscal years ending December 31, 2004 through 2008;

  6.
  reviewed forecasts and projections for IMC Phosphates prepared by IMC management with respect to IMC Phosphates for the fiscal years ending December 31, 2004 through 2011;

  7.
  reviewed forecasts and projections for Newco prepared by IMC management with respect to Newco for the fiscal years ending December 31, 2004 through 2008;

  8.
  reviewed pricing outlook information and a forecast of certain income statement items for the fertilizer business of Cargill prepared by Cargill management with respect to the Cargill fertilizer business for the fiscal years ending December 31, 2004 through 2008;

  9.
  reviewed historical financial information for the fertilizer business of Cargill Inc. for the fiscal years ended May 31, 2001 through 2003, along with interim financial statements for the six-month periods ended November 30, 2002 and 2003;

  10.
  reviewed the historical market prices and trading volume for the publicly traded securities of IMC and PLP;

  11.
  reviewed the presentation entitled "Phosphate Resource Partners Limited Partnership and IMC Phosphates Company: Overview of Partnership Agreement Conflict Provisions" prepared by IMC management dated July 18, 2003;

  12.
  reviewed the Amended and Restated Agreement of Limited Partnership of Freeport-McMoRan Resource Partners, Limited Partnership (n/k/a PLP) dated April 17, 1986, and amendments thereto;

  13.
  reviewed the Amended and Restated Partnership Agreement among IMC-Agrico GP Company; Agrico, Limited Partnership and IMC-Agrico MP, Inc. dated July 1, 1993, and amendments thereto;

  14.
  reviewed the Agreement and Plan of Merger by and among IMC, PRP, FMRP Inc., PLP and Phosphate Acquisition Partners L.P., draft dated February 18, 2004;

  15.
  reviewed the Company's SEC filing on Form 8-K filed January 27, 2004, which included:

    •
    the Agreement and Plan of Merger and Contribution, dated as of January 26, 2004, among IMC, Global Nutrition Solutions, Inc. (a/k/a Newco), GNS Acquisition Corp., Cargill and Cargill Fertilizer, Inc. (the "Merger Agreement");

    •
    the Investor Rights Agreement, dated as of January 26, 2004, between Cargill and Global Nutrition Solutions, Inc. (a/k/a Newco); and

    •
    the Registration Rights Agreement, dated as of January 26, 2004, between Cargill and Global Nutrition Solutions, Inc. (a/k/a Newco);

  16.
  reviewed the Prospectus Supplement (to the Prospectus dated February 21, 2002) for the offering of the Company's 7.50% Mandatory Convertible Preferred Shares led by JPMorgan and Goldman, Sachs & Co. ("Goldman Sachs"), dated as of June 24, 2003;

  17.
  reviewed the Agreement, dated as of December 19, 2003, between IMC, Keystone, Inc., Alpine Capital, L.P., and The Anne T. and Robert M. Bass Foundation;

  18.
  reviewed the IMC Global Inc. Rating Agency Presentation prepared by IMC management dated as of June 16, 2003;

  19.
  reviewed third-party market research regarding major input and output commodity price projections;

  20.
  reviewed the fairness opinion and analysis provided by Goldman Sachs to IMC's Board of Directors in connection with the Merger;

  21.
  reviewed certain other publicly available financial data for certain companies we deem comparable to the Company; and

  22.
  conducted other such studies, analyses and inquiries as we have deemed appropriate.

        We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, IMC Phosphates, PLP and Newco, and that there has been no material change in the assets, financial condition, business or prospects of the Company, IMC Phosphates, PLP or Cargill's fertilizer business since the date of the most recent financial statements made available to us.

        We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company, IMC Phosphates, PLP or Cargill's fertilizer business and do not assume any responsibility with respect to such information. We have not made any independent appraisal of any of the properties or assets of the Company, IMC Phosphates, PLP or Cargill's fertilizer business. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

        Subsequent events that could affect the conclusions set forth in this Opinion include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of the Company. In rendering this Opinion, the Special Committee has instructed Houlihan Lokey to assume that the Merger is consummated on the terms set forth in the Merger Agreement. Except as requested by the Special Committee pursuant to our engagement letter, Houlihan Lokey is under no obligation to update, revise or reaffirm this Opinion.

        We have also assumed that the final form of the draft agreement identified in item 14 above will be substantially similar to the draft reviewed by us.

        Except to the extent specifically disclosed in writing to Houlihan Lokey, this Opinion assumes that the Company, IMC Phosphates, and PLP have no material contingent assets or liabilities, no unusual obligations or substantial commitments other than those incurred in the ordinary course of business, and no pending or threatened litigation that would have a material adverse effect on each of them respectively.

        Our understanding of the terms, timing, process and other factors concerning the Transaction and related negotiations and agreements among all parties to the Transaction is based solely on the documents identified above and upon discussions we have had with the respective agents, employees, advisors and representatives of the Company, PRP, PLP, and Cargill. If such factors are materially different than those set forth in said documentation and as otherwise disclosed to us, the conclusions set forth in this Opinion may be adversely affected.

        While all public information (including industry and statistical information, if any) considered by us in connection with this Opinion was obtained from sources we believe are reliable, we make no representation as to the accuracy or completeness thereof, and we have relied upon such public information without further verification.

        In the past, we have performed certain financial advisory and other services for Cargill and have received customary fees for such services.

        Based upon the foregoing, and in reliance thereon, it is our opinion that: (i) the consideration to be received by the Minority Unitholders in connection with the Exchange is fair to them from a financial point of view, and (ii) the consideration to be received by the Minority Unitholders in connection with the Merger is fair to them from a financial point of view.

        This Opinion is not intended by Houlihan Lokey to be, and should not be construed as, investment advice in any manner whatsoever. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, accounting, tax or other appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

APPENDIX B

TO

PROXY STATEMENT/PROSPECTUS

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

IMC GLOBAL INC.
(a Delaware corporation),

PRP-GP LLC
(a Delaware limited liability company),

FMRP INC.
(a Delaware corporation),

PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP
(a Delaware limited partnership)

AND

PHOSPHATE ACQUISITION PARTNERS L.P.
(a Delaware limited partnership)

        THIS AGREEMENT AND PLAN OF MERGER dated as of March 17, 2004 (this "Merger Agreement"), is entered into by and among IMC Global Inc., a Delaware corporation ("IMC"), PRP-GP LLC, a Delaware limited liability company ("PRP-GP"), FMRP Inc., a Delaware corporation ("FMRP"), Phosphate Resource Partners Limited Partnership, a Delaware limited partnership ("PLP"), and Phosphate Acquisition Partners L.P., a Delaware limited partnership ("Merger Sub").

RECITALS

        A.    IMC owns 100% of the limited liability company interests of PRP-GP and 100% of the stock of FMRP.

        B.    PRP-GP, the administrative managing general partner of PLP, owns a 51.58% general partner interest in PLP, and FMRP, the special general partner of PLP, owns a 0.02% general partner interest in PLP.

        C.    Merger Sub was recently formed in contemplation of the merger. PRP-GP, the administrative managing general partner of Merger Sub, owns a 1.0% limited partner interest and a 98.96125% general partner interest in Merger Sub, and FMRP, the special general partner of Merger Sub, owns a 0.03875% general partner interest in Merger Sub.

        D.    The board of directors of PRP-GP has determined that, upon the recommendation of the Special Committee (as hereinafter defined), it is in the best interest of PLP and its limited partners (other than those limited partners who are affiliates of IMC) that PLP merge with and into Merger Sub with Merger Sub being the surviving entity (the "Merger") and such board of directors has approved the Merger and this Merger Agreement.

        E.    The Merger and this Merger Agreement have heretofore been approved and authorized by all partners of Merger Sub pursuant to the partnership agreement of Merger Sub.

        F.     PRP-GP, as administrative managing general partner of PLP, has approved and adopted resolutions approving and adopting the Merger and this Merger Agreement in accordance with the Delaware Revised Uniform Limited Partnership Act ("DRULPA").

        G.    Consummation of the Merger requires the approval of the Merger and the Merger Agreement by the owners of more than 50 percent of the partnership interests in PLP (the "Unit Majority"). IMC and PRP-GP intend to solicit the vote of the outstanding partnership interests of PLP in order to obtain the Unit Majority. PRP-GP, as holder of 51.58% of the partnership interests in PLP, will vote all of such interests in favor of the Merger. FMRP, as holder of .02% of the partnership interests in PLP, will vote all of such interests in favor of the Merger. Thus, the Unit Majority will be obtained. Subject to certain limitations, upon consummation of the merger of PLP with and into Merger Sub, the limited partner interests of PLP held by limited partners (or their assignees) of PLP (other than IMC or its affiliates) (collectively, the "Unitholders") will be converted into the right to receive a number of shares of common stock, par value $1.00 per share, of IMC ("IMC Common Stock") as described in more detail in Section 1.2(a).

        H.    A special committee of the outside directors of the board of directors of PRP-GP (the "Special Committee"), consisting solely of persons who are independent with respect to the transactions contemplated hereby, was appointed and has determined with the assistance of its financial and legal advisors that this Merger Agreement and the transactions contemplated hereby, including the Merger and payment of the Merger Consideration (as defined below), is fair and reasonable to, and is in the best interest of, PLP and its Unitholders.

        I.     Pursuant to an agreement dated December 19, 2003 between IMC and Keystone, Inc., a Texas corporation, Alpine Capital, L.P., a Texas limited partnership, and the Anne T. and Robert M. Bass Foundation, a Texas non-profit corporation (together, the "Selling Unitholders"), the Selling Unitholders agreed to exchange all of their 30,732,100 limited partner interests in PLP in exchange for the Merger Consideration (as defined herein and therein) pursuant to this Merger Agreement.

AGREEMENTS

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    Merger.    At the Effective Time (as defined in Section 1.4), PLP shall merge with and into Merger Sub, the separate existence of PLP shall cease, and Merger Sub, as the surviving entity, shall continue to exist by virtue of and shall be governed by the laws of the State of Delaware.

        Section 1.2    Merger Value for PLP Limited Partners; IMC Common Stock Offered.

        (a)   At the Effective Time, by virtue of the Merger and subject to Section 1.2(d), each PLP Unit outstanding immediately prior thereto will be converted into the right to receive 0.2 of a share of IMC Common Stock (the "Merger Consideration"). A Unitholder will receive the Merger Consideration upon the delivery by such Unitholder of a completed letter of transmittal (the "Letter of Transmittal") and the surrender of such Unitholder's certificates, depositary receipts ("Depositary Receipts"), or rights relating to any entry on the books of the transfer agent ("Book Entries"), all of which represent limited partner interests in PLP (each, a "PLP Unit"). The Letter of Transmittal will provide instructions as to how to surrender any PLP Units. IMC has entered into another merger agreement as of January 26, 2004, pursuant to which it will merge with and into another entity shortly after the Effective Time (the "Second Merger"). In such event, all holders of IMC Common Stock would be entitled to receive a new form of consideration in exchange for their IMC Common Stock (the "Second Merger Consideration"). Notwithstanding anything herein to the contrary, following the Merger, any Unitholder as of the Effective Time who has not yet received the Merger Consideration pursuant to the Merger prior to the effectiveness of the Second Merger shall have the right to receive, from and after the effectiveness of the Second Merger, the Second Merger Consideration (together with any cash payable pursuant to Section 1.2(d) hereof) as if such Unitholder had received, immediately prior to the effectiveness of the Second Merger, the number of whole shares of IMC Common Stock such holder would otherwise be entitled to receive as a consequence of the Merger.

        (b)   All PLP Units from and after the Effective Time will no longer be outstanding and will automatically be cancelled and retired and shall cease to exist, and each holder of a certificate, Depositary Receipt or Book Entry representing any PLP Units shall cease to have any rights with respect thereto, except the Unitholders shall have the right to receive the amount of IMC Common Stock to be delivered in consideration therefor upon delivery of such certificate or Depositary Receipt or cancellation of such Book Entry in accordance with the instructions of the Letter of Transmittal.

        (c)   Notwithstanding (a) and (b) above, the partnership interests, whether general or limited, in PLP held by IMC and its affiliates (including PRP-GP and FMRP) shall be cancelled without any consideration being received therefor; provided, however, that after the Merger, PRP-GP will continue to own a combined 99.96125% partnership interest in Merger Sub and FMRP will continue to own a 0.03875% partnership interest in Merger Sub.

        (d)   No fractional shares of IMC Common Stock will be issued in the merger. In lieu of receiving a fractional share of IMC Common Stock for any PLP Units, a Unitholder otherwise entitled to receive a fractional share will be entitled to receive, from the exchange agent and in accordance with the provisions of this Section 1.2(d), a cash payment representing such Unitholder's proportionate interest, if any, in the net proceeds from the sale by the exchange agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the exchange agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of IMC Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the exchange agent shall be executed on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the Unitholders, the exchange agent will hold such proceeds in trust for the Unitholders. IMC shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including, without limitation, the expenses and compensation of the exchange agent, incurred in connection with such sale of the Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to Unitholders in lieu of any fractional shares of IMC Common Stock, the exchange agent shall make available such amounts to such Unitholders without interest.

        Section 1.3    Closing.    The closing of the Merger (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, New York, NY 10103, as soon as practicable after the fulfillment of the conditions referred to in Article III, or at such other time and place as the parties shall agree (the date of such Closing being the "Closing Date").

        Section 1.4    Effective Time of Merger.    Upon satisfaction of the conditions set forth in Article III hereof and as soon as practicable after the Closing, a certificate of merger setting forth the information required by, and otherwise in compliance with, Section 17-211 of DRULPA with respect to the Merger, shall be delivered for filing with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"). A form of the certificate of merger is attached hereto as Exhibit A.

        Section 1.5    Effect of Merger.    At the Effective Time of the Merger, Merger Sub, without further action, as provided by the laws of the State of Delaware, shall succeed to and possess all the rights, privileges and powers of PLP, and all property, real, personal and mixed, and all debts due on whatsoever account, as well as all other things and causes of action, of or belonging to or due to PLP shall be deemed to be vested in Merger Sub without further act or deed; and the title to any real estate, or any interest therein, vested in Merger Sub shall not revert or be in any way impaired by reason of the Merger. At and after the Effective Time, all debts, liabilities, and duties of PLP, including (i) PLP's payment and other obligations under the Indenture dated as of February 1, 1996, between

PLP and Chemical Bank, as trustee, and (ii) franchise taxes, if any, shall attach to Merger Sub, and may be enforced against Merger Sub to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it. Neither the rights of creditors nor any liens upon the property of PLP shall be impaired by the Merger.

        Section 1.6    Certificate of Limited Partnership and Partnership Agreement.    The certificate of limited partnership of Merger Sub and the partnership agreement of Merger Sub (the "Merger Sub Documents") as in effect immediately prior to the Merger shall be and remain the Merger Sub Documents after the Effective Time, until the same shall thereafter be altered, amended, or repealed in accordance with the law and the Merger Sub Documents.

        Section 1.7    Exchange of PLP Units for IMC Common Stock.

        (a)   IMC shall mail certificates representing shares of IMC Common Stock to the Unitholders of record promptly following the Closing Date in payment of the Merger Consideration, if such Unitholders have surrendered their certificates or Depositary Receipts or cancelled their Book Entries representing PLP Units in accordance with the instructions and procedures set forth in the Letter of Transmittal delivered to the Unitholders following the Effective Time.

        (b)   After the Effective Time, there shall not be any further registration of transfers on the transfer books of PLP of the PLP Units that were issued and outstanding immediately before the Closing Date and were converted into the right to receive IMC Common Stock. If, after the Effective Time, certificates, Depositary Receipts or Book Entries representing PLP Units are presented, they shall be exchanged for the Merger Consideration as provided for in this Article. No dividends or other distributions with respect to IMC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered PLP Units with respect to the IMC Common Stock to be received in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.2(d), in each case until the surrender of such PLP Units. Subject to the effect of applicable laws, following surrender of any such PLP Units, there shall be paid to the holder of the whole shares of IMC Common Stock issued in respect thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of IMC Common Stock to which such holder may be entitled pursuant to Section 1.2(d) and the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of IMC Common Stock, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of IMC Common Stock.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

        Section 2.1    Representations and Warranties of PLP.    Except as may be disclosed in its reports filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), PLP hereby represents and warrants to IMC as follows:

        (a)   Formation; Qualification.    PLP is a limited partnership duly formed under DRULPA and is validly existing and in good standing under the laws of the State of Delaware. PLP has all requisite partnership power and authority to own, operate or lease its properties and to carry on its business as now being conducted. PLP is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where such failure to be so qualified and in good standing would, individually or in the aggregate, not reasonably be expected to have a material adverse effect on its current or future financial position or operations (a "Material Adverse Effect").

        (b)   Capitalization.    As of December 31, 2003, PLP had 50,080,645 PLP Units issued and outstanding. All of the outstanding PLP Units are free of all preemptive rights and are fully paid. There are no outstanding subscriptions, options or other arrangements or commitments obligating PLP to issue any additional partnership interests.

        (c)   No Conflicts.    Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Merger Agreement will not conflict with, result in a breach of, require notice under or constitute a default under (i) its certificate of limited partnership or partnership agreement, (ii) any material judgment, order, injunction, decree or ruling of any court or governmental authority or (iii) any material agreement, indenture or instrument to which PLP is a party or by which its assets are bound.

        (d)   Authority, Authorization and Enforceability.    PLP has all requisite partnership power and authority to enter into and perform the provisions of this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of PLP or PRP-GP as its general partner, other than any action required to obtain the Unit Majority approval. Subject to such Unit Majority approval, this Merger Agreement has been duly executed and delivered by PLP and constitutes a valid and binding obligation of PLP enforceable in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to PLP in connection with the transactions contemplated by this Merger Agreement, except for (i) the filing, waiting period and other applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of the Proxy Statement/Prospectus (as defined in Section 4.3) and any related documents that may be required by the SEC, (iii) the filing of the certificate of merger with the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as would not prevent or materially delay the ability of PLP to consummate the transactions contemplated by this Merger Agreement.

        (e)   SEC Reports; Financial Statements.

          (i)    PLP's (A) Annual Report on Form 10-K for the year ended December 31, 2002, (B) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and (C) all other reports or registration statements filed with the SEC since December 31, 2002 (collectively, "PLP's Reports") (1) were prepared in accordance with the applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act, and (2) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (ii)   Each of the financial statements of PLP for the year ended December 31, 2002 and for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 contained in PLP's SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the financial position of PLP as of the respective dates thereof and the results of operations and cash flows of PLP for the periods indicated, except that the unaudited interim financial statements may be subject to normal and recurring year-end adjustments that are not expected to be material in amount.

        (f)    No Material Adverse Change.    Since September 30, 2003, PLP has conducted its operations in the ordinary and usual course of business and has paid its obligations as they have become due; and the business and prospects of PLP have not undergone any material adverse change since such date.

        (g)   No Litigation.    Except as set forth on Schedule 2.1, no suit, action or proceeding shall have been filed or otherwise be pending against PLP or any officer, director or affiliate of PLP challenging the legality or any aspect of the Merger or the transactions related thereto.

        (h)   Accuracy of Information.    None of the information supplied or to be supplied by PLP for inclusion in the Proxy Statement/Prospectus, as amended or supplemented, will, at the time of the mailing of the Proxy Statement/Prospectus, the time of the special meeting of the partners of PLP (the "Special Meeting") or the Closing Date, be false or misleading with respect to any material fact, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        Section 2.2    Representations and Warranties of PRP-GP.    PRP-GP hereby represents and warrants to IMC as follows:

        (a)   Organization; Qualification.    PRP-GP is a limited liability company duly formed under the Delaware Limited Liability Company Act (the "LLC Act") and is validly existing and in good standing under the laws of the State of Delaware. PRP-GP has all requisite limited liability company power and authority to own, operate or lease its properties and to carry on its business as now being conducted. PRP-GP is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where such failure to be so qualified and in good standing would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

        (b)   No Conflicts.    Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Merger Agreement will not conflict with, result in a breach of, require notice under or constitute a default under (i) its certificate of formation or limited liability company agreement, (ii) any material judgment, order, injunction, decree or ruling of any court or governmental authority or (iii) any material agreement, indenture or instrument to which PRP-GP is a party or by which its assets are bound.

        (c)   Authority, Authorization and Enforceability.    PRP-GP has all requisite limited liability company power and authority to execute and deliver this Merger Agreement and to perform the provisions of this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of PRP-GP. This Merger Agreement has been duly executed and delivered by PRP-GP and constitutes a valid and binding obligation of PRP-GP enforceable in accordance with its terms.

        (d)   No Material Adverse Change.    Since September 30, 2003, PRP-GP has conducted its operations in the ordinary and usual course of business and has paid its obligations as they have become due; and the business and prospects of PRP-GP have not undergone any material adverse change since such date.

        (e)   No Litigation.    Except as set forth on Schedule 2.1, no suit, action or proceeding shall have been filed or otherwise be pending against PRP-GP or any officer, director or affiliate of PRP-GP challenging the legality or any aspect of the Merger or the transactions related thereto.

        (f)    Accuracy of Information.    None of the information supplied or to be supplied by PRP-GP for inclusion in the Proxy Statement/Prospectus, as amended or supplemented, will, at the time of the mailing of the Proxy Statement/Prospectus, the time of the Special Meeting or the Closing Date, be false or misleading with respect to any material fact, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (g)   Merger Sub has been newly formed solely in order to consummate the Merger, and at no time (i) has Merger Sub had any assets, other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by it following the Merger, or (ii) has or, prior to the Merger, will Merger Sub conduct any business activities or other operations of any kind other than the issuance of its interests to PRP-GP and FMRP.

        Section 2.3    Representations and Warranties of FMRP.    FMRP hereby represents and warrants to IMC as follows:

        (a)   Organization; Qualification.    FMRP is a corporation duly formed under the Delaware General Corporation Law ("DGCL") and is validly existing and in good standing under the laws of the State of Delaware. FMRP has all requisite corporate power and authority to own, operate or lease its properties and to carry on its business as now being conducted. FMRP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where such failure to be so qualified and in good standing would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

        (b)   No Conflicts.    Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Merger Agreement will not conflict with, result in a breach of, require notice under or constitute a default under (i) its certificate of incorporation or bylaws, (ii) any material judgment, order, injunction, decree or ruling of any court or governmental authority or (iii) any material agreement, indenture or instrument to which FMRP is a party or by which its assets are bound.

        (c)   Authority, Authorization and Enforceability.    FMRP has all requisite corporate power and authority to execute and deliver this Merger Agreement and to perform the provisions of this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FMRP. This Merger Agreement has been duly executed and delivered by FMRP and constitutes a valid and binding obligation of FMRP enforceable in accordance with its terms.

        (d)   No Material Adverse Change.    Since September 30, 2003, FMRP has conducted its operations in the ordinary and usual course of business and has paid its obligations as they have become due; and the business and prospects of FMRP have not undergone any material adverse change since such date.

        (e)   No Litigation.    Except as set forth on Schedule 2.1, no suit, action or proceeding shall have been filed or otherwise be pending against FMRP or any officer, director or affiliate of FMRP challenging the legality or any aspect of the Merger or the transactions related thereto.

        (f)    Accuracy of Information.    None of the information supplied or to be supplied by FMRP for inclusion in the Proxy Statement/Prospectus, as amended or supplemented, will, at the time of the mailing of the Proxy Statement/Prospectus, the time of the Special Meeting or the Closing Date, be false or misleading with respect to any material fact, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        Section 2.4    Representations and Warranties of IMC.    Except as may be disclosed in its reports filed with the SEC pursuant to the Exchange Act, IMC hereby represents and warrants to PLP, PRP-GP and FMRP as follows:

        (a)   Organization; Qualification.    IMC is a corporation duly formed under the DGCL and is validly existing and in good standing under the laws of the State of Delaware. IMC has all requisite corporate power and authority to own, operate or lease its properties and to carry on its business as now being conducted. IMC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where such failure to be so qualified and in good standing would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

        (b)   Capitalization.    As of December 31, 2003, (i) 115,102,626 shares of IMC Common Stock were issued and outstanding, (ii) 15,486,798 shares of IMC Common Stock were held by IMC in its treasury, (iii) 2,750,000 shares of IMC Preferred Stock were issued and outstanding, (iv) 17,400,000 shares of IMC Common Stock were reserved for issuance pursuant to IMC stock plans (of which 16,385,318 shares of IMC Common Stock were subject to outstanding options to purchase shares of IMC Common Stock granted under IMC stock plans), (v) approximately 21,619,400 shares of IMC Common Stock were reserved for issuance upon conversion of IMC Preferred Stock, (vi) 4,880,600 shares of IMC Common Stock were reserved for issuance as stock dividends that may be payable on IMC Preferred Stock, and (vii) 300,000 shares of Series D Junior Participating Preferred Stock, par value $1.00 per share, were reserved for issuance pursuant to the rights under a Rights Agreement, dated as of May 27, 1999, between IMC and First Chicago Trust Company of New York (or EquiServe, as successor thereto), as rights agent. Except for outstanding shares of IMC restricted stock which may not technically be fully paid to the extent full consideration therefore includes service up to the date of vesting, all of the outstanding shares of IMC Common Stock are free of all preemptive rights and are fully paid. There are no outstanding subscriptions, options or other arrangements or commitments obligating IMC to issue any additional IMC Common Stock, other than such as are described in this Section 2.4(b) or are described or contemplated by IMC's filings under the Exchange Act, including the exhibits thereto.

        (c)   No Conflicts.    Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Merger Agreement will not conflict with, result in a breach of, require notice under or constitute a default under (i) its certificate of incorporation or bylaws, (ii) any material judgment, order, injunction, decree or ruling of any court or governmental authority or (iii) any material agreement, indenture or instrument to which IMC is a party or by which its assets are bound.

        (d)   Authority, Authorization and Enforceability.    IMC has all requisite corporate power and authority to execute and deliver this Merger Agreement and to perform the provisions of this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IMC. This Merger Agreement has been duly executed and delivered by IMC and constitutes a valid and binding obligation of IMC enforceable in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to IMC in connection with the transactions contemplated by this Merger Agreement, except for (i) the filing, waiting period and other applicable requirements of the HSR Act, (ii) the filing with the SEC of the Proxy Statement/Prospectus and any related documents that may be required by the SEC, (iii) the filing of the certificate of merger with the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as would not prevent or materially delay the ability of IMC to consummate the transactions contemplated by this Merger Agreement.

        (e)   Issuance of IMC Common Stock.    When issued in accordance with this Merger Agreement, the shares of IMC Common Stock will have been duly authorized and will be validly issued, fully paid and nonassessable and not subject to any preemptive rights.

        (f)    SEC Reports; Financial Statements.

          (i)    IMC's (A) Annual Report on Form 10-K for the year ended December 31, 2002, (B) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and (C) all other reports or registration statements filed with the SEC since December 31, 2002 (collectively, "IMC's SEC Reports") (1) were prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, and (2) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (ii)   Each of the financial statements of IMC for the year ended December 31, 2002 and for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 contained in IMC's SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the financial position of IMC as of the respective dates thereof and the results of operations and cash flows of IMC for the periods indicated, except that the unaudited interim financial statements may be subject to normal and recurring year-end adjustments that are not expected to be material in amount.

        (g)   No Material Adverse Change.    Since September 30, 2003, IMC has conducted its operations in the ordinary and usual course of business and has paid all of its obligations as they have become due; and the business and prospects of IMC have not undergone any material adverse change since such date.

        (h)   No Litigation.    Except as set forth on Schedule 2.1 no suit, action or proceeding shall have been filed or otherwise be pending against IMC or any officer, director or affiliate of IMC challenging the legality or any aspect of the Merger or the transactions related thereto.

        (i)    Accuracy of Information.    None of the information supplied or to be supplied by IMC for inclusion in the Proxy Statement/Prospectus, as amended or supplemented, will, at the time of the mailing of the Proxy Statement/Prospectus, the time of the Special Meeting or the Closing Date, be false or misleading with respect to any material fact, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        Section 2.5    Representations and Warranties of Merger Sub.    Merger Sub hereby represents and warrants to IMC, PLP, PRP-GP and FMRP as follows:

        (a)   Organization; Qualification.    Merger Sub is a limited partnership duly formed under DRULPA and is validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite partnership power and authority to own, operate or lease its properties and to carry on its business as now being conducted. Merger Sub is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where such failure to be so qualified and in good standing would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

        (b)   No Conflicts.    Consummation of the transactions contemplated hereby and compliance with the terms and provisions of this Merger Agreement will not conflict with, result in a breach of, require notice under or constitute a default under (i) the Merger Sub Documents, (ii) any material judgment, order, injunction, decree or ruling of any court or governmental authority or (iii) any material agreement, indenture or instrument to which Merger Sub is a party.

        (c)   Authority, Authorization and Enforceability.    Merger Sub has all requisite partnership power and authority to execute and deliver this Merger Agreement and to perform the provisions of this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all partners of Merger Sub. This Merger Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding obligation of Merger Sub enforceable in accordance with its terms. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to Merger Sub in connection with the transactions contemplated by this Merger Agreement, except for (i) the filing, waiting period and other applicable requirements of the HSR Act, (ii) the filing with the SEC of the Proxy Statement/Prospectus and any related documents that may be required by the SEC, (iii) the filing of the certificate of merger with the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as would not prevent or materially delay the ability of Merger Sub to consummate the transactions contemplated by this Merger Agreement.

ARTICLE III
CONDITIONS PRECEDENT TO THE MERGER

        Section 3.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver in whole or in part by the intended beneficiary thereof in its sole discretion) at or prior to the Closing Date of the following conditions:

        (a)   This Merger Agreement shall have been approved by the Unit Majority voting in person or by proxy at the Special Meeting at which a quorum is present.

        (b)   No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger and the transactions related thereto.

        (c)   The shares of IMC Common Stock issuable upon the Merger pursuant to this Merger Agreement shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

        (d)   The parties to the Merger shall have made all filings and registrations with, and notifications to, all third parties, including, without limitation, lenders and all appropriate regulatory and governmental authorities, required for consummation of the transactions contemplated by this Merger Agreement (including (i) the filing under the HSR Act and (ii) the filing with the SEC of the Proxy Statement/Prospectus and any related documents), and all approvals and authorizations and consents of all third parties, including, without limitation, lenders and all regulatory and governmental authorities, required for consummation of the transactions contemplated by this Merger Agreement, shall have been received and shall be in full force and effect, except for such filings, registrations, notifications, approvals, authorizations and consents, the failure of which to make or obtain would not have a material adverse effect on the business or financial condition of PLP or IMC.

        (e)   Any waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under applicable antitrust or trade regulation laws and regulations, including, without limitation, under the HSR Act, shall have expired or been terminated.

        Section 3.2    Conditions to Obligations of IMC to Effect the Merger.    The obligations of IMC to effect the Merger shall be subject to the fulfillment (or waiver in whole or in part by the intended beneficiary thereof in its sole discretion), at or prior to the Closing Date, of the following additional conditions:

        (a)   PLP, PRP-GP, FMRP and Merger Sub shall have performed in all material respects their respective agreements contained in this Merger Agreement required to be performed at or prior to the Closing Date.

        (b)   The representations and warranties of PLP, PRP-GP, FMRP and Merger Sub contained in this Merger Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time unless they relate to another specified time.

        Section 3.3    Conditions to Obligations of PLP, PRP-GP, FMRP and Merger Sub to Effect the Merger.    The obligations of PLP, PRP-GP, FMRP and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver in whole or in part by the intended beneficiary thereof in its sole discretion) at or prior to the Closing Date of the following additional conditions:

        (a)   IMC shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed at or prior to the Closing Date.

        (b)   The representations and warranties of IMC contained in this Merger Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time unless they relate to another specified time.

ARTICLE IV
ADDITIONAL AGREEMENTS

        Section 4.1    Conduct of Business Pending the Merger.    Each of PLP, PRP-GP and FMRP covenants and agrees that, between the date of this Merger Agreement and the Closing Date, unless the other parties shall otherwise agree in writing or as otherwise contemplated in this Merger Agreement, it shall conduct its businesses only in the ordinary course of business and in a manner consistent with past practice, and it shall not take any action except for actions consistent with such practice. Each of PLP, PRP-GP and FMRP shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its present officers, employees and consultants, and to preserve its relationships with customers, suppliers and other persons with which it has significant business dealings. IMC covenants and agrees that, between the date of this Merger Agreement and the Closing Date, unless the other parties shall otherwise agree in writing or as otherwise contemplated in this Merger Agreement, it shall not take any action outside of the ordinary course of business which could reasonably be expected to imperil the consummation of the Merger and the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, IMC shall be permitted to take any action that is not prohibited by the Agreement and Plan of Merger and Contribution, dated as of January 26, 2004, by and among IMC, Global Nutrition Solution, Inc. GNS Acquisition Corp., Cargill, Incorporated and Cargill Fertilizer Inc., a copy of which is attached hereto as Exhibit B.

        Section 4.2    Special Meeting; Proxies.    As soon as reasonably practicable after the execution of this Merger Agreement, PRP-GP, as administrative managing general partner of PLP, will take all action necessary to duly call, give notice of, convene and hold the Special Meeting to consider and vote upon approval of this Merger Agreement and the transactions contemplated hereby. Unless the Special Committee determines in good faith that compliance by the PRP-GP board of directors with its fiduciary duties requires otherwise, PLP will use its reasonable best efforts to solicit from the limited partners proxies in favor of this Merger Agreement and the transactions contemplated hereby, and to take all other action necessary or advisable to secure any vote or consent of the limited partners of PLP required by the partnership agreement of PLP or this Merger Agreement or applicable law to effect the Merger. IMC covenants and agrees that it will direct its controlled affiliates owning any partnership interests in PLP to vote for the Merger.

        Section 4.3    Proxy Statement/Prospectus.    PLP and IMC shall file with the SEC under the Exchange Act a preliminary proxy statement/prospectus for the Special Meeting (the definitive form of such proxy statement/prospectus is referred to as the "Proxy Statement/Prospectus"). PLP and IMC shall use all reasonable commercial efforts to have the Proxy Statement/Prospectus cleared with the SEC as promptly as practicable. PLP and IMC shall cause the Proxy Statement/Prospectus to be mailed to the limited partners of PLP as soon as practicable in accordance with applicable federal and state law.

        Section 4.4    Authorization for Shares and Stock Exchange Listing.    Prior to the Effective Time, IMC and PLP shall have taken all action necessary to permit IMC to issue the number of shares of IMC Common Stock required to be issued pursuant to this Merger Agreement. IMC shall use its commercially reasonable efforts to cause the shares of IMC Common Stock to be issued pursuant to the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

        Section 4.5    Additional Agreements.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable commercial efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including taking all actions necessary to obtain the termination of any waiting period under, or any consent, waiver, approval or authorization relating to, the HSR Act, and to use all reasonable commercial efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Merger Agreement.

ARTICLE V
TERMINATION

        Section 5.1    Termination.    This Merger Agreement may be terminated and the Merger contemplated hereby may be abandoned, in whole or in part, at any time prior to the Effective Time, whether before or after approval of the Merger by the Unit Majority:

        (a)   By mutual written consent of all parties;

        (b)   By any party, if:

          (i)    there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any party from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; or

          (ii)   at the Special Meeting or at any adjournment or postponement thereof, if the approval of the Unit Majority referred to in Section 3.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote;

        (c)   By IMC, if any of PLP, PRP-GP or FMRP shall have failed to perform its agreements and covenants contained herein, which failure has a material adverse effect on either of PLP or PRP-GP, as the case may be, or materially and adversely affects the transactions contemplated by this Merger Agreement;

        (d)   By PLP, PRP-GP or FMRP, if IMC shall have failed to perform its agreements and covenants contained herein, which failure has a material adverse effect on IMC, or materially and adversely affects the transactions contemplated by this Merger Agreement;

        (e)   By PRP-GP if the Special Committee, after consultation with outside legal counsel, determines in good faith that termination of this Merger Agreement is required for PRP-GP's board of directors to comply with its fiduciary duties to PLP or its limited partners imposed by applicable law; or

        (f)    By IMC, if there shall have occurred any event, circumstance, condition, development or occurrence causing, resulting in or having, or reasonably expected to cause, result in or have, a material adverse effect on PLP's business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), liabilities, cash flows or prospects.

        Section 5.2    Effect of Termination.    In the event of termination of this Merger Agreement by a party as provided in Section 5.1, written notice thereof shall promptly be given to the other parties and this Merger Agreement shall forthwith terminate without further action by any of the parties hereto. If this Merger Agreement is terminated as so provided, there shall be no liabilities or obligations hereunder on the part of any party hereto except as provided in Section 6.13 and except that nothing herein shall relieve any party hereto from liability for any breach of this Merger Agreement.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    Headings.    The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

        Section 6.2    Amendment.    This Merger Agreement may be supplemented, amended or modified by an instrument in writing signed by IMC, FMRP, PRP-GP (on behalf of itself and as the administrative managing general partner of PLP) and Merger Sub at any time prior to the Closing Date; provided, however, that after obtaining the Unit Majority approval, no amendment may be made which would adversely change the type or amount of, or the method for determining, the Merger Consideration to be received upon consummation of the Merger or which would in any other way materially and adversely affect the rights of the Unitholders (other than a termination of this Merger Agreement or abandonment of the Merger).

        Section 6.3    Waiver.    At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall not operate as an extension or waiver of, or estoppel with respect to, any subsequent failure of compliance or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid against such party if set forth in an instrument in writing signed by such party.

        Section 6.4    Expiration of Representations and Warranties.    All representations and warranties made pursuant to this Merger Agreement shall expire with, and be terminated and extinguished by, the Merger on the Closing Date.

        Section 6.5    Notices.    All notices and other communications to be given or made hereunder by any party shall be delivered by first class mail, or by personal delivery, postage or fees prepaid, (a) to PLP or PRP-GP c/o PLP at 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045, Attn.: Robert Pence, Corporate Secretary, with a copy to McGuire Woods LLP, 150 North Michigan Avenue, Suite 2500, Chicago, Illinois 60601, Attn: Larry Samuels, and (b) to IMC or FMRP c/o IMC at 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045, Attn.: Mary Ann Hynes, with a copy to Vinson & Elkins L.L.P., 666 Fifth Avenue, New York, New York 10103, Attn: Michael Swidler.

        Section 6.6    Counterparts.    This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        Section 6.7    Severability.    If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

        Section 6.8    Entire Agreement.    This Merger Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

        Section 6.9    Remedies.    Except as otherwise expressly provided herein, this Merger Agreement is not intended to confer upon any other person any rights or remedies hereunder.

        Section 6.10    Assignment.    This Merger Agreement shall not be assigned by operation of law or otherwise without the consent of all parties hereto.

        Section 6.11    No Implied Waiver.    Except as expressly provided in this Merger Agreement, no course of dealing among the parties hereto and no delay by any of them in exercising any right, power or remedy conferred herein or now or hereafter existing at law or in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

        Section 6.12    Governing Law.    This Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters.

        Section 6.13    Expenses.    Except as otherwise provided herein, IMC shall pay all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby, whether or not the Merger is completed.

        Section 6.14    Tax Treatment.    Each of PLP, PRP-GP, FMRP, Merger Sub and IMC intend and agree that, for federal income tax and all other tax purposes, (i) following the Merger, Merger Sub shall be treated as a continuation of PLP and (ii) the transactions contemplated by this Merger Agreement shall be treated as an acquisition of PLP Units by PRP-GP and FMRP. None of PLP, PRP-GP, FMRP, Merger Sub or IMC will take any position on any federal income tax or other tax return, or take any other tax reporting position, that is inconsistent with the tax treatment described in this Section 6.14.

        [Signature pages follow.]

        IN WITNESS WHEREOF, each of the parties hereto has executed this Merger Agreement as of the date first written above.

IMC GLOBAL INC.
By:	/s/ J. REID PORTER
	Name:	J. Reid Porter
	Title:	Executive Vice President and CFO
PRP-GP LLC
By:	/s/ J. REID PORTER
	Name:	J. Reid Porter
	Title:	Chairman, President and CEO
FMRP INC.
By:	/s/ J. REID PORTER
	Name:	J. Reid Porter
	Title:	Vice President
PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP
By:	PRP-GP LLC, as administrative managing general partner
By:	/s/ J. REID PORTER
	Name:	J. Reid Porter
	Title:	Chairman, President and CEO
PHOSPHATE ACQUISITION PARTNERS L.P.
By:	PRP-GP LLC, as administrative managing general partner
By:	/s/ J. REID PORTER
	Name:	J. Reid Porter
	Title:	Chairman, President and CEO

APPENDIX C

TO

PROXY STATEMENT/PROSPECTUS

        [Upon completion of the proxy statement/prospectus relating to the Cargill combination, we will attach such proxy statement/prospectus in its entirety as Appendix C to this proxy statement/prospectus. The registration statement on Form S-4 of which the Cargill proxy statement/prospectus is a part was filed with the SEC on April 8, 2004 by Global Nutrition Solutions, Inc., as registrant, and was assigned Registration No. 333-114300.]

C-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors.

Registrants Incorporated Under Delaware Law

        IMC is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation with respect to indemnification for expenses, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the General Corporation Law of the State of Delaware further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under Delaware law and all of IMC's directors and officers are covered by insurance policies maintained and held in effect by IMC against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933. The certificate of incorporation and by-laws of IMC provide that IMC shall indemnify and hold harmless, to the fullest extent permitted by law, each person who is or was made a party, threatened to be made a party, or otherwise involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of IMC, or is or was serving at the request of the corporation as a director, officer, employee, partner, or agent of another corporation, partnership, joint venture, or other enterprise, against expenses, liabilities, and losses suffered or incurred and expenses reasonably incurred by such person in connection therewith. Furthermore, as authorized by the General Corporation Law of the State of Delaware, the IMC certificate of incorporation provides that the directors of IMC shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Reference is made to the attached Index to Exhibits.

  (b)
  No financial schedules are required to be filed herewith pursuant to this item.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

        (2)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

        (3)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (4)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

        (5)   That every prospectus: (a) that is filed pursuant to paragraph (4) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Exchange Act of 1934 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (6)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

        (7)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, IMC Global Inc. has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois.

IMC GLOBAL INC.
	By:	/s/ DOUGLAS A. PERTZ
Douglas A. Pertz Chairman and Chief Executive Officer
Dated: June 17, 2004

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 17th day of June, 2004.

Signature	Title

/s/ DOUGLAS A. PERTZ Douglas A. Pertz	Director, Chairman and Chief Executive Officer (principal executive officer)
/s/ J. REID PORTER J. Reid Porter	Executive Vice President and Chief Financial Officer (principal financial officer)
/s/ ROBERT M. QUALLS Robert M. Qualls	Vice President and Controller (principal accounting officer)
* Raymond F. Bentele	Director
* James M. Davidson	Director
* Harold H. MacKay	Director
* David B. Mathis	Director
* Donald F. Mazankowski	Director
* Bernard M. Michel	Director
* Pamela B. Strobel	Director
* Richard L. Thomas	Director
*By:	/s/ J. REID PORTER Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description	Incorporated Herein by Reference to	Filed Herewith
2.1	Agreement and Plan of Merger dated as of March 17, 2004, among IMC Global Inc., PRP-GP LLC, Phosphate Resource Partners Limited Partnership, FMRP Inc. and Phosphate Acquisition Partners L.P.	Appendix B to the proxy statement/ prospectus forming part of this Registration Statement	*
2.2
	Agreement and Plan of Merger and Contribution, dated as of January 26, 2004, among IMC Global Inc., Global Nutrition Solutions, Inc., GNS Acquisition Corp., Cargill, Incorporated and Cargill Fertilizer, Inc.	Exhibit 2.1 to the Company's Current Report on Form 8-K dated January 26, 2004
4.ii.(a)
	Indenture, dated as of July 17, 1997, between IMC Global Inc. and The Bank of New York, relating to the issuance of 6.875% Senior Debentures due July 15, 2007; 7.30% Senior Debentures due January 15, 2028; and 6.55% Senior Notes due January 15, 2005	Exhibit 4.1 to IMC Global Inc.'s Current Report on Form 8-K dated July 23, 1997
4.ii.(b)	Indenture, dated as of August 1, 1999, between IMC Global Inc. and The Bank of New York, relating to the issuance of 7.625% Notes due 2005 and 7.375% Debentures due 2018	Exhibit 4.10 to the Registration Statement No. 333-63503
4.ii.(c)	Indenture dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008	Exhibit 4.ii.(b) to IMC Global Inc.'s Current Report on Form 8-K for May 17, 2001
4.ii.(d)	Indenture dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 11.250% Senior Notes due 2011	Exhibit 4.ii.(c) to IMC Global Inc.'s Current Report on Form 8-K for May 17, 2001
4.ii.(e)
	Supplemental Indenture dated as of May 31, 2001 among FMRP Inc., IMC Global Inc. and The Bank of New York to the Indentures dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011	Exhibit 4.ii.(a) to Amendment No. 1 to Registration Statement No. 333-71510
4.ii.(f)
	Supplemental Indenture dated as of August 2, 2001 between IMC Global Netherlands B.V., IMC Global Inc. and The Bank of New York to the Indentures dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011	Exhibit 4.ii.(b) to Amendment No. 1 to Registration Statement No. 333-71510

4.ii.(g)
	Supplemental Indenture dated as of November 6, 2001 between IMC Phosphates MP Inc., IMC Global Inc. and The Bank of New York to the Indentures dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011	Exhibit 4.ii.(c) to Amendment No. 1 to Registration Statement No. 333-71510
4.ii.(h)
	Supplemental Indenture dated as of January 1, 2002 between IMC Potash Colonsay ULC, IMC Global Inc. and The Bank of New York to the Indentures dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011	Exhibit 4.ii.(h) to IMC Global Inc.'s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2001
4.ii.(i)
	Supplemental Indenture dated as of November 26, 2001 between IMC USA Inc. LLC, IMC Global Inc. and The Bank of New York to the Indentures dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011	Exhibit 4.ii.(a) to Amendment No. 1 to Registration Statement No. 333-103362
4.ii.(j)
	Supplemental Indenture dated as of November 26, 2001 between Carey Salt Company, GSL Corporation, IMC Inorganic Chemicals Inc., IMC Kalium Ogden Corp., IMC Salt Inc. and NAMSCO Inc., IMC Global Inc. and The Bank of New York to the Indentures dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011	Exhibit 4.ii.(b) to Amendment No. 1 to Registration Statement No. 333-103362
4.ii.(k)
	Supplemental Indenture dated as of July 1, 2002 between IMC Sulphur Holdings LLC, IMC Global Inc. and The Bank of New York to the Indentures dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011	Exhibit 4.ii.(c) to Amendment No. 1 to Registration Statement No. 333-103362

4.ii.(l)
	Supplemental Indenture dated as of July 1, 2002 between IMC Global Dutch Holdings B.V.,, IMC Global Inc. and The Bank of New York to the Indentures dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011	Exhibit 4.ii.(d) to Amendment No. 1 to Registration Statement No. 333-103362
4.ii.(m)
	Amended and Restated Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003, by and among IMC Global Inc., Phosphate Resource Partners Limited Partnership, IMC Phosphates, JP Morgan Chase Bank, as administrative agent, and the lenders party thereto	Exhibit 4.2 to IMC Global Inc.'s Current Report on Form 8-K for February 25, 2003
4.ii.(n)
	Supplemental Indenture dated as of July 3, 2003 between IMC Global Inc. and The Bank of New York to the Indentures dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011	Exhibit 4.ii.(a) to IMC Global Inc.'s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003
4.ii.(o)
	Amendment No. 1 dated as of June 4, 2003 to the Amended and Restated Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003 by and among IMC Global Inc., Phosphate Resource Partners Limited Partnership, IMC Phosphates Company, JP Morgan Chase Bank, as administrative agent, and the lenders party thereto	Exhibit 4.ii.(b) to IMC Global Inc.'s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003
4.ii.(p)
	Amendment No. 2 dated as of June 20, 2003 to the Amended and Restated Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003 by and among IMC Global Inc., Phosphate Resource Partners Limited Partnership, IMC Phosphates Company, JP Morgan Chase Bank, as administrative agent, and the lenders party thereto	Exhibit 4.ii.(c) to IMC Global Inc.'s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003

4.ii.(q)	Indenture dated as of August 1, 2003 between IMC Global Inc., the Guarantors named therein and BNY Midwest Trust Company relating to the issuance of 10.875 percent Senior Notes due 2013	Exhibit 4.ii.(a) to IMC Global Inc.'s Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2003
4.ii.(r)
	Supplemental Indenture dated as of October 21, 2003 between PRP-GP LLC and The Bank of New York to the Indentures dated as of May 17, 2001 between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875 percent Senior Notes due 2008 and 11.250 percent Senior Notes due 2011	Exhibit 4.ii.(b) to IMC Global Inc.'s Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2003
4.ii.(s)
	Supplemental Indenture dated as of October 21, 2003 between PRP-GP LLC and BNY Midwest Trust Company to the Indenture dated as of August 1, 2003 between IMC Global Inc., the Guarantors named therein and BNY Midwest Trust Company relating to the issuance of 10.875 percent Senior Notes due 2013	Exhibit 4.ii.(c) to IMC Global Inc.'s Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2003
4.ii.(t)
	Amendment No. 3 dated as of March 26, 2004 to the Amended and Restated Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003 by and among IMC Global Inc., Phosphate Resource Partners Limited Partnership, IMC Phosphates Company, JP Morgan Chase Bank, as administrative agent, and the lenders party thereto	Exhibit 4.ii.(a) to the Current Report on Form 8-K of IMC Global Inc. for March 17, 2004 (SEC File No. 1-9759)
4.ii.(u)
	Amendment No. 4 dated as of March 26, 2004 to the Amended and Restated Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003 by and among IMC Global Inc., Phosphate Resource Partners Limited Partnership, IMC Phosphates Company, JP Morgan Chase Bank, as administrative agent, and the lenders party thereto	Exhibit 4.ii.(b) to the Current Report on Form 8-K of IMC Global Inc. for March 17, 2004 (SEC File No. 1-9759)
4.iii.
Registrant hereby agrees to furnish to the Commission, upon request, with all other instruments defining the rights of holders of each issue of long-term debt of the Registrant and its consolidated subsidiaries
5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities to be registered		*

23.1	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to the Registration Statement)	*
23.2	Consent of Ernst & Young LLP, Independent Auditors	#
24.1	Power of Attorney	*
99.1	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.	#
99.2	Form of proxy card of Phosphate Resource Partners Limited Partnership.	!

!
Included in this filing.

#
Previously filed, but amended or updated version filed herewith.

*
Previously filed.

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REFERENCES TO ADDITIONAL INFORMATION
NOTICE OF SPECIAL MEETING OF PARTNERS TO BE HELD ON , 2004
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE CARGILL COMBINATION
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IMC
SELECTED HISTORICAL FINANCIAL DATA OF THE PARTNERSHIP
SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF IMC
COMPARATIVE PER SHARE AND PER UNIT DATA
RISK FACTORS
SPECIAL FACTORS
FORWARD-LOOKING STATEMENTS
THE MERGER
THE MERGER AGREEMENT
THE CARGILL COMBINATION
THE SPECIAL MEETING
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
INTERESTS OF IMC, THE PARTNERSHIP, THE GENERAL PARTNER AND THEIR DIRECTORS AND OFFICERS
TRANSACTIONS AND AGREEMENTS AMONG IMC, THE PARTNERSHIP, THE GENERAL PARTNER AND THEIR DIRECTORS AND OFFICERS
IMC
NEWCO
THE PARTNERSHIP
INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
APPENDIX A to PROXY STATEMENT/PROSPECTUS
APPENDIX B
APPENDIX C TO PROXY STATEMENT/PROSPECTUS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS